AGREEMENT
EXECUTION VERSION
entered into between
ANGLOGOLD ASHANTI LIMITED
(Registration No. 1944/017354/06)
and
HARMONY GOLD MINING COMPANY LIMITED
(Registration No. 1950/038232/06)
and
CORELAND PROPERTY INVESTMENT COMPANY PROPRIETARY LIMITED
(Registration No. 2006/039120/07)

TABLE OF CONTENTS

Clause number and description     Page

Part A.    PREAMBLE AND INTERPRETATION    5
PREAMBLE    5
1.    INTERPRETATION    5
Part B.    CONDITIONS PRECEDENT    33
2.    CONDITIONS PRECEDENT    33
3.    MERGER NOTIFICATION TO COMPETITION AUTHORITIES    36
4.    BREAK FEE    38
5.    SECTION 11 AND SECTION 102 APPLICATION    40
6.    KOSH WATER DIRECTIVE    42
7.    MATERIAL ADVERSE CHANGE    44
Part C.    SALE AND PURCHASE OF THE SALE EQUITY    45
8.    SALE AND PURCHASE OF THE NUFCOR SALE EQUITY AND MWC MEMBERS INTEREST    45
9.    DELIVERY AND CLOSING    46
Part D.    SALE AND PURCHASE OF THE VR MINING BUSINESS    49
10.    SALE AND PURCHASE OF THE VR MINING BUSINESS    49
11.    DELIVERY AND IMPLEMENTATION    50
12.    GOVERNMENTAL PERMITS    88
13.    ELECTRICITY SUPPLY    94
14.    WATER SUPPLY    96
15.    VALUE ADDED TAX    97
16.    MINERAL ROYALTY    97
17.    SECTION 34 NOTICE    98
Part E.    INDIVISIBILITY, PURCHASE CONSIDERATION AND PAYMENT    99
18.    INDIVISIBILITY    99
19.    CONSIDERATION AND PAYMENT    99
20.    PAYMENTS AND INTEREST    101
21.    EMPLOYEES    102
Part F.    WARRANTIES, UNDERTAKINGS, INDEMNITIES AND LIMITATION OF LIABILITY    105

22.    INTERIM PERIOD    105
23.    PURCHASER WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS    114
24.    RELEASE FROM GUARANTEES, SURETYSHIPS AND INDEMNITIES    115
25.    GENERAL WARRANTIES    115
26.    WARRANTIES AND UNDERTAKINGS    116
27.    LIMITATION OF LIABILITY    118
28.    INDEMNITIES    120
Part G.    GENERAL PROVISIONS    124
29.    EXPERT DETERMINATION    124
30.    TERMINATION    125
31.    ARBITRATION    127
32.    CONFIDENTIALITY    128
33.    DOMICILIA CITANDI ET EXECUTANDI    130
34.    GOVERNING LAW    131
35.    COSTS    131
36.    SEVERABILITY    131
37.    WHOLE AGREEMENT, NO AMENDMENT    131
38.    NO CESSION OR ASSIGNMENT    132
39.    STIPULATIO ALTERI    132
40.    FURTHER ASSURANCES    133
41.    REMEDIES    133
42.    COUNTERPARTS    133
Annexure A    Nufcor Warranties
Annexure B    – MWC Warranties
Annexure C    – VR Mining Business Warranties
Annexure D    – Limitations of Liability
Annexure E    – Data Room Index
Annexure F    – Disclosure Schedule
Annexure G    – Mining Sale Assets
Annexure H    SLA's
Annexure I    – VR Mining Properties
(A)    FREEHOLD RESIDENTIAL PROPERTIES
(B)    MINE AREA PROPERTIES
Annexure J    Village Property

Annexure K    – Nufcor Property
Annexure L    – Vaal River Region Plan
Annexure M    Village Property Diagram
Anneure N     VR Mining Surface Right Permits
Annexure O    – Village Surface Right Permits
Annexure P    – Sale Liabilities
Annexure Q    Vaal River Relevant Portion
Annexure R    – Template share transfer form
Annexure S    – Template Director Resignation Letter
Annexure T    Template Nominated Member Resignation Letter
Annexure U    – Template Trustee Resignation Letter
Annexure V    – Template Nufcor board resolution
Annexure W    – Template Nufcor shareholder resolution
Annexure X    – Template MWC board resolution
Annexure Y    – Template trustees resolutions
Annexure Z    – Purchase Price Allocation

Part A.	PREAMBLE AND INTERPRETATION
PREAMBLE
WHEREAS:

a.	All capitalised terms in this preamble shall have the meaning attributed thereto in clause 1 of this Agreement.

b.	As at the Signature Date, AngloGold holds the Nufcor Sale Shares and the Nufcor Sale Claims.

c.	AngloGold wishes to sell to the Purchaser, and the Purchaser wishes to purchase from AngloGold, the Nufcor Sale Shares, on the terms and conditions of this Agreement.

d.	AngloGold wishes to cede and make over to the Purchaser, and the Purchaser wishes to accept such cession and making over of, the Nufcor Sale Claims, on the terms and conditions of this Agreement.

e.	As at the Signature Date, AngloGold holds the MWC Members Interest.

f.
AngloGold wishes to sell and cede to the Purchaser, and the Purchaser wishes to purchase and accept such cession from AngloGold of the MWC Members Interest on the terms and conditions of this Agreement.

g.	As at the Signature Date, AngloGold carries on the VR Mining Business as a going concern.

h.	AngloGold wishes to sell to the Purchaser, and the Purchaser wishes to purchase from AngloGold, the VR Mining Business on the terms and conditions of this Agreement.

i.
The VR Mining Business comprises of the Sale Assets, Sale Liabilities and Environmental Obligations. In relation to the Environmental Obligations, the Parties record and agree that the Environmental Obligations is not a separate and distinct existing liability, but a future cost associated with ownership of the Sale Assets and Sale Equity and therefore it would not be included in the Sale Liabilities. The Parties further record and agree that, by virtue of the fact that the Purchaser is acquiring the Sale Assets and Sale Equity, the Purchaser will become liable for the embedded Environmental Obligations in relation thereto in accordance with Environmental Law.

1.	INTERPRETATION
In this Agreement, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention -

1.1.	an expression which denotes -

1.1.1.	any gender includes the other genders;

1.1.2.	a natural person includes an artificial or juristic person and vice versa; and

1.1.3.	the singular includes the plural and vice versa;

1.2.	the following expressions shall bear the meanings assigned to them below and cognate expressions bear corresponding meanings -

1.2.1.
"Affiliate" means, in relation to any Party, any person Controlled by that Party, or which Controls that Party, or which is Controlled by a person which also Controls that Party, in each case, directly or indirectly and from time to time;

1.2.2.
"AGA Accounts" means the consolidated financial statements of AngloGold in respect of the VR Mining Business as at and in respect of: (i) the 3 year period ended 31 December 2016 (audited for the year ended 31 December 2016 and reviewed for the two years ended 31 December 2015); and (ii) the 6 month period ended 30 June 2017 (reviewed for the 6 months ended 30 June 2017), unaudited and advanced copies of which will be provided to the Purchaser by no later than the Signature Date and audited and reviewed copies (where relevant) will be provided by 30 November 2017;

1.2.3.	"Agreement" means this agreement and includes its annexures, as amended from time to time;

1.2.4.	"All or a Greater Part of the Assets or Undertakings" shall bear the meaning ascribed thereto in the Companies Act;

1.2.5.	"Amended Vaal River Mining Right" means the Vaal River Mining Right as amended by a notarial deed of amendment to be executed pursuant to the Section 102 Ministerial Consent;

1.2.6.	"AngloGold" means AngloGold Ashanti Limited, (Registration No. 1944/017354/06), a limited liability public company incorporated under the laws of South Africa;

1.2.7.	"AngloGold Rehab Trust" means the AngloGold Environmental Rehabilitation Trust registered at the Master’s Office with IT number 2191/91;

1.2.8.	"AngloGold Right of Way Servitude" shall bear the meaning ascribed thereto in clause 11.6.6;

1.2.9.	"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

1.2.10.	"Authorised Employees" shall bear the meaning ascribed thereto in clause 5.6;

1.2.11.	"Authorised Representatives" shall bear the meaning ascribed thereto in clause 11.5.4.2;

1.2.12.	"BEE Agreements" shall bear the meaning ascribed thereto in clause 2.1.2;

1.2.13.	"BEE Plan" shall bear the meaning ascribed thereto in clause 4.1;

1.2.14.	"BEE Transaction" means the transactions contemplated in the BEE Agreements;

1.2.15.	"Bowmans" means Bowman Gilfillan Inc. (Registration No. 1998/021409/21), a law firm conducting business as such in South Africa;

1.2.16.	"Break Fee" shall bear the meaning ascribed thereto in clause 4.3;

1.2.17.
"Bridge Facility Agreement" means the the acquisition bridge facility for USD200,000,000 (two hundred million Dollars) entered into on or about the Signature Date between Harmony; the Purchaser; UBS Limited; UBS AG, London Branch; Nedbank Limited; J.P. Morgan Securities plc; JPMorgan Chase Bank N.A., London Branch and Absa Bank Limited to fund USD200,000,000 (two hundred million Dollars) of the Purchase Price;

1.2.18.	"Business Day" means any day other than a Saturday, Sunday or official public holiday in South Africa;

1.2.19.	"CAWMS" means continuation and widow members;

1.2.20.
"CAWMS Liability" means amounts owed by AngloGold required to fund membership contributions and other liabilities in respect of CAWMS in the relevant healthcare schemes in relation to employees of the VR Mining Business that have not retired on or before the Closing Date;

1.2.21.	"Chemwes" shall bear the meaning ascribed thereto in clause 8.3;

1.2.22.
"Claim" means any claims, actions, demands, proceedings, litigation, audit, citation, summons, subpoena or investigations of any nature (whether civil, criminal, administrative, regulatory or otherwise) which may be instituted, made, threatened, established or alleged against or otherwise involving a Party;

1.2.23.	"Claimant" shall bear the meaning ascribed thereto in clause 17.3.1;

1.2.24.	"Closing" means, collectively:

1.2.24.1.	the payment of the Nufcor Purchase Price and the MWC Purchase Price in terms of clause 19 and the delivery of the documents referred to in clauses 9.1.1 to 9.1.13 (both inclusive); and

1.2.24.2.	the payment of the VR Mining Purchase Price in terms of clause 19 and the completion of all of the matters contemplated in clause 11 to occur on the Closing Date, in each case, on the Closing Date;

1.2.25.	"Closing Date" means:

1.2.25.1.	if the CP Fulfilment Date is on or before the 20th (twentieth) calendar day in any calendar month, the last Business Day of such month; or

1.2.25.2.	if the CP Fulfilment Date is after the 20th (twentieth) calendar day in any calendar month, the last Business Day of the month immediately following the month in which the CP Fulfilment Date occurs, or such other date as may be agreed in writing between the Parties;

1.2.26.	"Compliance Certificate" shall bear the meaning ascribed thereto in clause 11.5.8;

1.2.27.
"Common Use Permits" means VR Mining Permits, other than Non-Transferable Permits and Sole Use Permits, as identified as such in clause 12.1, which shall include the water use licence no. 01/C24J/BFJ/2000 issued in terms of the NWA and the atmospheric emissions license reference FDDM-MQQ-2013-16 dated July 2014 issued in terms of the NEMAQA;

1.2.28.	"Companies Act" means the Companies Act No. 71 of 2008, as amended, and any regulations or rules promulgated thereunder;

1.2.29.	"Competition Act" means the Competition Act, 1998, as amended, and any regulations or rules promulgated thereunder;

1.2.30.
"Competition Authorities" means the Competition Commission established pursuant to Chapter 4, Part A of the Competition Act, the Competition Tribunal established pursuant to Chapter 4, Part B of the Competition Act or the Competition Appeal Court established pursuant to Chapter 4, Part C of the Competition Act, as the case may be;

1.2.31.	"Conditions Precedent" means the conditions precedent set out in clause 2.1;

1.2.32.
"Contracts" means the contracts (and any rights and obligations contained therein) determined in accordance with clause 22.5 to be ceded, assigned, delegated or otherwise transferred to the Purchaser (in whole or in part);

1.2.33.	"Control" has the meaning given to it in section 2(2) of the Companies Act and "Controlling" and "Controlled" shall be construed accordingly;

1.2.34.	"Conveyancer" means Norton Rose Fulbright South Africa Inc.;

1.2.35.	"Core" means all geological core, as at the Closing Date, related to the Moab Khotsong Mine and the Great Noligwa Mine stored at the Core Yard;

1.2.36.
"Core Yard" means the core yard located on a portion of the Core Yard Property as depicted as such in Annexure L, and in respect of which the surface right permit referred to in paragraph 15 of Annexure N is registered;

1.2.37.	"Core Yard Servitude" has the meaning set out in clause 11.11.3;

1.2.38.	"Core Yard Servitude Area" has the meaning set out in clause 11.11.2;

1.2.39.	"Core Yard Property" means Portion 200 of the farm Nooitgedacht No. 434, Registration Division IP, North-West Province, held by Deed of Transfer T75834/2013;

1.2.40.	"CP Fulfilment Date" means the date on which the last Condition Precedent is fulfilled, or waived, as the case may be;

1.2.41.
"Data Room" means the electronic data room compiled by AngloGold and hosted by CapLinked Inc. via their website address https://secure.caplinked.com/workspaces//aurum-2, for the purposes of the Due Diligence Investigation, containing the Data Room Documents;

1.2.42.	"Data Room Documents" means the documents in the Data Room as at 14h00 (South African time) on 17 October 2017, an index of which is set out in Annexure E;

1.2.43.	"Deeds Registry" means the public office responsible for the registration, management and maintenance of the property registry of South Africa;

1.2.44.
"Designated Party" means: any person or organization (i) whose name is specified in, or a list issued pursuant to, any resolution or legislation of the United Nations, South Africa, United Kingdom or United States relating to the designation of a person as a terrorist or terrorist organisation or blocking any assets of such person; (ii) in respect of whom a party to this Agreement has received notice that all financial transactions involving the assets of such person have been, or are to be, blocked under legal authority; or (iii) who is or was convicted, found guilty or against whom a judgment or order was entered in a court of competent jurisdiction in any proceedings for violating bribery, money laundering or terrorist financing laws;

1.2.45.	"DG Valuation" has the meaning set out in clause 19.3.1;

1.2.46.	"Director General" has the meaning set out in clause 19.3.1;

1.2.47.	"Disclosure Schedule" means the disclosure schedule set out in Annexure F hereto;

1.2.48.
"Dispose" means sell, transfer, assign, cede, make over, give, donate, exchange, dispose of, unbundle, distribute or otherwise alienate or agree to do an of the aforegoing, and "Disposal" shall be construed accordingly;

1.2.49.	"Disposal Transaction" shall bear the meaning ascribed thereto in clause 6.7 below;

1.2.50.	"Dispute Notice" shall bear the meaning ascribed thereto in clause 31.1;

1.2.51.	"DMR" means the South African Department of Mineral Resources;

1.2.52.	"Dollars" or "USD" means Dollars of the United States of America;

1.2.53.	"Due Diligence Investigation" means the due diligence investigation conducted in respect of the Sale Equity and the VR Mining Business by the Purchaser and/or the Purchaser's Representative;

1.2.54.
"Encumbrance" means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, suretyship, cession in security, assignment, notarial bond, encumbrance, pledge, right of first refusal or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

1.2.55.	"ENS" means Edward Nathan Sonnenbergs Inc. (Registration No. 2006/018200/21), a law firm conducting business as such in South Africa;

1.2.56.	"Environment" means the environment as defined in section 1 of NEMA and the term "Environmental" and other cognate terms shall be construed accordingly;

1.2.57.
"Environmental Approvals" means registrations, licences, permits, authorisations, exemptions, permissions, directives, entitlements, consents, waivers and approvals issued by any Environmental Authority pursuant to any Environmental Laws (including environmental authorisations and environmental management programmes) with respect to the VR Mining Business and Nufcor Business, including all amendments, variations, modifications or transfers from time to time;

1.2.58.
"Environmental Authority" means any legal person or body of persons (including any Governmental Entity or court or tribunal) having jurisdiction to determine any matter arising under Environmental Laws and/or relating to the Environment;

1.2.59.	"Environmental Indemnified Liability Loss" shall bear the meaning ascribed thereto in clause 28.1.3;

1.2.60.
"Environmental Laws" means all applicable Laws (including general remedies under the common law or civil code), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of South Africa whose purpose is:

1.2.60.1.	to protect, or prevent pollution of, or to remedy damage to, the Environment;

1.2.60.2.	to protect or prevent or compensate harm to human health and safety;

1.2.60.3.	to regulate emissions, discharges or releases of Hazardous Substances into the Environment; or

1.2.60.4.	to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder for such purposes to the extent that the same have force of law;

1.2.61.
"Environmental Obligations" means all past, present and future embedded Environmental obligations and liabilities of AngloGold under Environmental Law which are in relation to: (i) the Mining Rights; (ii) the Mining Areas; (iii) Mispah Tailings Storage Facility; (iv) any area over which the VR Mining Business, the Nufcor Business or the MWC Business (as the case may be) are conducted; (v) any area covered by the Surface Right Permits; and/or (vi) the Village Property, whether caused by AngloGold or not and whether known or unknown, including (without limitation) any such obligations and liabilities of AngloGold relating to such rights, areas and properties:

1.2.61.1.
under, in relation to or arising as a consequence of negligence or breach of or liability under Environmental Law, including without limitation all such obligations and liabilities in respect of the rehabilitation of: (i) the Mining Areas; (ii) any other areas over which the VR Mining Business, Nufcor Business or MWC Business are conducted; (iii) any area covered by the Surface Right Permits; and/or (iv) the Village Property (notwithstanding: (i) whether or not the Village Property transfers to the Purchaser in terms of clause 11.6.12; and (ii) the transfer, cession or delegation from AngloGold to, or appropriation by, the Purchaser of any prescribed financial provision made for the rehabilitation and remediation of any Environmental impacts), including without limitation any and all claims against AngloGold in respect of non-point sources of significant contamination as a result of transboundary migration of significant contamination from the Mining Areas, any other areas over which the VR Mining Business, Nufcor Business of MWC Business are conducted, any area covered by the Surface Right Permits and/or the Village Property;

1.2.61.2.
involving any Hazardous Substance, damage or harm to the Environment (irrespective of whether it is actual, latent or residual or whether it arises or is likely to arise at a different time from the actual activity that causes the contamination or whether it arises through an act or activity of any person that results in a change to the pre-existing contamination), site assessment or characterisation, remediation (including operation and maintenance), mine closure, treatment, containment, mitigation, removal, monitoring, assessing, resource damage, harm to a resource, enforcement proceedings, directives, compliance notices, other remediation or administrative orders, citizen suits, property damage, economic loss, personal injury or death of any employee or other individual, occupational or other exposure or actions whether claimed or instituted by one or more private parties (including the Parties hereto) or Governmental Entities);

1.2.61.3.
in relation to the management, pumping and treatment of water in the Vaal River Region, including AngloGold’s obligations arising from any directive issued by the Department of Water Affairs (including the KOSH Water Directives) in respect of water pumping costs in the Vaal River Region (including all obligations via AngloGold's interest in MWC);

1.2.61.4.	relating to Environmentally related impacts on human health, and/or all Taxes in relation to the aforegoing;

1.2.62.	"Eskom" means Eskom Holdings State Owned Company (Registration No. 2002/015527/30), a limited liability public company incorporated under the laws of South Africa;

1.2.63.
"Eskom Agreement" means the agreement entered into between Vaal Reef Exploration and Mining Company Limited (now known as AngloGold) and Eskom on 9 December 1993, in terms of which Eskom agreed to supply electricity to AngloGold, as amended;

1.2.64.	"Exchange Control Regulations" means the Exchange Control Regulations, 1961, as amended (including any applicable directive and rulings of FSD and National Treasury of South Africa);

1.2.65.	"Excluded Accounts Payable" means all claims by trade creditors of the VR Mining Business against AngloGold as at the Closing Date relating to the period prior to the Closing Date;

1.2.66.	"Excluded Liabilities" means, collectively:

1.2.66.1.	the Excluded Accounts Payable;

1.2.66.2.	all Tax and royalty related obligations and liabilities of AngloGold or any of its Affiliates relating to the VR Mining Business;

1.2.66.3.
all liabilities and obligations arising from, or relating to, any share or security related options or plans, share appreciation rights, performance share rights or similar type incentive arrangements or benefits to which any employee of AngloGold or any of its Affiliates is a party or which is otherwise held by or owing to any such employees at any time on or prior to the Closing Date;

1.2.66.4.
all liabilities and obligations (including any related severance payment obligations) arising from, or relating to, any retrenchments or dismissals of employees of AngloGold on or prior to the Closing Date;

1.2.66.5.
all assessment rates, taxes, levies, endowments and/or other municipal charges payable by AngloGold to the relevant local authority or council in respect of the VR Mining Properties, the Surface Right Permits and the Village Property, and all charges and fees payable to the relevant local authority or council for electricity, water, gas, refuse removal, sanitation and domestic and industrial effluent, or any of them, consumed in or at the VR Mining Properties and the Village Property and payable in respect of the Surface Right Permits, in each case arising on or prior to the Closing Date; and

1.2.66.6.	all liabilities and obligations arising from, or relating to, any debt, borrowing, lending or other financing facilities or commitments to which AngloGold is a party or otherwise bound;

1.2.67.	"Excluded Matter" means any one or more of the following:

1.2.67.1.	the entering into, compliance with or implementation of this Agreement;

1.2.67.2.	any act or omission of any member of the Group, Nufcor or MWC at the written request or with the written consent of the Purchaser;

1.2.67.3.	the Purchaser's failure to enter into an electricity and/or water supply agreement;

1.2.67.4.	the operational performance of the VR Mining Business, the Nufcor Business or the MWC Business;

1.2.67.5.	any political event, circumstances, facts or matters;

1.2.67.6.	the effect of any change in:

1.2.67.6.1.	South African or international economic conditions (including specifically metal prices), credit markets, capital markets, macroeconomic factors, interest rates or financial markets in general;

1.2.67.6.2.	South African political environment;

1.2.67.6.3.	Laws (including without limitation any changes to the MPRDA);

1.2.67.6.4.	the Mining Charter;

1.2.67.7.	any war, act of terrorism, civil unrest or similar event which affects any member of the VR Mining Business, the Nufcor Business or the MWC Business occurring;

1.2.67.8.
any effect, circumstances, facts or matters arising or resulting from any condition or restriction imposed by any Governmental Entity for the purpose of implementing any of the transactions set out in this Agreement;

1.2.68.	"Expert" means a person appointed in accordance with the provisions of clause 29;

1.2.69.
"FSD" means the Financial Surveillance Department of the South African Reserve Bank, responsible for the administration of exchange control on behalf of the Minister of Finance or an officer of the National Treasury of South Africa who, by virtue of the division of work in the National Treasury of South Africa, deals with the matter on the authority of the Minister of Finance;

1.2.70.	"Further Guarantee" shall bear the meaning ascribed thereto in clause below 6.7.2;

1.2.71.
"Gold in Process" means, in relation to the Great Noligwa Plant Complex, the gold in process as at the Closing Date relating to the Great Noligwa Plant Complex and includes all material in the the Great Noligwa Plant Complex that can still be converted to gold that can be sold, which includes the:

1.2.71.1.	the gold associated with the ore in the silos;

1.2.71.2.	the gold associated with the slime in the thickeners;

1.2.71.3.	the gold associated with the pulp in the leach and CIP (carbon in pulp) circuits; and

1.2.71.4.	the gold associated with carbon in the CIP (carbon in pulp) and elution circuits;

1.2.72.
"Gold in Lock Up" means, in relation to the Great Noligwa Plant Complex, as at the Closing Date, the gold that can be recovered after the life of mine when the the Great Noligwa Plant Complex is demolished;

1.2.73.	"Government Official" means:

1.2.73.1.
any official, officer, employee, director, principal, consultant, agent or representative of any government, ministry, body, department, agency, instrumentality or part thereof, any public international organisation (including the United Nations, the International Monetary Fund, the International Finance Corporation and the World Bank), any state-owned or state-controlled entity, agency or enterprise, or of any political party;

1.2.73.2.	any person acting in an official capacity or exercising a public function for and on behalf of any of the foregoing;

1.2.73.3.	any candidate for political office; and

1.2.73.4.	where the UK Bribery Act 2010 applies, shall include foreign public officials as defined in sections 6(5) and 6(6) of the UK Bribery Act 2010;

1.2.74.
"Governmental Approval" means, as applicable, registrations, licenses, permits, authorisations, exemptions, waivers, permissions, directives, entitlements, consents and approvals from any Governmental Entity, including Environmental Approvals;

1.2.75.
"Governmental Entity" means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), or any governmental department, or any agency, regulator, court, entity, commission, board, ministry, bureau, locality or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority or function;

1.2.76.	"Great Noligwa Mine" shall bear the meaning ascribed thereto in paragraph 1 of Annexure G;

1.2.77.	"Great Noligwa Plant Complex" shall bear the meaning ascribed thereto in paragraph 3 of Annexure G;

1.2.78.
"Grootdraai Mining Right" means the mining right (DMR reference: NW30/5/1/1/2/14MR) converted in terms of Item 7 of Schedule II to the MPRDA and amended by the Grootdraai Mining Right Deed of Amendment, held in respect of precious metals, uranium, silver, platinum group metals in respect of the farm Grootdraai 468, the farm Vaalbrug Dolomiet

577, the remaining extent and portion 1 of the farm De Pont Landing 500 and the farm Altona 50 HP in the magisterial district of Viljoenskroon in the North West Province measuring 1369.7749 hectares in extent, which mining right was registered in the Mining Titles Office on 10 October 2013 under MPT reference 105/2013MR;

1.2.79.
"Grootdraai Mining Right Deed of Amendment" means the notarial deed of amendment of the Grootdraai Mining Right executed by AngloGold and the Minister on 19 June 2015 before notary public Edwin Greg Berman under protocol number 02/2015;

1.2.80.	"Group" means AngloGold and its Subsidiaries;

1.2.81.	"Harmony" means Harmony Gold Mining Company Limited, (Registration No. 1950/038232/06), a limited liability public company incorporated under the laws of South Africa;

1.2.82.
"Hazardous Substances" means any wastes, pollutants, contaminants and any other natural, radioactive or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment;

1.2.83.	"Head Lease Agreement" has the meaning set out in clause 11.6.11;

1.2.84.	"Income Tax Act" means the Income Tax Act, No. 58 of 1962, as amended, and any regulations or rules promulgated thereunder;

1.2.85.	"Independent Valuer" has the meaning set out in clause 19.3.3;

1.2.86.	"Indemnified Party" shall bear the meaning ascribed thereto in clause 28.5.1;

1.2.87.	"Indemnifying Party" shall bear the meaning ascribed thereto in clause 28.5.1;

1.2.88.	"Indemnified Claim" shall bear the meaning ascribed thereto in clause 28.5.1;

1.2.89.	"Information Requests" shall bear the meaning ascribed thereto in clause 22.6.9;

1.2.90.	"Integration Meeting" shall bear the meaning ascribed thereto in clause 22.6.4;

1.2.91.	"Integration Work Stream" has the meaning set out in clause 22.6.4;

1.2.92.
"IFRS" means the International Financial Reporting Standards formulated by the International Accounting Standards Board for the preparation of financial statements, together with any authoritative interpretations issued by the International Financial Reporting Interpretations Committee, in each case as updated and amended from time to time;

1.2.93.	"Insolvency Act" shall bear the meaning ascribed thereto in clause 17.1;

1.2.94.	"Interim Period" means the period commencing on the Signature Date and ending on the Closing Date (both dates inclusive);

1.2.95.	"Interim Period Undertakings" means the undertakings and obligations of AngloGold contained in clauses 22.1.1 to 22.3 (both inclusive);

1.2.96.	"Irrevocable Undertakings" shall bear the meaning ascribed thereto in clause 23.1;

1.2.97.
"JSE" means the JSE Limited, a limited liability public company duly incorporated in the Republic of South Africa under registration number 2005/022939/06, and the licensed securities exchange operated by it in accordance with the Financial Markets Act No 19 of 2012, as amended or replaced from time to time;

1.2.98.	"JSE Listings Requirements" means the listings requirements of the JSE;

1.2.99.
"Kopanang Mine" means the Kopanang Mine operated by AngloGold, being the mining operation and related infrastructure, in the municipalities of Moqhaka, North-West Province, South Africa, established to access and mine minerals per the amended Grootdraai Mining Right, as depicted as such in Annexure L;

1.2.100.
"Kopanang Purchaser" means Village Main Reef Gold Investments 06 Proprietary Limited (Registration No. 1998/020030/07), a private limited liability company incorporated in accordance with the laws of South Africa;

1.2.101.	"Kopanang/AGA Accommodation" shall bear the meaning ascribed thereto in clause 11.6.11;

1.2.102.
"Kopanang Transaction" means the transaction entered into or to be entered into between AngloGold and the Kopanang Purchaser pursuant to which, inter alia, AngloGold shall Dispose of the Kopanang Mine to the Kopanang Purchaser;

1.2.103.	"KOSH" means, collectively, Klerksdorp, Orkney, Stilfontein and Hartbeesfontein;

1.2.104.	"KOSH Undertaking Period" has the meaning ascribed thereto in clause 6.7;

1.2.105.
"KOSH Water Directives" means the directives dated 13 April 2005, 15 April 2005; 7 May 2005, 30 June 2005 and 1 November 2005 issued to AngloGold by the Regional Director in terms of section 19(3) of the NWA in regard to the management of water in the KOSH area and "KOSH Water Directive" shall mean either of them as the context may require;

1.2.106.
"Law" means any law (including all statutes and subordinated legislation), constitution, treaty, regulation, rule, ordinance, by-laws, principle of common law, order or decree of any Governmental Entity (including any judicial or administrative interpretation thereof) in force from time to time;

1.2.107.	"Long Stop Date" means the date 6 (six) months following the Signature Date, as may be extended in accordance with clause 2.6;

1.2.108.	"Losses" means all losses, liabilities (including contingent liabilities), costs (including reasonable legal costs and experts', advisers’ and consultants' reasonable fees and expenses), charges, expenses, claims, fees, fines, penalties, damages, demands, reasonable amounts paid in settlement, and Taxes, in each case excluding all indirect, special or consequential losses;

1.2.109.	"LRA" means the Labour Relations Act No. 66 of 1995, as amended or replaced from time to time;

1.2.110.	"MAC Notice" shall bear the meaning ascribed thereto in clause 7.1;

1.2.111.	"Master’s Office" means the relevant office of the Master of the High Court of South Africa;

1.2.112.
"Material Adverse Change" means any adverse event (including, without limitation, a fire, a seismic event and/or any event that materially affects the ability to use any mine shaft), circumstance, effect, occurrence or state of affairs in respect of the VR Mining Business (the "Event"), occurring after the Signature Date, which upon the occurrence thereof will, or is reasonably likely to, at any time on or after the Closing Date:

1.2.112.1.
permanently prevent access to 502,842 (five hundred and two thousand eight hundred and forty two) ounces or more of the total ore reserves as declared in the consolidated financial statements of AngloGold in respect of the VR Mining Business as at 31 December 2016 (excluding ore reserves in respect of Project Zaaiplaats, being 3,324,589 (three million three hunded and twenty four thousand five hundred and eighty nine) ounces);

1.2.112.2.
result in a loss of gold production of 30% (thirty percent) or more over a period of 12 (twelve) months, measured against AngloGold's forecasted gold production for such 12 (twelve) month period as declared in AngloGold's business plan which may be in force at the time of the relevant Event; or

1.2.112.3.
result in the Purchaser incurring direct capital costs in excess of US$60,000,000 (sixty million Dollars) to remedy any deficiencies caused by the relevant Event, provided that in such instances: (i) AngloGold shall have the option to provide the Purchaser with any amount in excess of the US$60,000,000 (sixty million Dollars) direct capital costs to be incurred by the Purchaser (the "Excess Amount"), which option may be exercised by AngloGold within 20 (twenty) Business Days of the relevant Event (or, if the relevant Event occurs within 20 (twenty) Business Days of the Closing Date, then within 2 (two) Business Days prior to the Closing Date) by providing the Purchaser with written notice of its intention to provide the Excess Amount, in which case, AngloGold shall promptly make payment of the Excess Amount as and when it falls due for payment; and (ii) if AngloGold has made payment of the Excess Amount and: (a) the Purchaser receives the benefit of any amount in terms of any insurance contract in respect of such Event, the Purchaser must promptly reimburse AngloGold for all amounts up to (and capped at) the Excess Amount from the proceeds it receives in respect of such insurance contract in relation to the relevant Event. In this regard, the Purchaser undertakes to use all reasonable endeavours to lodge and procure a claim from its insurer in respect of such Event and to keep AngloGold informed of the progress in relation to such claim; (b) AngloGold receives the benefit of any amount in terms of any insurance contract in respect of such Event, AngloGold shall promptly provide the Purchaser with all amounts in excess of the Excess Amount (and capped at the direct capital costs incurred by the Purchaser to remedy any deficiencies caused by the relevant Event less the Excess Amount already paid by AngloGold)from the proceeds it receives in respect of any insurance contract in relation to such Event, other than, in each case, to the extent caused by or resulting from any Excluded Matter;

1.2.113.	"Material Contract" has the meaning ascribed thereto in clause 8.1.1 of Annexure A;

1.2.114.	"Medical Funds" has the meaning ascribed thereto in clause 8.5.1 of Annexure C;

1.2.115.	"Midvaal" means Midvaal Water Company NPC (Registration No. 1954/002224/08), a non-profit company duly incorporated under the laws of South Africa;

1.2.116.	"Midvaal Agreement" means the agreement entered into between Midvaal and AngloGold – Vaal River Metallurgy Environmental Operations on or about 22 May 2002, as amended from time to time;

1.2.117.	"Mine Health and Safety Act" means the Mine Health and Safety Act, No. 29 of 1996, as amended and replaced from time to time;

1.2.118.	"Mineral and Petroleum Resources Royalty Act" means the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, as amended and replaced from time to time;

1.2.119.	"Mining Areas" shall bear the meaning ascribed thereto in section 1 of the MPRDA in respect of the Mining Rights;

1.2.120.
"Mining Charter" means Broad-Based Black Socio-Economic Empowerment Charter for the South African Mining and Minerals industry, 2004 read with the Amendment of the Broad-Based Socio-Economic Empowerment Charter for the South African Mining and Minerals Industry, 2010 and the Broad-Based Black Socio-Economic Empowerment Charter for the South African Mining and Minerals Industry, 2017 gazetted by the Minister on 15 June 2017 under Gazette No. 40923, or as may be amended from time to time;

1.2.121.	"Mining Rights" means, collectively, the Amended Vaal Mining Right and the Moab Extension Mining Right, and "Mining Right" will mean any of them individually as the context may require;

1.2.122.
"Mining Sale Assets" means the assets listed in Annexure G and for the avoidance of doubt, excludes any consumable stores and critical spares other than those specified in clauses 1.2.191.5 and 1.2.191.6;

1.2.123.	"Mining Titles Office" means the Mineral and Petroleum Titles Registration Office contemplated in section 2 of the MTRA;

1.2.124.	"Minister" means the Minister of Mineral Resources, and includes any person to whom the Minister has delegated powers and functions in terms of section 103 of the MPRDA;

1.2.125.
"Mispah Agreement" means the agreement entered into on or about the Signature Date between Harmony, the Purchaser, the Kopanang Purchaser and AngloGold in terms of which, inter alia, the parties thereto record the terms on which, inter alia, the Mispah Tailings Storage Facility will be regulated between them;

1.2.126.
"Mispah Tailings Storage Facility" means the tailings storage facilities known as Mispah 1TSF and Mispah 2TSF, situated on the farms Mispah 274 and Moab 279 and as depicted as such in Annexure L, including the Kopanang Pay Dam, the Mispah 2 Storm Water Dam, the Mispah Return Water and Storm Water Dam and the Kopanang Return Water Dam, together with all tailings contained on and all minerals deposited at such facilities (whether or not such tailings relate to the Kopanang Mine and its operations, or the VR Mining Business), and all related infrastructure and equipment including all pipelines interlinking Mispah 1, Mispah 2 and Great Noligwa Plant Complex as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.10.6.10.1.0.8 in the Data Room, but excluding all other tailings storage facilities in the Vaal River Region;

1.2.127.
"Moab Extension Mining Right" means the mining right (DMR reference: NW30/5/1/2/2/15MR) converted in terms of Item 7 of Schedule II to the MPRDA, held in respect of gold, uranium, silver, platinum and iridium and any other metals of the platinum group and the ores of any such metals in respect of a portion of the farm Moab 279, a portion of the farm Gerar 278, subdivision 1 of the farm Hormah 276 and the remaining extent and portion 1 of the farm Sihor 275 in the magisterial district of Viljoenskroon in the North West Province measuring 1372.4696 hectares in extent, which mining right was registered in the Mining Titles Office on 21 November 2007 under MPT reference 80/2007MR;

1.2.128.	"Moab Khotsong Mine" shall bear the meaning ascribed thereto in paragraph 2 of Annexure G;

1.2.129.	"MPRDA" means the South African Minerals and Petroleum Resources Development Act, No. 28 of 2002, as amended and replaced from time to time;

1.2.130.	"MTRA" means the Mining Titles Registration Act, No 16 of 1967, as amended and replaced from time to time;

1.2.131.	"MWC" means Margaret Water Company NPC (Registration No. 2007/017805/08), a non-profit company duly incorporated under the laws of South Africa;

1.2.132.
"MWC Business" means the business operated by MWC (from time to time) being, among other things, the business of performing water pumping activities, including managing the current water quantity of water emanating from Margaret Shaft and selling water emanating from Margaret Shaft to various users including Water Service Providers as defined in the Water Services Act, No. 108 of 1997 (as amended) and other third parties;

1.2.133.	"MWC Indemnified Liability Loss" shall bear the meaning ascribed thereto in clause 28.3.1;

1.2.134.	"MWC Members Interest" means AngloGold's rights, interests and obligations as a corporate member in MWC;

1.2.135.	"MWC Purchase Price" shall bear the meaning ascribed thereto in clause 19.1.1.2;

1.2.136.	"MWC Settlement Agreement" shall bear the meaning ascribed thereto in clause 8.2.2;

1.2.137.	"NEMA" means the National Environmental Management Act, No. 107 of 1998, as amended, and any regulations or rules promulgated thereunder;

1.2.138.	"NEMAQA" means the National Environmental Management: Air Quality Act No. 39 of 2004, as amended, and any regulations or rules promulgated thereunder;

1.2.139.	"NNRA" means the National Nuclear Regulator Act, No. 46 of 1999, as amended, and any regulations or rules promulgated thereunder;

1.2.140.
"Non-Transferable Permits" means VR Mining Permits, other than Common Use Permits and Sole Use Permits, which are incapable legally of being transferred from AngloGold to the Purchaser, as identified as such in clause 12.1, including the certificate of registration COR-2 dated 20 June 2006 issued to AngloGold in terms of the NNRA;

1.2.141.	"Notarial Deeds of Cession" means the notarial deeds of cession required for the cession of the Mining Rights in the Mining Titles Office from AngloGold to the Purchaser;

1.2.142.	"Nufcor" means Nuclear Fuels Corporation of South Africa Proprietary Limited (Registration No. 1951/002768/07), a private company duly incorporated under the laws of South Africa;

1.2.143.
"Nufcor Accounts" means the unaudited financial statements of Nufcor as at and in respect of the financial year ended 31 December 2016, a copy of which has been provided via the Data Room to the Purchaser prior to the Signature Date;

1.2.144.
"Nufcor Business" means the business operated by Nufcor (from time to time) being, among other things, the business of transport, processing and marketing of uranium ore concentrates and matters related thereto;

1.2.145.	"Nufcor Property" means the property listed in Annexure K;

1.2.146.	"Nufcor Purchase Price" shall bear the meaning ascribed thereto in clause 19.1.1.1;

1.2.147.	"Nufcor Sale Claims" means 100% (one hundred percent) of AngloGold's claims on loan account against Nufcor as at the Closing Date;

1.2.148.	"Nufcor Sale Equity" means, collectively, the Nufcor Sale Claims and the Nufcor Sale Shares;

1.2.149.	"Nufcor Sale Shares" means 1 450 000 (one million four hundred and fifty thousand) ordinary shares having a par value of R2 (two Rand) each in the issued share capital of Nufcor;

1.2.150.	"NWA" means the National Water Act, No. 36 of 1998, as amended, and any regulations or rules promulgated thereunder;

1.2.151.
"OLD" means Occupational Lung Disease, a compensatable disease defined, as at the Signature Date, in section 1 of the Occupational Diseases in Mines and Works Act 78 of 1973 and the diseases listed, as at the Signature Date, in section A2 and A3 of schedule 3 to the Compensation for Occupational Injuries and Diseases Act 130 of 1993;

1.2.152.
"OLD Agreement" means the agreement titled the "Settlement and Apportionment Agreement" entered into on or about the Signature Date between AngloGold, the Purchaser and Harmony in terms of which, inter alia, the parties thereto regulate the apportionment of liability in respect of all claims relating to or in connection with OLD;

1.2.153.
"Ordinary Course" means in the normal and ordinary course of business consistent with past practice, or to the extent that there is no past practice, then in AngloGold's reasonable opinion, in such a manner that is in the best interests of the VR Mining Business, the MWC Business or the Nufcor Business;

1.2.154.	"Operational Meetings" shall bear the meaning ascribed thereto in clause 22.8.3;

1.2.155.	"Operative Provisions" shall bear the meaning ascribed thereto in clause 2.1;

1.2.156.	"Option Period" shall bear the meaning ascribed thereto in clause 11.6.13.2;

1.2.157.
"Parent Guarantee" means the guarantee entered into on or about the Signature Date in terms of which, inter alia, Harmony guarantees the due and punctual performance by the Purchaser of the Purchaser’s obligations, liabilities and responsibilities in terms of this Agreement, the OLD Agreement, the Mispah Agreement, the SLA's, the Head Lease Agreement and the Village Property Lease (if applicable);

1.2.158.
"Parties" means AngloGold, Harmony (for the purposes of clauses 1, 2, 4, 6, 8.2.2, 22.11, 23, 25, 26, 27 and 31 to 42 (both inclusive)) and the Purchaser and "Party" shall mean either of them as the context may require;

1.2.159.
"Perfection Requirements" means, in any relevant jurisdiction and in relation to a Further Guarantee, the making or the procuring of the appropriate registrations, filings, endorsements, notarisations, stampings and/or notifications required by Law in order to perfect that Further Guarantee, together with all legal opinions (in a form satisfactory to

AngloGold, acting reasonably) that may be required by AngloGold acting reasonably in relation to the enforceability of the Further Guarantee;

1.2.160.
"Prime Rate" means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by The Standard Bank of South Africa Limited at the relevant point in time as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it shall not be necessary to prove;

1.2.161.
"Project Zaaiplaats" means the mine life extension project that seeks to access ore reserves below current infrastructure at the Moab Khotsong Mine, including ore reserves of 3 320 000 (three million three hundred and twenty thousand) ounces as at 31 December 2016 as published in the consolidated financial statements of AngloGold for the year ended 31 December 2016;

1.2.162.
"Purchaser" means Coreland Property Investment Company Proprietary Limited, (Registration No. 2006/039120/07), a private limited liability company incorporated in accordance with the laws of South Africa;

1.2.163.	"Purchaser Claim" has the meaning ascribed thereto in clause 1.1 of Annexure D;

1.2.164.	"Purchaser Financial Guarantee" shall bear the meaning ascribed thereto in clause 11.4.2.2;

1.2.165.	"Purchaser Group" means Harmony and its Subsidiaries for the time being;

1.2.166.	"Purchaser Indemnified Liability Loss" shall bear the meaning ascribed thereto in clause 28.2.1;

1.2.167.	"Purchase Price" shall bear the meaning ascribed thereto in clause 19.1.1;

1.2.168.	"Purchaser’s Integration Representatives" shall bear the meaning ascribed thereto in clause 22.6.1;

1.2.169.	"Purchaser’s Integration Work Stream Representative" has the meaning set out in clause 22.7.1;

1.2.170.	"Purchaser’s Op Meeting Representative" shall bear the meaning ascribed thereto in clause 22.8.1;

1.2.171.	"Purchaser RCF Agreements" means:

1.2.171.1.	the Term and Revolving Credit Facilities Agreement of up to USD 350 000 000, dated 28 July 2017, entered into between Harmony, Absa Bank Limited and Nedbank Limited; and

1.2.171.2.	the "Third amended and restated ZAR 1 000 000 000 revolving credit facility agreement", dated 24 January 2017, entered into between Harmony and Nedbank Limited;

1.2.172.
"Purchaser Rehab Trust" means the Bambanani, Joel, Matjhabeng and Tshepong Rehabilitation Trust Fund trust with IT number 2468/02 (T), a trust established in accordance with section 37A(1)(a) of the Income Tax Act;

1.2.173.	"Purchaser's Representatives" shall bear the meaning ascribed thereto in clause 26.3.3;

1.2.174.	"Purchaser Right of Way Servitude" shall bear the meaning ascribed thereto in clause11.7.8;

1.2.175.	"Purchaser Shareholder Resolution" shall bear the meaning ascribed thereto in clause 2.1.1;

1.2.176.	"Rand" means Rand, the official currency of South Africa;

1.2.177.	"Rates Clearance Figures" shall bear the meaning ascribed thereto in clause 11.5.2.1;

1.2.178.	"Rates Clearance Certificate" shall bear the meaning ascribed thereto in clause 11.5.5.1;

1.2.179.	"RCF Agreements" means:

1.2.179.1.
the US$1,000,000,000 syndicated loan facility agreement dated 17 July 2014 entered into between, inter alia, AngloGold Ashanti Holdings plc and AngloGold Ashanti USA Incorporated (as obligors' agents) and the Bank of Nova Scotia (as agent);

1.2.179.2.
the ZAR1,500,000,000 revolving credit facility dated 5 December 2013 entered into between AngloGold, Nedbank Limited (acting through its corporate banking division as mandated lead arranger), ABSA Bank Limited (as lead arranger) and Nedbank Limited (acting through its corporate banking division);

1.2.179.3.
the ZAR1,400,000,000 revolving credit facility dated 7 July 2015 entered into between AngloGold, Nedbank Limited (acting through its corporate banking division as original bank), ABSA Bank Limited (as original bank) and Nedbank Limited (acting through its corporate banking division as agent);

1.2.179.4.
the A$500 million syndicated loan facility agreement dated 25 July 2014 entered into between, inter alia, AngloGold Ashanti Australia Limited (as borrower), AngloGold and AngloGold Ashanti Holdings plc (as guarantors) and the Commonwealth Bank of Australia (as agent);

1.2.180.	"Recommendation" shall bear the meaning ascribed thereto in clause 28.5.2.6;

1.2.181.	"Regional Director" means the Regional Director: Free State Department of Water Affairs and Forestry;

1.2.182.	"Relevant Liabilities" shall bear the meaning ascribed thereto in clause 28.4;

1.2.183.	"Relevant Party/ies" shall bear the meaning ascribed thereto in clause 32.2.1;

1.2.184.	"Relevant Purchase Price" means:

1.2.184.1.	in respect of the Nufcor Sale Equity, the Nufcor Purchase Price;

1.2.184.2.	in respect of the MWC Members Interest, the MWC Purchase Price; and

1.2.184.3.	in respect of the VR Mining Business, the VR Mining Purchase Price;

1.2.185.
"Retained Critical Spares" means shared critical spares that are used by the Great Noligwa Mine, the Moab Khotsong Mine and the Great Noligwa Gold Processing Plant and that of any other operations, other the VR Mining Business, as listed on the blue sheets in the spreadsheets contained in folders 1.10.1.4.1.0.6 (Great Noligwa Mine), 1.10.1.4.1.0.7 (Moab Khotsong Mine) and 1.10.1.4.1.0.1. (Great Noligwa Gold Processing Plant) of the Data Room;

1.2.186.	"Retirement Funds" has the meaning ascribed thereto in clause 8.5.1 of Annexure C;

1.2.187.	"Right of Pre-Emption" shall bear the meaning ascribed thereto in clause 11.6.21;

1.2.188.	"s37 Supporting Valuation" shall bear the meaning ascribed thereto in clause 19.3.3;

1.2.189.	"s37 Valuation Property" has the meaning set out in clause 19.3.1;

1.2.190.	"SALA" means the Subdivision of Agricultural Land Act, No 70 of 1970, as amended or replaced from time to time;

1.2.191.	"Sale Assets" means the immoveable properties and other assets and rights owned or held by AngloGold and used in connection with the VR Mining Business, comprising of and limited to:

1.2.191.1.	the Mining Sale Assets;

1.2.191.2.
the Contracts, and all benefits and rights of AngloGold under each of the Contracts which shall transfer to the Purchaser. For the avoidance of doubt, the aforegoing does not include any debtors under such Contracts as at the Closing Date;

1.2.191.3.	the Mining Rights;

1.2.191.4.	the Surface Right Permits;

1.2.191.5.	all consumables stores related directly to the Mining Sale Assets;

1.2.191.6.	the Transferring Critical Spares;

1.2.191.7.	the Core;

1.2.191.8.	the Core Yard Servitude;

1.2.191.9.	the VR Mining Properties subject to all registered servitudes, VR Mining Surface Right Permits and Encumbrances;

1.2.191.10.	the Mispah Tailings Storage Facility;

1.2.191.11.	the VR Mining Servitudes;

1.2.191.12.
the Village Property subject to all registered servitudes, the Village Property Surface Right Permits, other surface right permits and Encumbrances, or alternatively, if applicable in terms of clause 11.6.13, the Village Property Lease as contemplated in clause 11.6.13.6;

1.2.191.13.	the Purchaser Right of Way Servitude;

1.2.191.14.	all geological and engineering information in whatsoever form related to the Mining Sale Assets;

1.2.191.15.	all medical records, medical information and other employee records relating to the Transferring Employees;

1.2.191.16.
all other assets (other than immovable properties, intellectual property and critical spares (other than Transferring Critical Spares)) owned by AngloGold and servitudes and surface right permits held by AngloGold, in each case which are material to, and used primarily in connection with, the VR Mining Business; and

1.2.191.17.	all Gold in Lock Up and Gold in Process at the Great Noligwa Plant Complex;

1.2.192.	"Sale Equity" means, collectively, the Nufcor Sale Equity and the MWC Members Interest;

1.2.193.	"Sale Interests" means the Sale Equity and the VR Mining Business collectively;

1.2.194.
"Sale Liabilities" means all obligations and liabilities (whether actual or contingent) in respect of the VR Mining Business (other than Environmental Obligations which are dealt with separately in clause 28.1 of this Agreement), including without limitation, the liabilities set out in Annexure P, but in each case specifically excluding the Excluded Liabilities;

1.2.195.	"Section 11 Application" means the application by AngloGold and the Purchaser to the Minister in terms of section 11 of the MPRDA to grant the Section 11 Ministerial Consent;

1.2.196.	"Section 11 Ministerial Consent" means the consent of the Minister in terms of section 11 of the MPRDA for the transfer of the Mining Rights from AngloGold to the Purchaser;

1.2.197.	"Section 102 Application" means the application by AngloGold to the Minister in terms of section 102 of the MPRDA to grant the Section 102 Ministerial Consent;

1.2.198.	"Section 102 Ministerial Consent" means the consent of the Minister in terms of section 102 of the MPRDA for the:

1.2.198.1.	amendment of the Vaal River Mining Right area boundaries to reflect the abandonment of the Vaal River Relevant Portion; and

1.2.198.2.	amendment of the Grootdraai Mining Right area boundaries to reflect the incorporation of the Vaal River Relevant Portion;

1.2.199.	"Seller’s Integration Representatives" shall bear the meaning ascribed thereto in clause 22.6.2;

1.2.200.	"Seller’s Integration Work Stream Representative" has the meaning set out in clause 22.7.2;

1.2.201.	"Signature Date" means the date of signature of this Agreement by the last Party to do so;

1.2.202.	"SLA's" means the service agreements referred to in Annexure H;

1.2.203.
"Sole Use Permits" means VR Mining Permits (other than Non-Transferable Permits and Common Use Permits) which are solely utilised by the VR Mining Business, are not required by AngloGold for the operation of any business or operations other than the VR Mining Business and are legally capable of being transferred, as identified as such in clause 12.1;

1.2.204.	"Subdivisions and Consolidations" shall bear the meaning ascribed thereto in clause 11.6.2;

1.2.205.	"Subdivision and Consolidation Costs" shall bear the meaning ascribed thereto in clause 11.6.2;

1.2.206.
"Substitutionary Permits" means the equivalent of the Non-Transferable Permits and Common Use Permits to be obtained by the Purchaser in its own name in relation to the VR Mining Business, as contemplated in clause 12;

1.2.207.	"Surface Right Permits" means collectively the VR Mining Surface Right Permits and the Village Surface Right Permits;

1.2.208.	"South Africa" means the Republic of South Africa;

1.2.209.
"Spot Rate" means The Standard Bank of South Africa Limited’s spot rate of exchange for the sale of USD for the purchase of Rands in the Johannesburg foreign exchange market at or about 11:00 a.m. (South African time) on a particular day;

1.2.210.
"Tax" means all income tax, capital gains tax, dividends tax, mineral royalties tax, securities transfer tax, PAYE, donations tax, customs duty, levies, assessments, deductions, charges and withholdings whatsoever in terms of any South African tax legislation; and the terms "Taxes" and "Taxation" and other cognate terms shall have corresponding meanings;

1.2.211.	"Transfer" shall mean the registration of transfer in the relevant Deeds Registry of VR Mining Properties, or any one of them, in the name of the Purchaser;

1.2.212.	"Transfer Date" shall be the date of Transfer;

1.2.213.
"Transferring Critical Spares" means critical spares dedicated to the Great Noligwa Mine, the Moab Khotsong Mine and the Great Noligwa Gold Processing Plant, as listed on the green sheets in the spreadsheets contained in folders 1.10.1.4.1.0.6 (Great Noligwa Mine), 1.10.1.4.1.0.7 (Moab Khotsong Mine) and 1.10.1.4.1.0.1. (Great Noligwa Gold Processing Plant) of the Data Room;

1.2.214.
"Transferring Employees" means (i) all of those employees (all of whom are listed in the spreadsheet contained in folder 1.10.5.0.15 of the Data Room) of AngloGold who as at 16 October 2017 are employed by AngloGold (and which are deemed in law to be employees of AngloGold) and are dedicated or significantly connected to, or employed or used significantly, primarily or exclusively in (or in connection with), the VR Mining Business and/or the Nufcor Business, as well as (ii) all other persons employed by AngloGold between the Signature Date and Closing Date (including employees of AngloGold who are deemed in law to be employees of AngloGold) and who are dedicated or significantly connected to, or employed or used significantly, primarily or exclusively in (or in connection with), the VR Mining Business and/or the Nufcor Business, in each case who continue to be so employed or used as at the Closing Date (and including or excluding any employees of AngloGold as may be agreed in writing prior to the Closing Date between AngloGold and the Purchaser and consents to by such employee);

1.2.215.	"UNCITRAL" means United Nations Commission on International Trade Law;

1.2.216.	"Undertaking" has the meaning ascribed thereto in clause 6.7.1;

1.2.217.
"Uranium Environmental Trust" means the trust, established to receive, hold and apply money received for the rehabilitation, prevention and combating of contamination from uranium producing activities of Nufcor, registered at the Master’s Office with IT number 11747/96;

1.2.218.
"Uranium Environmental Trust Money" means all money held by the Uranium Environment Trust as at the Closing Date (including all interest accrued on such money during the Interim Period), which amounted to approximately ZAR56,071,139 (fifty six million seventy one thousand one hundred and thirty nine rand) as at 31 December 2016;

1.2.219.	"USD" means United States dollars, the official currency of the Unites States of America;

1.2.220.
"Vaal River Amendment Consent" means the consent by the Minister dated 13 July 2015 as amended on 6 November 2015 to amend the Vaal River Mining Right in terms of section 102 of the MPRDA to include tailings dumps situated on parts of portions 48, 49, 15, 21, 33, 30, 132, 10, 31, 66 and 116 of the farm Stilfontein 408 IP, part of portions 3, 4 and the remaining extent of the farm Zandpan 423 IP, part of portions 1, 2 and the remaining extent of the farm Mapaiskraal 441 IP, part of portions 1, 9 and 10 of the farm Buffelsfontein 443 IP, part of the farm Megadam 575 IP, part of portions 1, 22 and 389 of the farm Townlands of Klerksdorp 424 IP and part of portion 5 of the farm Strathmore 436 IP;

1.2.221.	"Vaal River Financial Guarantees" means the financial guarantee in place in relation to AngloGold's rehabilitation obligations in respect of VR Mining Business as at the Closing Date;

1.2.222.
"Vaal River Trust Money" means that portion of the money held by the AngloGold Rehab Trust as at the Closing Date (including all interest accrued on such money during the Interim Period) in relation to AngloGold's rehabilitation obligations in respect of VR Mining Business, which amounted to approximately R296 000 000 (two hundred and ninety six million Rand) as at 31 December 2016;

1.2.223.
"Vaal River Mining Right" means the mining right (DMR reference: NW30/5/1/1/2/16MR) converted in terms of Item 7 of Schedule II to the MPRDA, held in respect of gold, uranium and silver and sulphur (in pyrite) on various portions of the farm Zuiping 394, Zaaiplaats 190, Mispah 274, Moab 279, Gerar 278, Kleinfontein 369, Die Hoek 114, Golden Vaal 562, Edom 277, Kleinfontein 472, Doornkom West 446, Crystalkop 69, Groot Vadersbosch 470, Doornkom Oost 447, Pretoriuskraal 53, Goedgenoeg 433 IP and Modderfontein 440 IP in the magisterial district of Klerksdorp and Viljoenskroon in the North West Province measuring 9618.6600 hectares, which mining right was registered in the Mining Titles Office on 19 February 2009 under MPT reference 12/2009 MR and amendment deed MPT reference 15/2012 and in regard to which mining right, an endorsement has been noted at the Mining Titles Office under MPT reference 01/2010 to reflect the notarial deed of abandonment relating to various portions of the farm Goedgenoeg 433 IP;

1.2.224.	"Vaal River Region" means the areas covered by the Mining Areas, the VR Mining Properties, the Village Property and the Nufcor Property;

1.2.225.
"Vaal River Relevant Portion" means various portions of the farms Pretoriuskraal 53, Mispah 274, Moab 279, Kleinfontein 472 and Edom 277 forming part of the Vaal River Mining Right as delineated in blue and depicted on the diagram attached hereto as Annexure Q;

1.2.226.	"VAT" means value-added tax in terms of the Value-added Tax Act, No. 89 of 1991, as amended and replaced from time to time;

1.2.227.	"Village Greater Property" shall bear the meaning ascribed thereto in clause 11.6.1;

1.2.228.	"Village Property" shall bear the meaning ascribed thereto in Annexure J;

1.2.229.	"Village Property Option" shall bear the meaning ascribed thereto in clause 11.6.13.1;

1.2.230.	"Village Property Lease" shall bear the meaning ascribed thereto in clause 11.6.13.6;

1.2.231.	"Village Property Rates Clearance Figures" shall bear the meaning ascribed thereto in clause 11.6.12.1.1;

1.2.232.	"Village Property Rates Clearance Certificate" shall bear the meaning ascribed thereto in clause 11.6.12.3.1;

1.2.233.	"Village Property Surface Right Permits" means the surface right permits listed in Annexure O;

1.2.234.	"Village Property Transfer" shall mean the registration of transfer in the relevant Deeds Registry of the Village Property into the name of the Purchaser;

1.2.235.	"Village Property Transfer Date" shall be the date of the Village Property Transfer;

1.2.236.	"VR Mining Gross Consideration" shall bear the meaning set out in clause 19.1.1.3;

1.2.237.
"VR Mining Business" means the business operated on or in connection with the Mining Areas, the VR Mining Properties, the Surface Right Permits and the Village Property by AngloGold up to and as at the Closing Date being, among other things, the mining, ore processing and gold production business owned and operated by AngloGold in the Mining Areas, and matters related thereto, which is being sold, transferred and ceded to the Purchaser in terms of this Agreement, comprising, but limited to, the Sale Assets, the Sale Liabilities and the Environmental Obligations;

1.2.238.	"VR Mining Permits" means all Governmental Approvals held by AngloGold which are required for the operation of the VR Mining Business;

1.2.239.	"VR Mining Properties" the properties listed in Annexure I;

1.2.240.	"VR Mining Purchase Price" shall bear the meaning ascribed thereto in clause 19.1.1.3;

1.2.241.	"VR Mining Servitudes" shall bear the meaning ascribed thereto in clause 11.5.11.3;

1.2.242.	"VR Mining Servitude Areas" shall bear the meaning ascribed thereto in clause 11.5.11.2;

1.2.243.	"VR Mining Servitude Properties" shall bear the meaning ascribed thereto in clause 11.5.11.1;

1.2.244.	"VR Mining Surface Right Permits" means the surface right permits listed in Annexure N;

1.2.245.
"Wafi-Golpu" means the joint venture constituted by the joint venture agreement between Wafi Mining Limited, Newcrest PNG 2 Limited and Wafi-Golpu Services Limited dated 22 May 2008, and all related assets;

1.2.246.	"Warranties" means, collectively, the warranties in Annexure A, Annexure B and Annexure C; and

1.2.247.	"ZAR" means South African rand, the official currency of South Africa.

1.3.
if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

1.4.
any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time;

1.5.
if any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the meaning ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause;

1.6.
where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding day which is a Business Day;

1.7.	any reference to days (other than a reference to Business Days), months or years shall be a reference to calendar days, months or years, as the case may be;

1.8.	expressions defined in this Agreement shall bear the same meanings in schedules or annexures to this Agreement which do not themselves contain their own conflicting definitions;

1.9.
the use of any expression in this Agreement covering a process available under South African law such as winding up (without limitation eiusdem generis) shall, if any of the Parties is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such defined jurisdiction;

1.10.
the expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this;

1.11.
any reference in this Agreement to a Party shall include a reference to that Party’s assigns expressly permitted under this Agreement and, if such Party is liquidated or sequestrated or placed under Business Rescue in terms of Chapter 6 of the Companies Act, be applicable also to and binding upon that Party’s liquidator, trustee or Business Rescue practitioner, as the case may be;

1.12.
any reference in this Agreement to any other agreement or document shall be construed as a reference to such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

1.13.
the words "include", "including" and "in particular" shall be construed as being by way of example or emphasis only and shall not be construed, nor shall they take effect, as limiting the generality of any preceding word/s;

1.14.	any reference to the singular shall include the plural and vice versa;

1.15.
any reference to a person, includes, without being limited to, any individual, body corporate, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated association, government, state or agency of a state (including a tax authority), or other entity, whether corporate or unincorporated; and

1.16.	the terms of this Agreement having been negotiated, the contra proferentem rule shall not be applied in the interpretation of this Agreement.

Part B.	CONDITIONS PRECEDENT

2.	"""""" CONDITIONS PRECEDENT

2.1.
The whole of this Agreement, save for the provisions of this clause 2 and clauses 1, 3, 4, 5, 6, 7, 11.16, 12 (save for clause 12.5, 12.6 and 12.7), 13.1, 14.1, 15, 16, 17, 20, 21, 22, 23, 25, 26, 27 and clauses 29 to 42 (both inclusive) (the "Operative Provisions") which shall be of immediate force and effect on the Signature Date, is subject to the following conditions precedent:

2.1.1.	by no later than 5 (five) months following the Signature Date (or such other date as may be agreed in writing by the Parties), the shareholders of Harmony have:

2.1.1.1.	approved and ratified the entering into and implementation of this Agreement as a Category 1 transaction in accordance with the JSE Listings Requirements; and

2.1.1.2.	to the extent required for the purposes of implementing this Agreement, passed all resolutions required to enter into and implement the BEE Plan and the BEE Agreements,
(the "Purchaser Shareholder Resolution");

2.1.2.
by no later than 15 January 2018, the Purchaser shall have entered into transaction agreement/s (the "BEE Agreements") with any one or more black economic empowerment persons as are required to implement the BEE Plan (which BEE Agreements have become unconditional in all respects, save for any conditions contained therein requiring this Agreement to have been entered into or become unconditional in accordance with its terms);

2.1.3.
by no later than 2 (two) months following the Signature Date (or such other date as may be agreed in writing by the Parties), the FSD providing in writing in accordance with all applicable legal requirements any and all exchange control approvals required in terms of the Exchange Control Regulations (i) for the Purchaser, Harmony and/or any of their Affiliates (as applicable) to enter into and perform its obligations under this Agreement and the Bridge

Facility Agreement (including, if applicable, the payment of the Break Fee in accordance with clause 4), (ii) for the Purchaser, Harmony and all of their relevant Affiliates (as applicable) to use the funds made available in terms of the Bridge Facility Agreement to make the payments contemplated under clauses 4 and 19 and (iii) for the Purchaser, Harmony and all of their relevant Affiliates (as applicable) to use the funds available in terms of the Purchaser RCF Agreements to make the payments contemplated under clauses 4 and 19;

2.1.4.
by not later than 2 (two) months following the Signature Date (or such other date as may be agreed in writing by the Parties), Harmony having obtained all consents and waivers under the Purchaser RCF Agreements necessary (i) for the Purchaser, Harmony and/or any of their Affiliates (as applicable) to enter into and perform its obligations under this Agreement and the Bridge Facility Agreement, (ii) for the Purchaser, Harmony and all of their relevant Affiliates (as applicable) to use the funds made available in terms of the Bridge Facility Agreement to make the payments contemplated under clauses 4 and 19 and (iii) for the Purchaser, Harmony and all of their relevant Affiliates (as applicable) to use the funds available in terms of the Purchaser RCF Agreements to make the payments contemplated under clauses 4 and 19;

2.1.5.
by not later than the Long Stop Date, the Section 11 Ministerial Consent is granted either unconditionally or subject to such conditions as the relevant Parties to whom such conditions apply may agree in writing are acceptable to them, provided that no Party may withhold its agreement unreasonably (it being recorded and agreed that the rejection of any imposed conditions which are consistent with market practice shall be deemed to be unreasonable);

2.1.6.
by not later than the Long Stop Date, the Section 102 Ministerial Consent is granted either unconditionally or subject to such conditions as the relevant Parties to whom such conditions apply may agree in writing are acceptable to them, provided that no Party may withhold its agreement unreasonably (it being recorded and agreed that the rejection of any imposed conditions which are consistent with market practice shall be deemed to be unreasonable);

2.1.7.
by not later than the Long Stop Date, the relevant Competition Authorities approve, in writing, the implementation of the transactions contemplated in this Agreement either unconditionally or subject to such conditions as the relevant Parties to whom such conditions apply may agree in writing are acceptable to them provided that no Party may withhold its agreement unreasonably;

2.1.8.
by not later than 2 (two) months following the Signature Date (or such other date as may be agreed in writing by the Parties), all necessary consents for the sale by the Group of the Sale Interests under the RCF Agreements have been obtained;

2.1.9.
by no later than the Long Stop Date, the Regional Director waives or issues a revised KOSH Water Directive in terms of which the Purchaser assumes all past, present and future obligations and liabilities of AngloGold in terms of the KOSH Water Directives in relation to the Vaal River Region;

2.1.10.
by no later than the Long Stop Date, the Minister or its duly authorised representative provides written permission for the transfer of the Vaal River Trust Money from the AngloGold Rehab Trust to the Purchaser Rehab Trust; and

2.1.11.
by no later than the Long Stop Date, the South African Revenue Service provides written approval for the transfer of the Vaal River Trust Money from the AngloGold Rehab Trust to the Purchaser Rehab Trust.

2.2.
The Parties shall use their respective reasonable endeavours and co-operate in good faith and do everything reasonably required of it, including the furnishing of all such information as may be so required, to procure the fulfilment of the Conditions Precedent, to the extent that it is within their power to do so, as expeditiously as reasonably possible; provided that if either Party designates that any information to be provided in terms of this clause 2.2 or clause 3 is confidential or otherwise proprietary to such Party or any of its Affiliates, such information may be disclosed to the other Party’s attorneys but may not be shared by such attorneys with the other Party itself. Without limiting anything in this clause 2.2, the Parties undertake to use their respective reasonable endeavours to obtain, as soon as practicable following the Signature Date, all regulatory inputs, guidance, consents, approvals or authorisations that may be required in connection with the implementation of the transactions contemplated in this Agreement.

2.3.
The Conditions Precedent contained in clauses 2.1.1.1, 2.1.1.2, 2.1.2, 2.1.3, 2.1.5, 2.1.6, 2.1.7, 2.1.10 and 2.1.11 may not be waived. In relation to the Purchaser Shareholder Resolution, the Purchaser hereby undertakes in favour of AngloGold: (i) that the Purchaser Shareholder Resolution shall not be conditional on the capital raising undertaken by the Purchaser pursuant to any rights offer which may be undertaken by the Purchaser; and (ii) to provide AngloGold with an extract containing a copy of the Purchaser Shareholder Resolution to review and comment on and the Purchaser shall be obliged to incorporate any reasonable comments provided by AngloGold prior to the Purchaser Shareholder Resolution being circulated. Harmony hereby undertakes in favour of AngloGold that (i) it shall not, without AngloGold's prior written consent (not to be unreasonably withheld or delayed), make any addition to, amend, cancel, waive or release any of its rights or obligations under the Bridge Facility Agreement to the extent that would adversely prejudice AngloGold. Harmony undertakes in favour of AngloGold to use reasonable endeavours to procure, within 3 (three) weeks of the Signature Date, the amendment of the Bridge Facility Agreement pursuant to which the Purchaser is granted more flexibility in the BEE ownership context of the BEE Plan; and (ii) will notify AngloGold in advance of any addition to, amendment to, cancelation of, or waiver or release of any of its rights or obligations under the Bridge Facility Agreement. Harmony hereby undertakes to ensure that at least US$100,000,000 (one hundred million Dollars) is available at all times during the Interim Period under the Purchaser RCF Agreements.

2.4.
Each of the Conditions Precedent set out in clauses 2.1.8 and 2.1.9 have been inserted for the benefit of AngloGold, which will be entitled unilaterally to waive fulfilment of same, by written notice to the Purchaser prior to the expiry of the relevant time period set out in such clauses for fulfilment of the relevant Condition Precedent (or such extended time period as may be agreed in writing between AngloGold and the Purchaser in accordance with clause 2.6).

2.5.
Each of the Conditions Precedent set out in clauses 2.1.4 have been inserted for the benefit of Harmony, which will be entitled unilaterally to waive fulfilment of same, by written notice to AngloGold prior to the expiry of the relevant time period set out in such clauses for fulfilment of the relevant Condition Precedent (or such extended time period as may be agreed in writing between AngloGold and the Purchaser in accordance with clause 2.6).

2.6.	Notwithstanding anything to the contrary in this Agreement, the Parties agree that the Long Stop Date can be extended at any time prior to the lapsing thereof:

2.6.1.	once, by either AngloGold or the Purchaser unilaterally on written notice to the other Party, to (and only to) the date falling 9 (nine) months following the Signature Date; and

2.6.2.	thereafter, by the Parties expressly agreeing to any extension of the Long Stop Date in writing (on one or more occasions) prior to the lapsing thereof, to such later date/s as the Parties agree.
For the avoidance of doubt, the Parties agree and acknowledge that in the event that the Long Stop Date is extended unilaterally by either of the Parties under clause 2.6.1, the Long Stop Date shall not be capable of further extension by either Party unilaterally (including under clause 2.6.1) and thereafter will only be capable of being extended by the written agreement of both Parties in accordance with clause 2.6.2.

2.7.
On the CP Fulfilment Date, all of the provisions of this Agreement (other than the Operative Provisions which shall take effect as at the Signature Date in terms of clause 2.1) shall take effect and become operative.

2.8.
Unless each of the Conditions Precedent has been fulfilled or waived by not later than the relevant date for fulfilment thereof set out in clause 2.1 (or such later date or dates as may be agreed in writing between AngloGold and the Purchaser on or before the aforesaid date or dates), (i) the provisions of this Agreement (save for clauses 1, 2, 4, 20, 25, 26, 27 and 30 to 42 (both inclusive) which will remain of full force and effect and binding on the Parties) will never become of any force or effect, (ii) this Agreement shall terminate (with each Party being relieved of its duties and obligations arising in terms of this Agreement from and after the relevant date, other than in terms of clauses 1, 2, 4, 20, 25, 26, 27 and 30 to 42 (both inclusive)), (iii) the status quo ante will be restored by the Parties as near as may be possible and (iv) none of the Parties will have any claim against any other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of any of the Operative Provisions.

3.	MERGER NOTIFICATION TO COMPETITION AUTHORITIES

3.1.
It is recorded that the transactions contemplated in this Agreement will result in an acquisition of control as contemplated by Chapter 3 of the Competition Act, which requires the approval of the relevant Competition Authorities prior to this Agreement being implemented.

3.2.
AngloGold shall, as soon as reasonably possible after the Signature Date, instruct ENS, for the purpose of preparing, in reasonable consultation with Bowmans (acting on behalf of the Purchaser), all submissions, applications and documents which are required to be furnished to the relevant Competition

Authorities in order to obtain the approval for the transaction contemplated in this Agreement, as contemplated in clause 3.1 and for the purpose of the presentation and argument of any such application. In this regard, the Parties shall co-operate with each other and timeously provide the aforesaid advisors with all documents and information as the advisors may reasonably require.

3.3.
AngloGold and the Purchaser will use their reasonable endeavours to procure that the merger filing is submitted to the relevant Competition Authorities by no later than 30 (thirty) calendar days after the Signature Date.

3.4.
AngloGold agrees, and will procure, that neither the merger filing nor any other submissions, applications or documents which are required to be furnished to the relevant Competition Authorities will be submitted to the relevant Competition Authorities without the Purchaser first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed. Any approaches to, liaison with, or documents filed with, the Competition Authorities shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis.

3.5.
AngloGold shall, and shall procure that ENS shall, ensure that the Purchaser and Bowmans are promptly provided with copies of any and all notices and correspondence received from the Competition Authorities which relate to the transactions contemplated in this Agreement.

3.6.	Each of AngloGold and the Purchaser will –

3.6.1.	sign all documents and expeditiously provide all necessary information upon being required to do so;

3.6.2.	use its reasonable endeavours and shall take all such steps and render all such assistance as may be reasonably necessary from a process point of view; and

3.6.3.	do everything reasonably required by the relevant Competition Authorities from a process point of view, in each case, to procure that the merger filing is properly prepared and duly submitted within the time period specified in clause 3.3.

3.7.
If the Competition Tribunal prohibits the implementation of the merger or approves the implementation of the merger subject to a condition or conditions, neither Party shall be entitled to appeal and/or review the Competition Tribunal’s decision to the Competition Appeal Court unless AngloGold and the Purchaser both agree in writing prior thereto within the time period set out in clause 3.8. In the event of such agreement within such time period, either AngloGold or the Purchaser may appeal and/or review the Competition Tribunal’s decision to the Competition Appeal Court. Each Party shall bear its own costs for any appeal or review proceedings against a decision of any Competition Authority.

3.8.
In the event that AngloGold and the Purchaser are unable to agree in writing to appeal and/or review the Competition Tribunal’s decision to the Competition Appeal Court within 10 (ten) Business Days of a written request by either of them to reach such agreement and the Party affected by a condition imposed by the Competition Authorities does not (as contemplated in clause 2.1.7) accept such condition then the Condition Precedent referred to in clause 2.1.7 will fail.

3.9.
The merger filing fee payable to the Competition Authorities in connection with the submission of the merger notification to the Competition Authorities shall be borne by the Parties in equal shares. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the merger notification, including the legal fees and costs of its advisors in the preparation of the merger filing and engagement with the relevant Competition Authorities.

4.	BREAK FEE

4.1.
In relation to the fulfilment of the Condition Precedent set out in clauses 2.1.2 and 2.1.5, the Parties record and agree that the Purchaser has prior to the Signature Date provided to AngloGold, in a form and with such content as is acceptable to AngloGold, a written black economic empowerment plan in the form of a letter addressed to the CEO of AngloGold from the CEO of Harmony dated 22 September 2017 ("BEE Plan") setting out, inter alia, its agreed framework (including without limitation the percentage interests that it proposes to offer to each respective constituency forming part of its BEE Plan) and structure in relation to the BEE Transaction and the basis upon which the BEE Transaction will be funded.

4.2.
In relation to the BEE Agreement and the BEE Plan, the Purchaser and Harmony hereby undertakes in favour of AngloGold that, until the earlier to occur of (i) Closing taking place on the Closing Date or (ii) this Agreement terminating in accordance with its terms, it shall not, without AngloGold's prior written consent (not to be unreasonably withheld or delayed), make any addition to, amend, cancel, waive or release any of its rights or obligations under the BEE Agreement and the BEE Plan in such a manner that would prejudice the granting of the Section 11 Ministerial Consent.

4.3.	In (and only in) the event that:

4.3.1.	this Agreement terminates under clause 2.8 as a result of the Condition Precedent set out in clause 2.1.1 not being fulfilled by the date required for the fulfilment thereof;

4.3.2.	this Agreement terminates under clause 2.8 as a result of the Condition Precedent set out in clause 2.1.2 not being fulfilled by the date required for the fulfilment thereof; or

4.3.3.
(i) this Agreement terminates under clause 2.8 as a result of the Condition Precedent set out in clause 2.1.5 not being fulfilled by the date required for the fulfilment thereof and (ii) one of the reasons the Condition Precedent set out in clause 2.1.5 is not fulfilled is as a result of, in the Minister's opinion, the Purchaser not being sufficiently empowered, or not having taken steps to become sufficiently empowered, in order to grant Section 11 Ministerial Consent for the transaction contemplated by this Agreement, the Purchaser hereby agrees that it shall be liable to pay AngloGold a break fee of an amount equal to the ZAR equivalent of US$3,000,000 (three million Dollars) (calculated in terms of the Spot Rate as at the Business Day on which this Agreement terminates under clause 2.8) (the "Break Fee"). In determining whether a Break Fee is payable in terms of clause 4.3.3, to the extent that Section 11 Ministerial Consent is not obtained and the Minister has not provided reasons for its rejection of the Section 11 Application, AngloGold and the Purchaser undertake to use their reasonable endeavours to request reasons from the Minister in this regard.

4.4.
The payment of the Break Fee, if applicable and payable in terms of clause 4.1, shall be made by electronic funds transfer in immediately available funds, free of any deductions or set-off whatsoever, in ZAR, into a ZAR denominated bank account in South Africa nominated in writing by AngloGold within 10 Business Days of written demand therefor.

4.5.
Notwithstanding anything to the contrary in this Agreement, it is hereby recorded and agreed that, in the event that the Break Fee becomes payable in accordance with clause4.3, AngloGold shall be entitled (in its sole and absolution discretion) to either elect to:

4.5.1.
accept the payment of the Break Fee in terms of this clause 4, in which case, provided that the Break Fee has been paid by the Purchaser and received by AngloGold, the Break Fee shall be AngloGold’s sole and exclusive remedy against the Purchaser in respect of the Purchaser's acts or omissions which resulted in the failure to fulfil the relevant Condition Precedent giving rise to the payment of the Break Fee and AngloGold hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any and all other remedies, rights, claims and causes of action (including a claim for damages), known or unknown, which it has or may at any time have against the Purchaser, Harmony or any of their Affiliates arising under this Agreement, any applicable Law, or otherwise in respect of the Purchaser's acts or omissions which resulted in the failure to fulfil the relevant Condition Precedent giving rise to the payment of the Break Fee. Notwithstanding anything in this clause 4.5.1, if the Purchaser and/or Harmony are in breach of any of their other obligations in terms of this Agreement (other than in respect of the relevant Condition Precedent giving rise to the payment of the Break Fee), AngloGold shall be entitled to the Break Fee as well as any other remedies, rights, claims and causes of action contemplated in clause 4.5.2 below in relation to such other breach of such other obligations; or

4.5.2.
pursue any and all other remedies, rights, claims and causes of action (including a claim for damages) that it may have against the Purchaser, Harmony or any of their Affiliates to the fullest extent permitted by applicable Law, in which case, no Break Fee will be payable by the Purchaser under any circumstances.

4.6.
Notwithstanding the provisions of clause 4.5, it is hereby recorded and agreed that if the Condition Precedent set out in clause 2.1.5 is not fulfilled by the date required for the fulfilment thereof, then, provided that the Purchaser and Harmony (i) adhered to the BEE Plan (which shall include by accepting or being willing to accept any conditions imposed in connection with the Section 11 Ministerial Consent which are consistent with the BEE Plan) and (ii) complied in all material respects with its obligations in clause 5, AngloGold shall not be entitled to allege or bring any claim against the Purchaser and/or Harmony on the basis that the Purchaser and/or Harmony breached any of their respective obligations relating to the fulfilment of such Condition Precedent (including under clause 2.2) and/or failed to accept or agree to any conditions in breach of clause 2.1.5 and the Break Fee shall be AngloGold’s sole and exclusive remedy against the Purchaser in this regard.

4.7.
Notwithstanding anything to the contrary in this Agreement, it is hereby recorded and agreed that: (i) no Break Fee shall be payable if the Agreement does not terminate under clause 2.8 and Closing takes place on the Closing Date, notwithstanding the non-fulfilment of any one or more of the Conditions Precedent set out in clauses 2.1.1, 2.1.2 and/or 2.1.5 and (ii) the Purchaser shall not be liable to pay more than one Break Fee under any circumstances, irrespective of whether more than one Condition Precedent is not fulfilled by the date required for fulfilment thereof.

4.8.	The provisions of this clause 4 shall survive termination of this Agreement.

5.	SECTION 11 AND SECTION 102 APPLICATION

5.1.
AngloGold shall, as soon as reasonably possible after the Signature Date, instruct ENS, for the purpose of preparing, in consultation with Bowmans (acting on behalf of the Purchaser), all submissions, applications and documents (including the Section 102 Application and Section 11 Application) which are required to be furnished to the DMR in order to obtain the Section 102 Ministerial Consent and Section 11 Ministerial Consent. In this regard, the Parties shall co-operate with each other and timeously provide ENS with all documents and information as ENS may reasonably require.

5.2.
It is agreed that AngloGold shall at all times permit the Purchaser to review and comment on any written submissions, applications and documents (including the Section 11 Application and the Section 102 Application) to be made to the DMR. AngloGold agrees, and will procure, that no submissions, applications and documents (including the Section 11 Application and the Section 102 Application) which are required to be furnished to the DMR in order to obtain the Section 11 Application and the Section 102 Ministerial Consent will be submitted to the DMR without the Purchaser first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed. Any approaches to, liaison with, or documents filed with, the DMR in connection with the Section 11 Application and the Section 102 Application shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis.

5.3.
The Section 11 Application and the Section 102 Application shall be submitted by AngloGold to the DMR on the basis that the means of submission may include submission electronically via the website of the DMR and/or manual lodgement, together with any further documents as may be required to be submitted in connection with the Section 11 Application and the Section 102 Application.

5.4.
The Purchaser will use its reasonable endeavours to prepare and deliver to AngloGold, within 20 (twenty) calendar days after the Signature Date, such new or amended environmental management programmes, mining work programmes and social and labour plans as will be required to form part of (or be submitted together with) the Section 102 Application. AngloGold will use its reasonable endeavours to procure that the Kopanang Purchaser prepares and delivers to the Purchaser, within a time period that is close to the aforementioned 20 (twenty) calendar days time period, such new or amended environmental management programmes, mining work programmes and social and labour plans as will be submitted to the DMR pursuant to the Kopanang Transaction. AngloGold and the Purchaser will use their reasonable endeavours procure that each of the Section 11 Application and the Section 102 Application is submitted to the DMR within 30 (thirty) calendar days after the Signature Date. The environmental management programme to be provided by the Purchaser as part of the Section 102 Application will include any Environmental Obligations arising from the Mispah Tailings Storage Facility.

5.5.	Each of AngloGold and the Purchaser will –

5.5.1.	sign all documents and expeditiously provide all necessary information upon being required to do so;

5.5.2.	use its reasonable endeavours and shall take all such steps and render all such assistance to each other as may be reasonably necessary from a process point of view; and

5.5.3.	do everything reasonably required by the DMR from a process point of view, in each case, to procure that each of the Section 11 Application and the Section 102 Application is properly prepared and duly submitted within the time period specified in clause 5.4.

5.6.
The Purchaser and AngloGold will each nominate appropriate employees (the "Authorised Employees") to jointly act on behalf of the Purchaser and AngloGold and to make all representations to the Minister and/or the DMR solely for the purpose of obtaining the Ministerial Consent under the Section 11 Application and the Section 102 Ministerial Consent under the Section 102 Application. The Purchaser and AngloGold will on the Signature Date provide each of the Authorised Employees with a power of attorney to jointly act on and their behalf for purposes of obtaining the Section 11 Ministerial Consent under the Section 11 Application and the Section 102 Ministerial Consent under the Section 102 Application. For purposes of this clause 5.6 "jointly" shall mean one or more of the Authorised Employees of AngloGold acting together with one or more of the Authorised Employees of the Purchaser. The Parties will be entitled to substitute their Authorised Employees if necessary and the initial Authorised Employees of each Party shall be:

5.6.1.	in the case of AngloGold, Dinica Joy Strydom and Cindy Ann Chater; and

5.6.2.	in the case of the Purchaser, Neil Terblanche and Melanie Naidoo-Vermaak.

5.7.
At least one of the Authorised Employees of each of AngloGold and the Purchaser will be invited by the Parties to attend all meetings in connection with procuring the Section 11 Ministerial Consent and the Section 102 Ministerial Consent between any of the Parties respectively and any Party and the Minister and/or the DMR.

5.8.
The Purchaser and AngloGold shall bear the filing fees payable to the DMR in connection with the submission of the Section 11 Application and the Section 102 Application in equal shares. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the Section 11 Application and the Section 102 Application, including the legal fees and costs of its advisors in the preparation of the Section 11 Application and the Section 102 Application and engagement with the DMR.

5.9.
As soon as reasonably possible after the grant of the Section 102 Ministerial Consent and, to the extent reasonably possible, by no later than the Closing Date, the Parties shall sign and execute notarial deeds of amendment consequent upon the grant of the Section 102 Ministerial Consent. Following execution of such notarial deeds of amendment, AngloGold shall use its reasonable endeavours to ensure that such notarial deeds of amendment are duly lodged at Mining Titles Office within the prescribed periods and registered as soon as reasonably possible. The Purchaser shall be solely responsible for paying all costs of and incidental to the lodgement and registration of such notarial deeds of amendment.

6.	KOSH WATER DIRECTIVE

6.1.
AngloGold shall, as soon as reasonably possible after the Signature Date, prepare all submissions, applications and documents which are required to be furnished to the Regional Director and arrange all meetings as may be necessary in order to attempt reasonably to procure the fulfilment of the Condition Precedent in clause 2.1.9.

6.2.
It is agreed that AngloGold shall at all times permit the Purchaser to review and comment on any written submissions, applications and documents to be made to the Regional Director. AngloGold agrees, and will procure, that no submissions, applications and documents which are required to be furnished to the Regional Director in order to procure the fulfilment of the Condition Precedent in clause 2.1.9 will be submitted to the the Regional Director without the Purchaser first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed. Any approaches to, liaison with, or documents filed with, the Regional Director in connection with the Condition Precedent in clause 2.1.9 shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis.

6.3.
AngloGold and the Purchaser will use all reasonable endeavours to procure that all submissions, applications and documents which are required to be submitted to the Regional Director are submitted by no later than 30 (thirty) calendar days after the Signature Date.

6.4.
AngloGold shall ensure that the Purchaser is promptly provided with copies of any and all notices and correspondence received from the Regional Director which relate to the Condition Precedent in clause 2.1.9.

6.5.	Each of AngloGold and the Purchaser will –

6.5.1.	sign all documents and expeditiously provide all necessary information upon being required to do so;

6.5.2.	use its reasonable endeavours and shall take all such steps and render all such assistance as may be reasonably necessary from a process point of view; and

6.5.3.	do everything reasonably required by the Regional Director from a process point of view, in each case, to procure the release of AngloGold from all past, present and future obligations and liabilities in terms of the KOSH Water Directives.

6.6.
If the Regional Director fails to waive or issue a revised KOSH Water Directive or waives or issues a revised KOSH Water Directive subject to a condition or conditions, AngloGold may appeal and/or review the Regional Director’s decision. Each Party shall bear its own costs for any appeal or review proceedings against a decision of the Regional Director.

6.7.
Subject to clause 6.8 below, to the extent that AngloGold waives fulfilment of the Condition Precedent in clause 2.1.9, then until such time as the Regional Director waives or issues a revised KOSH Water Directive in terms of which the Purchaser assumes all past, present and future obligations and liabilities of AngloGold in terms of the KOSH Water Directives in relation to the Vaal River Region (such applicable time period, the "KOSH Undertaking Period"), Harmony shall not and Harmony shall procure and ensure that no member of the Purchaser Group shall, whether individually or collectively, enter into any transaction or a series of related transactions, that would result in a Disposal (whether directly or indirectly) of All or a Greater Part of Assets or Undertakings of Harmony to any person or persons (any such transaction, a "Disposal Transaction") without either: (i) Harmony being able to satisfy AngloGold (in its sole discretion) and AngloGold confirming in writing that it is satisfied that it will not be adversely affected by the Disposal Transaction; or (ii) it being made a pre-implementation condition to such Disposal Transaction that each acquiring person of the relevant assets or undertakings:

6.7.1.
agrees to provide an undertaking on the same or substantially the same terms as the undertaking contained in this clause 6.7 and clause 6.8 (any such undertaking, an "Undertaking") in favour of AngloGold; and

6.7.2.
has provided a joint and several guarantee on the same terms as the Parent Guarantee or such other terms as may be acceptable to AngloGold, acting reasonably (any such guarantee, a "Further Guarantee") in favour of AngloGold, and in each case all necessary Authorisations required by Law and Perfection Requirements as regards to the provision of such Undertaking and/or granting of such Further Guarantee have been obtained and completed and are in a form which is to the satisfaction of AngloGold (acting reasonably), and evidence of the same has been provided to AngloGold. Notwithstanding the aforegoing, for a period of 2 (two years) following the Closing Date, the implementation by Harmony or any other member of the Purchaser Group of any transaction within the aforementioned 2 (two year) period, which is limited solely to a direct or indirect Disposal of all or any interest in Wafi-Golpu, regardless of the consideration received by Harmony or any other member of the Purchaser Group or whether such transaction constitutes a Disposal Transaction, will not need to be subject to the aforementioned conditions or requirements. For the avoidance of doubt, following the aforementioned 2 (two) year period, if Harmony enters into any transaction during the KOSH Undertaking Period for the Disposal of any direct or indirect interest in Wafi-Golpu and such transaction constitutes a Disposal Transaction, the implementation of such transaction must be subject to the aforementioned conditions.

6.8.
Harmony undertakes to notify AngloGold as soon as reasonably possible after it has entered into any Disposal Transaction during the KOSH Undertaking Period and/or any other transaction which has a value of half or more of that which would result in a Disposal Transaction.

6.9.	The provisions of this clause 6 shall apply on multiple occasions, if applicable, during the KOSH Undertaking Period and to each Disposal Transaction falling within its terms.

6.10.
To the extent that AngloGold waives fulfilment of the Condition Precedent in clause 2.1.9, AngloGold shall continue to procure that the Regional Director waives or issues a revised KOSH Water Directive in terms of which the Purchaser assumes all past, present and future obligations and liabilities of AngloGold in terms of the KOSH Water Directives in relation to the Vaal River Region, and to take all reasonable steps to give effect to the aforegoing, including in relation to any required review or appeal proceedings. The Purchaser undertakes to cooperate in good faith with AngloGold, take all such steps and render all such assistance as may be reasonably necessary and use all reasonable endeavours to assist AngloGold in this regard.

7.	MATERIAL ADVERSE CHANGE

7.1.
At any time prior to the Closing Date, either Party shall inform the other of the happening of a Material Adverse Change within 10 (ten) Business Days from becoming aware of such Material Adverse Change, containing a detailed description of the alleged Material Adverse Change, as well as all such details as the Party giving the notice is in possession of or has access to relating to the effect of such Material Adverse Change (the "MAC Notice").

7.2.
After delivery of a MAC Notice, the Parties shall meet within 10 (ten) Business Days of the delivery of such MAC Notice in order to attempt to agree whether a Material Adverse Change has occurred, provided that if the Parties are unable to agree within 10 (ten) Business Days, the matter will be referred to an Expert for determination in accordance with clause 29.

7.3.
If the Parties agree (or the Expert determines) that a Material Adverse Change has occurred, the Purchaser shall have the right to terminate this Agreement in accordance with clause 30.1.2.2, provided that in the event that the Purchaser decides not to the terminate the Agreement, the Purchaser shall have no Claim of any nature whatsoever against AngloGold in relation to the subject matter of such Material Adverse Change.

7.4.
In the event that a MAC Notice has been delivered and the subsequent process contemplated in this clause 7 and clause 30 has not been completed in accordance therewith prior to the date falling 5 (five) Business Days prior to the scheduled Closing Date, such scheduled Closing Date shall be postponed and shall occur (i) if such process is completed on or before the 20th (twentieth) calendar day in any subsequent calendar month, the last Business Day of such month or (ii) if such process is completed after the 20th (twentiety) calendar day in any subsequent calendar month, the last Business day of the month immediately following the month in which such process is completed (unless the Agreement is terminated in accordance with clause 30.1.2.2).

7.5.
For the avoidance of doubt, this clause 7 shall cease to be of any force and effect after the Closing Date and neither Party shall be entitled to allege the occurrence of a Material Adverse Change following Closing Date.

Part C.	SALE AND PURCHASE OF THE SALE EQUITY

8.	SALE AND PURCHASE OF THE NUFCOR SALE EQUITY AND MWC MEMBERS INTEREST

8.1.
Upon the terms and subject to the conditions contained in this Agreement, the Purchaser hereby purchases and AngloGold hereby sells and cedes to the Purchaser, with effect from the Closing Date, the Nufcor Sale Shares and the Nufcor Sale Claims. The Nufcor Sale Shares shall be sold free and clear of any and all Encumbrances, with all rights attaching to them at the Closing Date, including the right to receive all distributions and dividends declared, paid or made in respect of the Nufcor Sale Shares at or after the Closing Date. The aforegoing sentence applies mutatis mutandis to the Nufcor Sale Claims.

8.2.
Upon the terms and subject to the conditions contained in this Agreement, the Purchaser hereby purchases and AngloGold hereby sells and cedes to the Purchaser, with effect from the Closing Date, the MWC Members Interest and any claims that AngloGold has against MWC on loan account as at the Closing Date including pursuant to a loan advanced by AngloGold to MWC on or about June 2007. With effect from the Closing Date:

8.2.1.	the Purchaser hereby agrees to become a corporate member of MWC; and

8.2.2.
the Purchaser and Harmony hereby release AngloGold from its obligations in terms of, and waives all rights and claims that it may have against AngloGold in respect of, MWC, including without limitation, in relation to the agreement entered into between AngloGold and Harmony on or about 30 September 2014 (the "MWC Settlement Agreement"). The Parties hereby record and agree that, with effect from the Closing Date:

8.2.2.1.	the MWC Settlement Agreement will unconditionally and irrevocably terminate in its entirety and shall cease to be of any further force and effect; and

8.2.2.2.
neither Harmony nor AngloGold will have any rights or obligations under the MWC Settlement Agreement or any claim, of any nature whatsoever and howsoever arising, against any each other, arising out of or pursuant to the MWC Settlement Agreement.

8.3.
It is recorded and agreed that the agreement entered into between Chemwes Proprietary Limited ("Chemwes") and MWC on or about 25 November 2008 in terms of which, inter alia, Chemwes undertakes to take a minimum quantity of water from MWC of approximately 9Ml/day at an agreed price, will remain in operation and be maintained in accordance with its terms and that neither Mine Waste Solutions Proprietary Limited nor any member of the Group will enter into any agreements with MWC as part of the transaction contemplated in this Agreement.

8.4.
Notwithstanding the Signature Date, the sales and cessions referred to in clauses 8.1 and 8.2 will take place on the Closing Date and ownership of and risk in, and benefit attaching to, the Sale Equity will, against discharge of the Relevant Purchase Price in terms of clause 19, pass to the Purchaser on the Closing Date.

9.	DELIVERY AND CLOSING

9.1.
On the Closing Date, subject to the fulfilment or waiver (as applicable) of the Conditions Precedent, the representatives of AngloGold and the Purchaser shall meet at the offices of ENS at 150 West Street, Sandton, Johannesburg, South Africa, or at such other place as AngloGold and the Purchaser may agree, where AngloGold shall, against payment of the Nufcor Purchase Price and the MWC Purchase Price by the Purchaser in terms of clause 19, deliver to the Purchaser –

9.1.1.
the original share certificates in respect of the Nufcor Sale Shares, together with duly executed cession and transfer forms (in a form attached hereto as Annexure R) for the transfer of ownership in respect thereof (blank as to the transferee);

9.1.2.
all of the books, records, documents and assets of Nufcor in its possession and/or under its control immediately before the Closing Date (including, without limiting the generality of the aforegoing, the certificates of incorporation, memoranda of incorporation, minute books, tax records, securities register and other registers of Nufcor), or alternatively place the Purchaser in effective control of such books, records, documents and assets;

9.1.3.	the original certificate of registered title in lieu of a lost deed in respect of the Nufcor Property;

9.1.4.
(i) the written resignation(s) (in a form attached hereto as Annexure S), with effect from the Closing Date, of all of the directors of Nufcor, together with (ii) an originally certified copy of the South African identity document (if South African) or valid passport (if not South African) of each resigning director, certified within the 2 (two) months prior to the Closing Date;

9.1.5.	certified copies of duly passed resolutions (in a form attached hereto as Annexure V) of the board of directors of Nufcor –

9.1.5.1.
authorising (subject to the terms and conditions of this Agreement and with effect from the Closing Date) the registration and transfer of the Nufcor Sale Shares, and the cession of the Nufcor Sale Claims, to the Purchaser, and instructing the company secretary of Nufcor to –

9.1.5.1.1.	update the securities register of Nufcor to reflect the Purchaser as the registered owner of the Nufcor Sale Shares; and

9.1.5.1.2.
cancel the existing share certificate/s, which reflect AngloGold as the registered owner of the Nufcor Sale Shares, and issue new share certificate/s to the Purchaser which reflect the Purchaser as the registered owner of the Nufcor Sale Shares;

9.1.5.2.
approving the appointment of the Purchaser's nominees to the board of directors of Nufcor, provided that the Purchaser provides the names and identity numbers of such nominees to AngloGold at least 5 (five) Business Days before the Closing Date; and

9.1.5.3.	noting the resignations of the persons referred to in clause 9.1.4;

9.1.6.
certified copies of duly passed resolutions (in a form attached hereto as Annexure W) of Nufcor’s shareholder appointing the Purchaser's nominees to the board of directors of Nufcor, provided that the Purchaser provides the names and identity numbers of such nominees to AngloGold at least 5 (five) Business Days before the Closing Date;

9.1.7.
the written resignation(s) (in a form attached hereto as Annexure S), with effect from the Closing Date, of all of AngloGold's appointees to the board of directors of MWC, together with an originally certified copy of the South African identity document (if South African) or valid passport (if not South African) of each resigning director, certified within the last 2 (two) months;

9.1.8.
the written resignation(s) (in a form attached hereto as Annexure T), with effect from the Closing Date, of all of AngloGold's nominated member of MWC, together with an originally certified copy of the South African identity document (if South African) or valid passport (if not South African) of each resigning nominated member, certified within the last 2 (two) months;

9.1.9.	certified copies of duly and unanimously passed resolutions (in a form attached hereto as Annexure X) unanimously supported and passed by the board of directors of MWC:

9.1.9.1.
authorising (subject to the terms and conditions of this Agreement and with effect from the Closing Date): (i) the registration and transfer to the Purchaser of the MWC Members Interest and the admission of the Purchaser as a corporate member of MWC; and (ii) instructing the company secretary of MWC to update the corporate members register to reflect the Purchaser as the holder of the MWC Members Interest;

9.1.9.2.	noting the resignations of the persons referred to in clause 9.1.7; and 9.1.8;

9.1.9.3.	authorising and effecting the termination of AngloGold’s (corporate) membership in MWC with effect from the Closing Date;

9.1.10.	duly signed originals of any other document, which in AngloGold's sole opinion (acting reasonably), is required to terminate AngloGold’s membership in MWC;

9.1.11.	the original trust deed and letters of authority in respect of the Uranium Environmental Trust;

9.1.12.
the written resignation(s) (in a form attached hereto as Annexure U), with effect from the Closing Date, of all trustees of the Uranium Environmental Trust, dated at least 30 days prior to the Closing Date;

9.1.13.
certified copy of the resolutions (in a form attached hereto as Annexure Y) of the trustees of the Uranium Environmental Trust authorising (subject to the terms and conditions of this Agreement and with effect from the Closing Date) to give effect to:

9.1.13.1.
the appointment of the Purchaser's nominees to the board of trustees of the Uranium Environmental Trust, provided that the Purchaser provides the names and identity numbers of such nominees to AngloGold at least 5 (five) Business Days before the Closing Date; and

9.1.13.2.	the resignations of the persons referred to in clause 9.1.12.

9.2.
AngloGold and the Purchaser may, by agreement in writing, dispense with a meeting on the Closing Date and may instead provide for the delivery of the documents referred to in clause 9.1 in such other manner as they may agree.

9.3.
In the context of MWC, it is recorded and agreed that, as soon as reasonably possible after the Closing Date, AngloGold and the Purchaser will use all reasonable endeavours to procure the resignation of AngloGold's appointees to the board of directors of MWC and nominated members of MWC and appointment of the Purchaser's nominees to the board of directors of MWC and nominated members.

9.4.	Rehabilitation Obligations:

9.4.1.	It is recorded that AngloGold has made provision for rehabilitation in respect of Nufcor by way of a contribution to the Uranium Environmental Trust of the Uranium Environmental Trust Money.

9.4.2.
The Parties record and agree that, as soon as reasonably possible after the Closing Date, the Purchaser shall do all such things as may be necessary to procure the issuance of new letters of authority in respect of the Uranium Environmental Trust and AngloGold shall use all reasonable endeavours to assist the Purchaser to obtain such new letters of authority and any other amendments to the Uranium Environmental Trust and the related deed of trust as reasonably requested by the Purchaser or Harmony.

Part D.	SALE AND PURCHASE OF THE VR MINING BUSINESS

10.	SALE AND PURCHASE OF THE VR MINING BUSINESS

10.1.
AngloGold hereby sells, transfers and cedes to the Purchaser, and the Purchaser hereby purchases the VR Mining Business, and as a going concern, on the Closing Date, subject to the terms and conditions set out in this Agreement and excluding the Excluded Liabilities.

10.2.	Notwithstanding the Signature Date (or anything to the contrary contained herein) –

10.2.1.
the risk in and benefit attaching to the VR Mining Business shall vest in the Purchaser with effect on and as from the Closing Date and AngloGold shall cease to have operational control of the VR Mining Business on and as from the Closing Date;

10.2.2.
ownership of the VR Mining Business (other than the VR Mining Properties, the VR Mining Servitudes, the Core Yard Servitude, the Village Property, the Purchaser Right of Way Servitude, the Mining Rights and the Surface Right Permits) shall pass to the Purchaser on and with effect from the Closing Date;

10.2.3.	ownership of the Mining Rights shall pass to the Purchaser upon notarial execution of the Notarial Deeds of Cession in respect of the Mining Rights (as contemplated in clause 11.3);

10.2.4.
ownership of each of the VR Mining Properties shall pass to the Purchaser on and with effect from the Transfer Date of each of the respective VR Mining Properties and ownership of the VR Mining Servitudes and the Core Yard Servitude shall pass upon notarial execution of the notarial deeds of servitudes in respect of the VR Mining Servitudes and the Core Yard Servitude (as contemplated in clauses 11.5 and 11.11 respectively);

10.2.5.	ownership of the Village Property shall pass to the Purchaser on and with effect from the Village Property Transfer Date (as contemplated in clause 11.6); and

10.2.6.
ownership of the Surface Right Permits shall pass upon registration of the consents or deeds of transfer of the Surface Right Permits in the Mining Titles Office and ownership of the Purchaser Right of Way Servitude shall pass upon notarial execution of the notarial deed of servitude in respect of the Purchaser Right of Way Servitude (as contemplated in clause 11.7).

11.	DELIVERY AND IMPLEMENTATION

11.1.	On the Closing Date and against compliance by the Purchaser with all of its obligations in terms of clause 19 that are due on or before the Closing Date, AngloGold:

11.1.1.
hereby cedes and delegates (with effect from the Closing Date) to the Purchaser all of its rights, title and interests in and to and all prospective obligations in respect of the Contracts, and the Purchaser hereby accepts such cession and delegation, to the extent that: (i) the other parties to such the Contracts consent thereto; or (ii) the consents of the other parties to such the Contracts are not required. AngloGold undertakes to use all reasonable endeavours to procure, as soon as reasonably practicable following the Signature Date, the assignment of the Contracts, and the related cession and delegation of rights, title, interests and obligations, to the Purchaser as aforesaid with effect on and from the Closing Date, including to obtain all consents, approvals and waivers that may be required from any third parties for such assignment. To the extent the Purchaser identifies any material deficiencies in any of the Contracts, then AngloGold shall co-operate with the Purchaser in good faith and provide any documentation, information and support reasonably requested by the Purchaser to rectify the issue or mitigate any risks for the Purchaser. To the extent that the consent of any other third parties to any of the Contracts is required to effect the assignment, cession and delegation contemplated in this clause 11.1.1 and such parties do not consent to such assignment, cession and delegation, then, at the cost of the Purchaser and for a period of no more than 9 (nine) months (or such longer period as the Parties may agree in writing) -

11.1.1.1.
the Purchaser shall be entitled as between it and AngloGold to the benefit of and shall bear the risk of such Contracts from the Closing Date and AngloGold shall bear the risk and be entitled to the benefit of such Contracts prior to the

Closing Date. In particular but without limiting the aforegoing, if the third parties to the Contracts do not perform their obligations under the Contracts, AngloGold shall take all such reasonable steps, at the cost of the Purchaser, as shall be available to enforce such obligations;

11.1.1.2.
AngloGold shall exercise all its rights under that Contract for the benefit and at the direction of the Purchaser and AngloGold shall collect and pay to the Purchaser promptly all amounts due to be paid to AngloGold under or in respect of that Contract;

11.1.1.3.	AngloGold shall be obliged, at its cost, to discharge on the respective due dates therefor any obligations under the Contract in respect of the period prior to the Closing Date;

11.1.1.4.	the Purchaser shall be obliged, at its cost, but in AngloGold's name to discharge on the respective due dates therefor AngloGold's obligations under the Contract after the Closing Date;

11.1.1.5.	the Parties hereby indemnify each other against any Loss which may arise as a result of the other of them failing to comply with their obligations under this clause 11.1.1, provided that, if the terms of any Contract do not permit the provisions of clause 11.1.1 to be carried into effect, the Purchaser and AngloGold shall co-operate with each other in good faith to enable the object of this clause 11.1.1 to be achieved in relation to such Contract insofar as it is possible to do so lawfully;

11.1.2.
shall deliver to the Purchaser the Sale Assets by such mode of actual or constructive delivery as shall be appropriate in the circumstances, with the intent that legal title to all such Sale Assets shall pass by and upon such mode of delivery. AngloGold shall sign and execute, promptly upon receiving a written request from the Purchaser, all documents as may be reasonably required to procure the delivery and transfer, and to the extent necessary or possible, the registration of the transfer, of the Sale Assets into the name of the Purchaser;

11.1.3.
shall deliver to the Purchaser all such documents, duly completed, as may be necessary to enable the motor vehicles included in the Sale Assets to be registered in the name of the Purchaser and to enable the Purchaser to obtain the necessary certificate of roadworthiness in respect thereof (provided that any costs having been incurred in obtaining such certificates shall be paid by the Purchaser);

11.1.4.	and the Purchaser agree that:

11.1.4.1.	in respect of the Mining Rights, the provisions of clause 5 and clause 11.3 below shall apply;

11.1.4.2.	in respect of the Vaal River Trust Money, the provisions of clause 11.4 below shall apply;

11.1.4.3.	in respect of the VR Mining Properties and the VR Mining Servitudes, the provisions of clause 11.5 below shall apply;

11.1.4.4.	in respect of the Village Property, the provisions of clause 11.6 below shall apply;

11.1.4.5.	in respect of the Surface Right Permits and the Purchaser Right of Way Servitude, the provisions of clause 11.7 shall apply;

11.1.4.6.	in respect of the consumables stores related directly to the Mining Sale Assets, the provisions of clause 11.5 below shall apply;

11.1.4.7.	in respect of the Transferring Critical Spares, the provisions of clause 11.10 below shall apply;

11.1.4.8.	in respect of the Core, the Core Yard and the Core Yard Servitude, the provisions of clause 11.11 below shall apply;

11.1.4.9.	in respect of the Environmental Obligations, the provisions of clause 28.1 shall apply; and

11.1.4.10.	in respect of AngloGold’s rights under all Common Use Permits and Sole Use Permits, the provisions of clause 12 shall apply;

11.1.5.
shall place the Purchaser in possession of the originals of all books, documents (including Contracts and engineering manuals, drawings and designs) and records to the extent that it is in possession of same (irrespective of the medium in which such records are stored) which relate to the VR Mining Business; provided that to the extent that AngloGold is required by law to retain any such original AngloGold shall instead be entitled to deliver a true and accurate copy thereof, and to the extent that any such records are kept on computer hardware which is not included within the VR Mining Business, AngloGold shall instead be required to deliver electronic copies thereof (in a format acceptable to the Purchaser, acting reasonably) or allow reasonable access to such computer hardware in order to enable the Purchaser to make electronic copies thereof. Notwithstanding anything to the contrary, to the extent that any documents or records also relate to operations other than the VR Mining Business, then: (i) if such documents or records are material to the VR Mining Business, such documents or records shall be redacted so as to remove all references and information in relation to such other operations, prior to the Purchaser being placed in possession of same on the Closing Date or within a reasonable period after the Closing Date; (ii) if such documents or records are immaterial to the VR Mining Business, the Purchaser shall not be placed in possession of same; and (iii) to the extent that the Purchaser receives possession of documents or records which relate to operations other than the VR Mining Business, the Purchaser shall make such documents or records available for collection for a period of 6 (six) months following the Closing Date by AngloGold and/or the Kopanang

Purchaser. This clause shall constitute a stipulatio alteri in favour of the Kopanang Purchaser capable of acceptance in writing by the Kopanang Purchaser at any time; and

11.1.6.
hereby delegates, to the extent that the creditors concerned consent thereto, and the Purchaser hereby accepts the delegation of the Sale Liabilities to the Purchaser. To the extent applicable, AngloGold undertakes to use all reasonable endeavours to procure the delegation of the Sale Liabilities to the Purchaser as aforesaid with effect from the Closing Date. To the extent that any such creditor does not agree thereto, the Purchaser shall be obliged to discharge the Sale Liabilities on behalf of AngloGold on the respective due dates therefor and indemnifies AngloGold against any Claims of whatsoever nature that may be made against AngloGold as a result of the Purchaser’s failure to comply with its obligations in terms of this clause 11.1.6. The Parties record and agree that the Purchaser shall, with effect from the Closing Date, duly assume or punctually pay, satisfy, discharge, perform or fulfil (as the case may be) all of the Sale Liabilities.

11.2.
If, after the Closing Date, any person makes any payment to: (i) AngloGold and if the payment is in respect of any amount due to the Purchaser in terms of this Agreement, AngloGold shall, as soon as reasonably possible thereafter, notify the Purchaser thereof and transfer an amount equal to such payment into a bank account to be nominated by the Purchaser in writing; or (ii) the Purchaser and if the payment is in respect of any amount due to AngloGold in terms of this Agreement, then the Purchaser shall, as soon as reasonably possible thereafter, notify AngloGold thereof and transfer an amount equal to such payment into a bank account to be nominated by AngloGold in writing.

11.3.	Mining Rights

11.3.1.	On the Closing Date, and to the extent that it has not already done so:

11.3.1.1.
AngloGold shall deliver to the Purchaser (i) the originals or certified copies of such board resolution/s and other documents as may be necessary in order to procure the transfer of the Mining Rights from AngloGold to the Purchaser and (ii) copies of (or to the extent that AngloGold is in possession of same on the Closing Date, the originals of) the Mining Rights and Section 11 Ministerial Consent; and

11.3.1.2.	the parties shall execute the Notarial Deeds of Cession.

11.3.2.
The Purchaser shall lodge, or procure the lodgement of the Notarial Deeds of Cession, for registration at the Mining Titles Office in terms of the MTRA within the 60‑day period contemplated in section 11(4) of the MPRDA.

11.3.3.
AngloGold shall, upon written request by the Purchaser, give all reasonable assistance and take all such action as may be reasonably required by the Purchaser to give effect to the provisions of this clause 11.3.

11.4.	Rehabilitation Obligations

11.4.1.	It is recorded that AngloGold has made provision for the rehabilitation of the Mining Areas in the amounts and by way of the methods detailed below:

11.4.1.1.	a contribution to the AngloGold Rehab Trust of the Vaal River Trust Money; and

11.4.1.2.	the provision of the Vaal River Financial Guarantee.

11.4.2.	On the Closing Date:

11.4.2.1.	AngloGold shall procure the transfer of the Vaal River Trust Money to the Purchaser Rehab Trust Fund; and

11.4.2.2.
the Purchaser shall deliver to ENS, the original financial guarantee/s it intends to submit at the North West Regional Office of the DMR for the rehabilitation of the Mining Areas, which are consistent with the Minister's requirements in terms of the Section 11 Ministerial Consent (the "Purchaser Financial Guarantee"), which Purchaser Financial Guarantee ENS shall hold in escrow until such time as the Purchaser and AngloGold attend the North West Regional Office of the DMR.

11.4.3.
As soon as reasonably possible (and no later than 2 (two) Business Days) after the Closing Date, ENS shall release the Purchaser Financial Guarantee from escrow and the Purchaser and AngloGold will attend at the North West Regional Office of the DMR to uplift the original Vaal River Financial Guarantee and replace it with the original Purchaser Financial Guarantee, after which AngloGold shall cancel the Vaal River Financial Guarantee. If for whatever reason AngloGold is unable to uplift the original Vaal River Financial Guarantee:

11.4.3.1.	the Purchaser shall nevertheless submit the original Purchaser Financial Guarantee at the North West Regional Office of the DMR; and

11.4.3.2.
with effect from the Closing Date and until such time as the original Vaal River Financial Guarantee is uplifted, the Purchaser hereby indemnifies and holds AngloGold harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with the DMR bringing a claim against AngloGold and/or enforcing the Vaal River Financial Guarantee but only to the extent that such claim and/or enforcement relates to any portion of the Vaal River Financial Guarantee that relates to the VR Mining Business.

11.4.4.
Notwithstanding anything to the contrary contained herein, AngloGold shall use all reasonable endeavours to procure the upliftment of the original Vaal River Financial Guarantee and the Purchaser shall provide all assistance required by AngloGold in this regard.

11.5.	VR Mining Properties

11.5.1.
Occupation and possession of the VR Mining Properties will be provided to the Purchaser on the Closing Date. From the Closing Date until the Transfer Date of each of the respective VR Mining Properties (both dates inclusive), all risk in and benefit attaching to such VR Mining Property shall vest in the Purchaser and the Purchaser shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 11.5, to use and occupy the VR Mining Properties.

11.5.2.
It is the intention of the Parties that the Transfer of each VR Mining Property takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties agree that the Conveyancer is hereby authorised on behalf of both Parties to and shall during the Interim Period:

11.5.2.1.	take all steps as may be necessary to apply to the relevant local authority for rates clearance figures in respect of each of the VR Mining Properties (the "Rates Clearance Figures"); and

11.5.2.2.	prepare all documents necessary for lodgement of the Transfers in the relevant Deeds Registry as soon as reasonably possible after the Closing Date.

11.5.3.
The Parties undertake that they shall do all such things as may be necessary to give effect to the intention of the Parties as set out in clause 11.5.2, including but not limited to providing and signing the relevant documentation to authorise the Conveyancers to apply to the relevant local authority for the Rates Clearance Figures and providing such documentation to the Conveyancers which is necessary to prepare all documents to give effect to the Transfers. All costs associated with the applications for Rates Clearance Figures shall be for the account of AngloGold.

11.5.4.	On the Closing Date and against compliance by the Purchaser with all of its obligations in terms of clause 19 that are due on or before the Closing Date:

11.5.4.1.
and to the extent that it has not already done so, AngloGold shall hand over all the original title deeds in respect of the VR Mining Properties and all other documentation, as requested by the Conveyancers, to give effect to the provisions of this clause 11.5; and

11.5.4.2.
the Parties shall each nominate 2 (two) or more appropriate representatives employed by AngloGold and the Purchaser (or any of its Affiliates), respectively (the "Authorised Representatives") to act on their behalf to complete and/or sign all documents necessary to effect the Transfers and the execution of the notarial deeds of servitude and registration of the VR Mining Servitudes and the Core Yard Servitude in the relevant Deeds Registry. The Parties will on the Closing Date each provide their respective Authorised Representatives with a power of attorney to act on their behalf for purposes of completing and/or signing all documents necessary to effect the Transfers and the execution of the notarial deeds of servitude and registration of the VR Mining Servitudes and the Core

Yard Servitude in the relevant Deeds Registry. The Authorised Representative of each Party shall be:

11.5.4.2.1.	in the case of AngloGold, Dinica Joy Strydom or Cindy Ann Chater; and

11.5.4.2.2.	in the case of the Purchaser, Riana Bisschoff or Neil Terblanche.

11.5.5.	Throughout the period from Closing Date to Transfer Date (both dates inclusive):

11.5.5.1.
AngloGold shall, pay in full the relevant Rates Clearance Figures in order for a rates clearance certificate to be issued to the Conveyancer, in respect of each of the VR Mining Properties, in terms of section 118 of the Local Government: Municipal Systems Act, No. 32 of 2000 (the "Rates Clearance Certificate"). AngloGold undertakes to the Purchaser that when obtaining the Rates Clearance Figures from the relevant local authority for purposes of the Transfer, it shall effect payment of the full debt due to the relevant local authority as at such date and shall not limit this to the 2 (two) years preceding the issue of the Rates Clearance Certificate;

11.5.5.2.
AngloGold undertakes to the Purchaser that it shall, at its cost, do all such things as may be necessary (including providing relevant documentation for the Transfer) to obtain all consents and/or approval, as registered owner of the VR Mining Properties, that are required to give effect to the Transfers contemplated in this clause 11.5, including (without limitation), procuring the consent and/or approval of the relevant local authority or any third party to the Transfers; and

11.5.5.3.	the Parties undertake in favour of each other that:

11.5.5.3.1.
the Parties shall procure that 1 (one) of their Authorised Representatives signs all documents required to give effect to the Transfer without delay and to provide all documents, and information and do all things necessary in order to effect the Transfer; and

11.5.5.3.2.
each Party shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancers in a position to, and to ensure that the Conveyancers, effect Transfer in the relevant Deed Registry without unnecessary delay or hindrance.

11.5.6.
Save as set out to the contrary in this clause 11.5, the Purchaser shall be liable for all transfer costs in accordance with the fees agreed between the Purchaser and the Conveyancers, fees and disbursements (including, subject to clause 15, transfer duty and VAT, if any) payable in connection with the Transfer and the registration of the VR Mining Servitudes and the Core Yard Servitude in the relevant Deeds Registry. The Purchaser shall effect payment of such agreed costs to the Conveyancers on receipt of a VAT invoice from the Conveyancers.

11.5.7.
Subject to the Warranties, the Parties agree that the VR Mining Properties are sold to the extent as they now lie, voetstoots, subject to all registered servitudes, VR Mining Surface Right Permits and Encumbrances.

11.5.8.
AngloGold shall be obliged to procure the issue of a valid and up to date certificate of compliance in respect of each of the freehold residential properties referred to in paragraph (A) of Annexure I as contemplated in terms of the Electrical Installation Regulations 2009 promulgated under the Occupational Health and Safety Act No. 85 of 1993, (the "Compliance Certificate") (to the extent that AngloGold is not already in possession of a valid Compliance Certificate which is less than 2 (two years old)) and deliver the valid and up to date Compliance Certificates for each of the freehold residential properties referred to in paragraph (A) of Annexure I to the Purchaser on or before the Closing Date. AngloGold shall be liable for the cost of procuring the issue of the said Compliance Certificates (to the extent that it is necessary to procure the issue of an updated Compliance Certificate), including without limitation the cost of any necessary electrical work. To the extent that such amounts have not already been paid to AngloGold as contemplated in clause 11.5.9.3, the Purchaser shall refund to AngloGold, on demand, the amounts paid by AngloGold in respect of the Rates Clearance Certificates for the period from the Closing Date to the Transfer Date subject to AngloGold providing the Purchaser with such documentation evidencing amounts that may be due and payable by the Purchaser.

11.5.9.
In relation to the period from the Closing Date until the Transfer Date for each of the respective VR Mining Properties (both dates inclusive), the Purchaser shall, without limitation, be liable for all costs (save for rental costs) which are incurred with effect from the Closing Date and related to its occupation and possession of the VR Mining Properties, including without limitation –

11.5.9.1.	all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the VR Mining Properties (including any deposits payable in connection therewith);

11.5.9.2.	all costs in relation to the maintenance and upkeep of the improvements and structures, to the extent that such maintenance and upkeep is required by the Purchaser, on the VR Mining Properties; and

11.5.9.3.	all rates and taxes and other imposts levied by any local authority in respect of the VR Mining Properties, and the Purchaser hereby indemnifies AngloGold and holds AngloGold harmless against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such cost, charge or liability did not arise prior to the Closing Date.

11.5.10.	With effect from the Closing Date the Purchaser shall take out insurance it deems necessary in relation to the VR Mining Properties.

11.5.11.	VR Mining Servitudes

11.5.11.1.
AngloGold is the registered owner of Portion 27 and Remaining Extent of the farm Pretorius Kraal 53 (Viljoenskroon) held under Deeds of Transfer T3022/1978 and T16316/2007 respectively and Portion 4 of the farm Modderfontein 440 IP held under Deed of Transfer T6528/1966 (collectively the "VR Mining Servitude Properties").

11.5.11.2.	Portions of the VR Mining Servitude Properties will fall within the boundaries of the Amended Vaal River Mining Right area (the "VR Mining Servitude Areas").

11.5.11.3.
From the Closing Date AngloGold hereby grants to the Purchaser a perpetual right of use and access servitude over the VR Mining Servitude Areas (the "VR Mining Servitudes"). The VR Mining Servitudes shall:

11.5.11.3.1.
grant to the Purchaser, its employees, agents, contractors and other invitees the right of use and access to the VR Mining Servitude Areas and such ancilliary rights for reasonable access to and the right to enter and be upon the VR Mining Servitude Properties and the right to use existing roads giving access to the VR Mining Servitude Areas or roads running over the VR Mining Servitude Properties to enable them to reach the VR Mining Servitude Areas, for any purpose related, directly or indirectly, to the Mining Rights, including the right of the Purchaser to take any steps necessary to remediate pollution and rehabilitate the VR Mining Servitude Areas, which may include the removal and/or destruction any buildings or improvements located on the VR Mining Servitude Areas thereon whether erected by the Purchaser, or AngloGold or any earlier occupier or owner of the VR Mining Servitude Areas, and to allow its contractors, agents or servants, together with all necessary vehicles and equipment to exercise the right of use freely and without obstruction as may be necessary or convenient the VR Mining Servitude Areas, for the exercise of any or all of the rights granted in the VR Mining Servitudes;

11.5.11.3.2.	endure in perpetuity, but may at any time be cancelled by the Purchaser giving 1 (one) calendar month's written notice to that effect to the registered owner of the VR Mining Servitude

Properties, provided that prior to such cancellation the Purchaser will, at its own cost rehabilitate the VR Mining Servitude Areas to the satisfaction of the relevant Governmental Entity, as well as all applicable Laws;

11.5.11.3.3.
provide that the VR Mining Servitude Areas shall be maintained and occupied at the cost of the Purchaser in accordance with all applicable Laws and requirements and conditions imposed by relevant Governmental Entity from time to time;

11.5.11.3.4.	be granted to the Purchaser free of any consideration to be paid to AngloGold;

11.5.11.3.5.
provide that the Purchaser shall be liable for all costs related to its access to and use of the VR Mining Servitude Areas including pro rata rates and taxes and all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the VR Mining Servitude Areas;

11.5.11.3.6.	be transferable to any third party by the Purchaser, as grantee, and/or AngloGold, as grantor, respectively;

11.5.11.3.7.
entitle the Purchaser, at its expense, to erect, construct, operate, use, maintain, repair, re-erect, alter or inspect any structure and/or works on the VR Mining Servitude Areas and undertake all work necessary or ancillary thereto and will furthermore be entitled to do whatever is necessary to fulfil the purpose of the VR Mining Servitudes as may be reasonably required in connection with VR Mining Business operations;

11.5.11.3.8.
be binding and enforceable against AngloGold, its successors in title, executors, administrators and assigns and until the VR Mining Servitudes are registered in the relevant Deeds Registry, AngloGold shall notify and bind in writing any successor-in-title or assign to the VR Mining Servitude Properties, to the rights granted to the Purchaser in terms of this Agreement, and further undertakes to obtain from such successor-in-title an undertaking that it will, in turn, so bind any of its successor(s)-in-title; and

11.5.11.3.9.
subject to obtaining all necessary consents and approvals as contemplated in clause 11.5.11.5, be registered against the title deeds of the VR Mining Servitude Properties as soon as reasonably possible after the Closing Date, provided that the Purchaser’s rights in terms to the VR Mining Servitudes are subject to the rights of the holder of any registered surface right permit over the VR Mining Servitude Properties.

11.5.11.4.
Access to and use of the VR Mining Servitude Areas will be provided to the Purchaser on the Closing Date. From the Closing Date until the date of registration of each of the VR Mining Servitudes in the relevant Deeds Registry (both dates inclusive), all risk in and benefit attaching to such VR Mining Servitude Areas shall vest in the Purchaser and the Purchaser shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 11.5.11, to access and use the VR Mining Servitude Areas.

11.5.11.5.
It is the intention of the Parties that the registration of each of the VR Mining Servitudes in the Deeds Registry takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties agree that the Conveyancer is hereby authorised on behalf of both Parties to and shall immediately after the Signature Date:

11.5.11.5.1.
instruct, and assist to the extent required, a town planner or registered land surveyor to apply to the Minister of Agriculture as contemplated in SALA and/or any person to whom any of the Minister's powers in terms of SALA have been delegated for the Minister’s approval for the registration of the VR Mining Servitudes in the relevant Deeds Registry unless (i) SALA is repealed and a replacement Act is enacted (in which case, if that Act requires a consent to be obtained, that consent shall instead be obtained) or (ii) SALA is repealed and no replacement Act is enacted (in which case, no consent shall be required to be obtained) or (iii) the Minister’s consent to the registration of the VR Mining Servitudes in the relevant Deeds Registry is not required in terms of SALA;

11.5.11.5.2.
instruct, and assist to the extent required, a town planner or registered land surveyor to apply to the local authority and/or any person or body in whom any of the local authority’s powers vest in terms of the relevant municipal bylaws for approval for the registration of the VR Mining Servitudes in the relevant Deeds Registry unless such consent is not required in terms of the relevant bylaws;

11.5.11.5.3.	instruct a registered land surveyor to prepare diagrams of the VR Mining Servitude Areas and to have those diagrams approved by the Surveyor General; and

11.5.11.5.4.
prepare the notarial deeds of servitude in respect of the VR Mining Servitudes on substantially the same terms and conditions consistent with the provisions of clause 11.5.11.3 and all other documents necessary for the lodgement of the VR Mining Servitudes in the relevant Deeds Registry as soon as reasonably possible after the Closing Date.

11.5.11.6.
The Parties undertake that they shall do all such things as may be necessary to give effect to the intention of the Parties as set out in clause 11.5.11.5, including but not limited to providing and signing the relevant documentation to authorise the Conveyancers and/or the town planner or registered land surveyor to apply to the said Minister for consent in terms of SALA, if applicable, and to apply to the local authority, if applicable, and providing such documentation to the Conveyancers which is necessary to instruct the registered land surveyor to prepare the said diagrams and to prepare all documents to give effect to the execution and registration of the VR Mining Servitudes in the relevant Deeds Registry. All costs associated with the application to the Minister in terms of SALA, the application to the local authority, the preparation and approval of the diagrams in respect of the VR Mining Servitude Areas and the cost of compliance with any conditions that may be imposed in terms of any of the aforestated required consents, shall be for the account of the Purchaser.

11.5.11.7.	Throughout the period from Closing Date to date of registration of each of the VR Mining Servitudes in the relevant Deeds Registry (both dates inclusive):

11.5.11.7.1.
AngloGold undertakes to the Purchaser that it shall, at the Purchaser's cost, do all such things as may be necessary (including providing relevant documentation for the registration of the VR Mining Servitudes) to obtain all consents and/or approval, as registered owner of the VR Mining Servitude Properties, that are required to give effect to the registrations contemplated in this clause 11.5.11, including (without limitation), procuring the consent and/or approval of the relevant local authority or any third party to the registration of the VR Mining Servitudes in the relevant Deeds Registry; and

11.5.11.7.2.	the Parties undertake in favour of each other that:

11.5.11.7.2.1.
the Parties shall procure that 1 (one) of their Authorised Representatives signs all documents required to give effect to the registration of the VR Mining Servitudes in the relevant Deeds Registry without delay and to provide all documents, and information and do all things necessary in order to effect the said registration;

11.5.11.7.2.2.
each Party shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancers in a position to, and to ensure that the Conveyancers, effect the registration of the VR Mining Servitudes in the relevant Deed Registry without unnecessary delay or hindrance; and

11.5.11.7.2.3.
AngloGold shall furnish all information required for such purposes and make its title deed/s available to the Conveyancers to facilitate registration of the VR Mining Servitudes in the relevant Deeds Registry, provided that the Parties acknowledge and agree that there may be delays caused with regards to the registration of the VR Mining Servitudes in the relevant Deeds Registry as a result of the Kopanang Transaction.

11.5.11.8.
From the Closing Date, and for so long as the Purchaser is the registered holder of the VR Mining Servitudes, the Purchaser shall, without limitation, be liable to AngloGold, for all costs which are incurred with effect from the Closing Date and related to its access and use of the VR Mining Servitude Areas, including without limitation –

11.5.11.8.1.	all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the VR Mining Servitude Areas (including any deposits payable in connection therewith);

11.5.11.8.2.
all costs in relation to the maintenance and upkeep of the improvements and structures, to the extent that such maintenance and upkeep is required by the Purchaser, on the VR Mining Servitude Areas; and

11.5.11.8.3.	all pro rata rates and taxes and other imposts levied by any local authority in respect of the VR Mining Servitude Areas, and the Purchaser hereby indemnifies AngloGold and holds AngloGold harmless against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such cost, charge or liability did not arise prior to the Closing Date.

11.5.11.9.	With effect from the Closing Date the Purchaser shall take out insurance it deems necessary in relation to the VR Mining Servitude Areas.

11.6.	Village Property

11.6.1.
AngloGold is the registered owner of Portion 3 and the Remaining Extent of the farm Vaalkop No. 439, Registration Division IP, North-West Province and held by Title Deed No. T1744/1946 and T78274/1999 respectively and Portion 4 of the farm Modderfontein No. 440, Registration Division IP, North-West Province and held by Title Deed No T6528/1966 (the "Village Greater Property").

11.6.2.
With regards to the Village Property, as defined in Annexure J, the Parties record that in order to create the Village Property, AngloGold will within a reasonable time period following the Signature Date apply to the relevant local municipality and AngloGold will use its reasonable endeavours to obtain the approval of the necessary subdivisions and consolidations in respect of portions of the Village Greater Property in order to create the Village Property by the registration of the said subdivisions and consolidations in the relevant Deeds Registry (the "Subdivisions and Consolidations"). All costs and expenses in respect of the application for the Subdivisions and Consolidations and any diagrams, consents, fulfilment of any conditions imposed by the relevant local municipality and approval of the relevant local authorities’ legal department in terms of any Laws in relation to the Subdivisions and Consolidations, including any legal costs and disbursements of the Conveyancers to attend to the registration of such Subdivisions and Consolidations in the relevant Deeds Registry, to create the Village Property shall be for the account of AngloGold (the "Subdivision and Consolidation Costs") subject to the provisions of clause 11.6.3. The costs in fulfilment of the conditions imposed by the local authority in relation to the Subdivisions and Consolidations, which costs shall form a part of the Subdivision and Consolidation Costs, shall be estimated, upon receipt of the schedule of conditions from the relevant local authority, at the cost of AngloGold by a registered townplanner and registered engineer in order to determinate the total estimated Subdivision and Consolidation Costs for the purposes of clause 11.6.3.

11.6.3.	In the event that the required consent to the Subdivisions and Consolidations is granted by the relevant local authority, the Parties agree that:

11.6.3.1.	AngloGold shall only be liable up to a maximum amount of R500,000.00 (five hundred thousand Rand) in respect of the Subdivision and Consolidation Costs; and

11.6.3.2.	the Purchaser shall, at its sole election and discretion, once the Parties have ascertained the total amount estimated Subdivision and Consolidation Costs as contemplated in clause 11.6.2, either:

11.6.3.2.1.
assume in writing the liability for the balance of the Subdivision and Consolidation Cost that exceeds the maximum amount referred to in clause 11.6.3.1, in which event it is the Parties intention that the Village Property Transfer takes place as soon as is reasonably possible after the Closing Date as contemplated in clause 11.6.12; or

11.6.3.2.2.
shall be entitled to exercise the option to lease the Village Property as contemplated in clause 11.6.13, in which event the Village Property Transfer will not take place as contemplated in clause 11.6.12, provided that the Parties agree that AngloGold shall still be liable for the Subdivision and Consolidation Costs incurred to date in respect of the Subbdivisions and Consolidations but only up to the maximum amount referred to in clause 11.6.3.1.

11.6.4.
In the event that the required consent to the Subdivisions and Consolidations is not granted by the relevant local municipality, AngloGold undertakes at its sole cost to within a reasonable time period to file and diligently pursue an appeal to the appropriate appeal authority against such decision of the relevant local municipality. In the event that within 60 (sixty) months of the Closing Date, or such longer period as agreed to by the Parties in writing before the termination of such period, the required consent to the Subdivisions and Consolidations is not granted by the relevant local municipality and an appeal to the appropriate appeal authority against such decision of the relevant local municipality has been unsuccessful the Purchaser shall be entitled to exercise the option to lease the Village Property as contemplated in clause 11.6.13, in which event the Village Property Transfer will not take place as contemplated in clause 11.6.12, provided that the Parties agree that AngloGold shall still be liable for the Subdivision and Consolidation Costs incurred to date in respect of the Subbdivisions and Consolidations but only up to the maximum amount referred to in clause 11.6.3.1. In the event that an appeal to the appropriate appeal authority against such decision of the relevant local municipality is successful the provisions of clause 11.6.3 shall apply.

11.6.5.
Occupation and possession of the Village Property will be provided to the Purchaser on the Closing Date. Subject to the provisions of clause 11.6.11, from the Closing Date until the Village Property Transfer Date or the date of registration of the Village Property Lease in the relevant Deeds Registry (both dates inclusive), all risk in and benefit attaching to the Village Property shall vest in the Purchaser and the Purchaser shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 11.6, to use and occupy the Village Property.

11.6.6.
From the Closing Date, subject to obtaining all necessary consents and approvals, the Purchaser hereby grants to AngloGold a perpetual right of way servitude, in general terms, not exceeding 15 (fifteen) metres in width (the "AngloGold Right of Way Servitude") over the Village Property in favour of the remainder to the Village Greater Property. The AngloGold Right of Way Servitude shall:

11.6.6.1.	grant to AngloGold, its employees, agents, contractors and other invitees right of way and access to traverse the Village Property;

11.6.6.2.	traverse a route along the existing roads on the Village Property;

11.6.6.3.
not constitute exclusive rights and shall be exercised reasonably by the Parties having regard to the fact that the existing roads on the Village Property will also be used by other parties for purposes of access and right of way;

11.6.6.4.	be used only as a right of way and no parking or storage shall be permitted on the roads on the Village Property;

11.6.6.5.
be maintained at the joint cost of the Parties, which maintenance includes, without limiting the generality thereof, the general repair thereof necessitated by wear and tear; and in the event that a Party or its contractors or its agents causes any damage to the road, such Party shall repair and make good such damage at its cost;

11.6.6.6.
provide that in the event that any road that exists at Closing Date or a road to be constructed thereafter on the Village Property is closed or no longer functional and is not replaced by a new road, as a result of which AngloGold will no longer have an uninterrupted access road over the Village Property, AngloGold shall, subject to the prior written consent of the registered owner of the Village Property (which consent shall not be unreasonably withheld), be entitled, but not obliged, to construct, at its cost and in accordance with all applicable Laws, a new access road over the Village Property along a route that is reasonable in the circumstances; and

11.6.6.7.	be granted to AngloGold free of any consideration to be paid to the Purchaser.

11.6.7.
It is the intention of the Parties that the registration of the AngloGold Right of Way Servitude by means of a notarial deed of servitude against the title deed/s of the Village Property in the relevant Deeds Registry takes place as soon as reasonably possible and preferably simultaneously with the Village Property Transfer. To give effect to this intention, the Parties undertake that they shall do all such things as may be necessary to give effect to the intention of the Parties as set out in clause 11.6.6 including but not limited to executing a notarial deed of servitude in respect of the AngloGold Right of Way Servitude on substantially the same terms and conditions consistent with the provisions of clause 11.6.6 and all other documents necessary for the lodgement of the AngloGold Right of Way Servitude in the relevant Deeds Registry and providing and signing the relevant documentation to authorise the Conveyancers to prepare all documents to give effect to the registration of the AngloGold Right of Way Servitude in the relevant Deeds Registry. All agreed costs of the Conveyancers associated with the notarial execution and registration of the AngloGold Right of Way Servitude in the relevant Deeds Registry shall be for the account of AngloGold.

11.6.8.	The Parties undertake in favour of each other that:

11.6.8.1.
the Parties shall procure that 1 (one) of their Authorised Representatives signs all documents required to give effect to the notarial execution and registration of the AngloGold Right of Way Servitude in the relevant Deeds Registry without delay and to provide all documents, and information and do all things necessary in order to effect the said registration;

11.6.8.2.
each Party shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancers in a position to, and to ensure that the Conveyancers, effect the registration of the AngloGold Right of Way Servitude in the relevant Deed Registry without unnecessary delay or hindrance; and

11.6.8.3.
the Purchaser shall furnish all information required for such purposes and make its title deed/s available to AngloGold to facilitate registration of the AngloGold Right of Way Servitude in the relevant Deeds Registry.

11.6.9.	AngloGold shall not be required to pay the Purchaser any consideration for the said AngloGold Right of Way Servitude.

11.6.10.
AngloGold shall at any time be entitled, but not obliged, to describe the route of the aforesaid AngloGold Right of Way Servitude by reference to an approved servitude diagram depicting the route of the AngloGold Right of Way Servitude over the Village Property and to execute a notarial deed of route determination, and to register such deed of route determination in the relevant Deeds Registry. In such instance the Purchaser undertakes to sign all relevant documentation within 5 (five) Business Days upon request and to furnish on request all documentation as may be required to give effect to the aforesaid.

11.6.11.
The Parties have agreed that it is intended that certain employees of AngloGold and the Kopanang Mine may remain in occupation of certain houses and residences/ hostels on the Village Property (collectively, the "Kopanang/AGA Accomodation") provided that prior to the Closing Date, AngloGold and/or the Kopanang Purchaser (each as tenant) undertake in good faith and to each use reasonable endeavours to each conclude an agreement with the Purchaser (as landlord) (the "Head Lease Agreement") in terms of which the landlord will lease the Kopanang/AGA Accomodation to each of the tenants respectively on the following salient terms and conditions, namely that:

11.6.11.1.	a monthly rental will be payable by the respective tenants to the landlord;

11.6.11.2.	all risk in and to the Kopanang/AGA Accomodation will vest in the respective tenants and each of the tenants shall respectively be liable for all costs related to the Kopanang/AGA Accomodation, including but not limited to pro rata rates and taxes and utility consumption costs;

11.6.11.3.	each of the tenants shall be liable for upkeep and maintenance obligations and insurance in respect of the Kopanang/AGA Accomodation; and

11.6.11.4.
each of the tenants shall only permit its AngloGold employees or Kopanang Mine employees respectively to occupy the Kopanang/AGA Accomodation in their capacity as employees of the respective tenant. Should an occupant of the Kopanang/AGA Accomodation no longer be employed by either of the tenants then such tenant shall use all reasonable endeavours to ensure that the occupant vacates the Kopanang/AGA Accomodation without delay and such residence shall revert to the Purchaser as owner of the Village Property.

11.6.12.	Village Property Transfer

11.6.12.1.
Subject to the provisions of clause 11.6.3, once the Subdivisions and Consolidations have been approved and a diagram or diagrams, framed by a land surveyor, of the Village Property, or any portions thereof, has been prepared and approved by the Surveyor General, the Parties will conclude an addendum to this Agreement to record the correct description of the Village Property in order to implement the Village Property Transfer. It is the intention of the Parties that the Village Property Transfer takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties agree that the Conveyancer is hereby authorised on behalf of both Parties to and shall during the Interim Period:

11.6.12.1.1.	take all steps as may be necessary to apply to the relevant local authority for rates clearance figures in respect of the Village Greater Property (the "Village Property Rates Clearance Figures"); and

11.6.12.1.2.
to prepare all documents necessary for simultaneous lodgement of the Subdivisions and Consolidations, in order to create the Village Property, and the Village Property Transfer in the relevant Deeds Registry as soon as reasonably possible after the Closing Date following the approval by the relevant local municipality for the Subdivisions and Consolidations and the approval by the Surveyor General of the applicable surveyor diagrams in respect of the Village Property.

11.6.12.2.
Both Parties undertake that they shall do all such things as may be necessary to give effect to the intention of the Parties as set out in clause 11.6.12, including but not limited to providing and signing the relevant documentation to authorise the Conveyancers to apply to the relevant local authority for the Village Property

Rates Clearance Figures and providing such documentation to the Conveyancers which is necessary to prepare all documents to give effect to the Village Property Transfer. All costs associated with the applications for Village Property Rates Clearance Certificate shall be for the account of AngloGold.

11.6.12.3.	Throughout the period from Closing Date to Village Property Transfer Date (both dates inclusive):

11.6.12.3.1.
AngloGold shall pay in full the relevant Village Property Rates Clearance Figures in order for a rates clearance certificate to be issued to the Conveyancer, in respect of the Village Greater Property, in terms of section 118 of the Local Government: Municipal Systems Act, No. 32 of 2000 (the "Village Property Rates Clearance Certificate") subject to the provisions of clause 11.6.18.3. AngloGold undertakes to the Purchaser that when obtaining the Village Property Rates Clearance Figures from the relevant local authority for purposes of the Village Property Transfer, it shall effect payment of the full debt due to the relevant local authority as at such date and shall not limit this to the 2 (two) years preceding the issue of the Village Property Rates Clearance Certificate; and

11.6.12.3.2.
AngloGold undertakes to the Purchaser that it shall, at its cost, do all such things as may be necessary (including providing relevant documentation for the Subdivisions and Consolidations and the Village Transfer) to obtain all consents and/or approval, as registered owner of the Village Property, that are required to give effect to the Subdivisions and Consolidations and the Village Transfer contemplated in this clause 11.6.12, including (without limitation), procuring the consent and/or approval of the relevant local authority or any third party to the Subdivisions and Consolidations and the Village Transfer.

11.6.13.	Option to Lease Village Property

11.6.13.1.
AngloGold hereby grants the Purchaser an option, in accordance with the provisions of this clause 11.6.13, (the "Village Property Option"), to lease the Village Property from AngloGold on the following terms and conditions, namely:

11.6.13.1.1.	for a lease period of not less than 99 (ninety nine) years with an option to renew, at the Purchaser’s discretion, for an additional period of 50 (fifty) years;

11.6.13.1.2.	at a nominal annual rental of R100.00 (one hundred Rand) inclusive of VAT payable annually in advance;

11.6.13.1.3.	the Purchaser shall be entitled to:

11.6.13.1.3.1.
use the Village Property for any purpose whatsoever which it may require from time to time in particular, and without limiting the aforegoing, for all activities that it deems necessary for and related to the VR Mining Business;

11.6.13.1.3.2.	build and erect, at its own cost and risk, without limitation or restriction, any infrastructure and improvements on the Village Property;

11.6.13.1.3.3.	to remove or destroy any existing infrastructure, buildings, fences or roads found on the Village Property without the consent of AngloGold;

11.6.13.1.4.
the Purchaser shall be liable for all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the Village Property (including any deposits payable in connection therewith) and all pro rata rates and taxes in respect of the Village Property;

11.6.13.1.5.	the Purchaser shall not materially contravene or permit the contravention of any of the conditions of the title deed under which AngloGold owns the Village Property;

11.6.13.1.6.
subject to the Warranties, the Parties agree that the Village Property is leased to the Purchaser to the extent as it now lies, voetstoots, subject to all registered servitudes, surface right permits and restrictions contained in the title deed conditions or endorsed against the title deeds or noted as a caveat against the title deeds of the Village Property;

11.6.13.1.7.
prior to termination or expiry of the Village Property Lease, unless the Village Property is transferred into the name of the Purchaser (or an assignee), the Purchaser shall rehabilitate the Village Property to the extent of and in accordance with the provisions of the MPRDA, any relevant Environmental Management Programme in respect of the Mining Rights or any amendment to such programme approved in terms of

NEMA. In the event that the Purchaser is unable to complete the rehabilitation of the Village Property, prior to the termination or expiry of the Village Property Lease, then AngloGold shall permit the Purchaser reasonable continued access to the Village Property in order to complete its rehabilitation;

11.6.13.1.8.	the Purchaser shall be obliged to apply for and obtain a closure certificate in respect of the Village Property in the circumstances envisaged in, and in terms of, the MPRDA and NEMA;

11.6.13.1.9.
the Purchaser shall have the right and be entitled to cede, assign, mortgage, dispose or in any other way hypothecate its rights under the Village Property Lease and to delegate its obligations in terms of the Village Property Lease, or sub-let the Village Property in whole or in part, to any other third party without the prior written consent of AngoGold. AngloGold grants power of attorney to the Purchaser to sign such documents as may be required to give effect to same;

11.6.13.1.10.
the Purchaser shall indemnify AngloGold against any Claims of whatsoever nature that may be made against AngloGold as a result of the Purchaser’s failure to comply with its obligations under the Village Property Lease;

11.6.13.1.11.
AngloGold shall not at any time during the period of the Village Property Lease sell, alienate or otherwise dispose of the whole or any portion of the Village Property or the Village Greater Property, unless AngloGold has first offered to sell such property to the Purchaser;

11.6.13.1.12.
the Purchaser shall be entitled to an option to purchase the Village Property provided that the Parties agree that no additional consideration shall be payable to AngloGold for the purchase of the Village Property, the Purchaser will be liable for all of the Subdivision and Consolidation Costs in respect of the Village Property and all costs related to the Village Proeprty Transfer; and

11.6.13.1.13.
AngloGold shall on request grant unto and in favour of the Purchaser the power of attorney to register such servitudes over the Village Greater Property as may be required to secure the rights of the Purchaser under the Village Property Lease or where same are required over the Village Greater Property to access the Village Property or provide utilities to the Village

Property and the Parties undertake in favour of each other to sign all documentation necessary in order to give effect to the provisions of this clause.

11.6.13.2.
Notwithstanding the provisions contained in clauses 11.6.3.2.2 and 11.6.4, the Village Property Option shall be irrevocable and unconditional and open for acceptance by the Purchaser at any time during the period commencing on the Closing Date and terminating 66 (sixty six) months of the Closing Date (the "Option Period") on the terms and conditions contained in this clause 11.6.13.

11.6.13.3.	Prior to the exercise of the Village Property Option:

11.6.13.3.1.
the Minister of Agriculture’s consent as contemplated in SALA (if required) to the conclusion and registration of the Village Property Lease must have been obtained by the Purchaser prior to such option being exercised unless (i) SALA is repealed and a replacement Act is enacted (in which case, if that Act requires a consent to be obtained, that consent shall instead be obtained) or (ii) SALA is repealed and no replacement Act is enacted (in which case, no consent shall be required to be obtained) or (iii) the Minister’s consent to the conclusion of the Village Property Lease is not required in terms of SALA; and

11.6.13.3.2.
the local authority’s consent (if required) to the registration of the Village Property Lease must have been obtained by the Purchaser prior to such option being exercised unless such consent is not required in terms of the relevant bylaws.

11.6.13.4.	No consideration for the grant of the Village Property Option is payable by the Purchaser to AngloGold.

11.6.13.5.
On receipt of the Minister of Agriculture’s approval (if required) and local authority approval (if required), the Purchaser may, at any time during the Option Period, exercise the Village Property Option by giving notice to AngloGold, which notice shall be in writing, signed by or on behalf of the Purchaser by a person properly authorised thereto and shall be delivered to AngloGold by hand or by courier at the address set out in clause 33.

11.6.13.6.
Upon the exercise of the Village Property Option the Authorised Representatives of the Purchaser and AngloGold shall within 30 (thirty) days of the date on which the Purchaser exercised the Village Property Option in writing, or such extended period as the Parties may agree, execute a notarial deed of lease before a notary public (the "Village Property Lease") on substantially the same terms and conditions consistent with the provisions of clause 11.6.13.1 and all other documents necessary for the lodgement and registration of the Village Property

Lease against the title deeds of the Village Greater Property in the relevant Deeds Registry.

11.6.13.7.
After expiry of the Option Period, the Village Property Option will not automatically lapse but will be revocable at the instance of either Party by the provision of written notice to this effect to the other Party. In the event of such written notice being given, this Village Property Option shall lapse and be of no further force and effect.

11.6.13.8.
Upon the exercise of the Village Property Option the Parties agree that the Conveyancer is hereby authorised on behalf of both Parties to and shall immediately after the exercise of the Village Property Option instruct a registered land surveyor to prepare lease diagrams of the Village Property area and to have those diagrams approved by the Surveyor General. The Purchaser shall be liable for the costs of such diagrams.

11.6.14.	On the Closing Date:

11.6.14.1.
and to the extent that it has not already done so, AngloGold shall hand over all the original title deeds in respect of the Village Property or the Village Greater Property and all other documentation, as requested by the Conveyancers, to give effect to the provisions of clauses 11.6.12 and/or 11.6.13; and

11.6.14.2.
the Parties shall each nominate 2 (two) or more appropriate representatives employed by AngloGold and the Purchaser (or any of its Affiliates), respectively (the "Authorised Representatives") to act on their behalf to complete and/or sign all documents necessary to effect the Subdivisions and Consolidations and the Village Property Transfer, including the addendum contemplated in clause 11.6.12.1 or registration of the Village Property Lease or the Right of Pre-Emption in the relevant Deeds Registry. The Parties will each provide their respective Authorised Representatives with a power of attorney to act on their behalf for purposes of completing and/or signing all documents necessary to effect the Subdivisions and Consolidations and the Village Property Transfer or the registration of the Village Property Lease or the Right of Pre-Emption in the relevant Deeds Registry. The Authorised Representative of each Party shall be:

11.6.14.2.1.	in the case of AngloGold, Dinica Joy Strydom and Cindy Ann Chater; and

11.6.14.2.2.	in the case of the Purchaser, Riana Bisschoff and Neil Terblanche.

11.6.15.	From the Closing Date, the Parties undertake in favour of each other that:

11.6.15.1.	the Parties shall procure that 1 (one) of their Authorised Representatives signs all documents required to give effect to the Subdivisions and Consolidations and the Village Property Transfer or the registration of the Village Property Lease or the Right of Pre-Emption in the relevant Deeds Registry without delay and to provide all documents, and information and do all things necessary in order to effect the Subdivisions and Consolidations and the Village Property Transfer or the registration of the Village Property Lease or the Right of Pre-Emption in the relevant Deeds Registry; and

11.6.15.2.
each Party shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancers in a position to effect the Subdivisions and Consolidations and the Village Transfer or the registration of the Village Property Lease or the Right of Pre-Emption in the relevant Deed Registry without unnecessary delay or hindrance.

11.6.16.
Save as set out to the contrary in clauses 11.6.12 and 11.6.13, the Purchaser shall be liable for all transferand other conveyancing and notarial costs in accordance with the fees agreed between the Purchaser and the Conveyancers, fees and disbursements (including, subject to clause 15, transfer duty and VAT, if any) payable in connection with the Village Property Transfer or the registration of the Village Property Lease and the Right of Pre-Emption in the relevant Deeds Registry. The Purchaser shall effect payment of such agreed costs to the Conveyancers on receipt of a VAT invoice from the Conveyancers.

11.6.17.
Subject to the Warranties, the Parties agree that the Village Property is sold to the extent as they now lie, voetstoots, subject to all registered servitudes, Village Property Surface Right Permits, other surface right permits and Encumbrances.

11.6.18.
In relation to the period from the Closing Date until the Village Property Transfer Date or the date of registration of the Village Property Lease in the relevant Deeds Registry (both dates inclusive), the Purchaser shall, without limitation, be liable for all costs (save for rental costs) which are incurred with effect from the Closing Date and related to its occupation and possession of the Village Property, including without limitation –

11.6.18.1.	all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the Village Property (including any deposits payable in connection therewith);

11.6.18.2.	all costs in relation to the maintenance and upkeep of the improvements and structures, to the extent that such maintenance and upkeep is required by the Purchaser, on the Village Property; and

11.6.18.3.
all rates and taxes and other imposts levied by any local authority in respect of the Village Property or its pro rata portion of such charges to the extent that rates and taxes are levied on the entire farm portions of which the Village Property comprises a portion, and the Purchaser hereby indemnifies AngloGold and holds AngloGold harmless against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such costs, charges or liability did not arise prior to the Closing Date.

11.6.19.	With effect from the Closing Date the Purchaser shall take out insurance as it deems necessary in relation to the Village Property.

11.6.20.
The Parties record that the buildings constructed on the Village Property were constructed for mining purposes pursuant to surface right permits and that there are no approved building plans or electricity compliance certificates in terms of the Electrical Installation Regulations promulgated under the Occupational Health and Safety Act No. 85 of 1993 in respect thereof.

11.6.21.
From the Signature Date, AngloGold shall not be entitled to sell, lease, alienate, hypothecate, encumber or in any other way Dispose of the Village Property in any manner whatsoever without the prior written consent of the Purchaser. To ensure that the rights of the Purchaser in terms of clauses 11.6.12 and 11.6.13 are secured and enforceable against third parties, the Purchaser shall be entitled to register a right of pre-emption in respect of the Village Property over the Village Greater Property in its favour (the "Right of Pre-Emption"), which Right of Pre-Emption will be binding on AngloGold and its sucessors in title, as the registered owner of the Village Greater Property.

11.6.22.
The Parties undertake to use their reasonable endeavours to procure that, if required, the Purchaser shall grant to AngloGold and the Kopanang Purchaser a perpetual right of way servitude, in general terms, not exceeding 15 (fifteen) metres in width over the Village Property, along a route that is reasonable in the circumstances, or to traverse a route along the existing roads on the Village Property..All costs associated with the grant of such servitude shall be for the acoucount of the Kopanang Puchaser.

11.7.	Surface Right Permits

11.7.1.
On the Closing Date, and to the extent that it has not already done so, AngloGold shall provide the Purchaser with all documents necessary in order to procure the transfer of the Surface Right Permits from AngloGold to the Purchaser.

11.7.2.
As soon as reasonably possible after the Closing Date, the Purchaser shall, at its cost, lodge, or procure the lodgement of all necessary documents to procure the registration of such transfers at the Mining Titles Office within the 90‑day period contemplated in item 9(3) to Schedule II of the MPRDA.

11.7.3.
AngloGold shall, upon written request by the Purchaser, give all reasonable assistance and take all such action as may be reasonably required by the Purchaser to give effect to the provisions of this clause 11.7.

11.7.4.
Occupation and possession of the Surface Right Permit areas will be provided to the Purchaser on the Closing Date. From the Closing Date until the date of registration of transfer of the Surface Right Permits in the Mining Titles Office (both dates inclusive), all risk in and benefit attaching to the Surface Right Permit areas and the structures erected pursuant thereto, shall vest in the Purchaser and the Purchaser shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 11.7, to use and occupy the Surface Right Permit areas and the structures erected pursuant thereto.

11.7.5.
In relation to the period from the Closing Date until the date of registration of transfer of each of the Surface Right Permits in the Mining Titles Office (both dates inclusive), the Purchaser shall, without limitation, be liable for all costs (save for rental costs) which are incurred with effect from the Closing Date and related to its occupation and possession of Surface Right Permits areas, including without limitation –

11.7.5.1.
all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the buildings and infrastructure erected on the Surface Right Permit areas (including any deposits payable in connection therewith);

11.7.5.2.	all costs in relation to the maintenance and upkeep of the buildings and infrastructure erected on the Surface Right Permit areas; and

11.7.5.3.	all rates and taxes and other imposts levied by any Governmental Entity in respect of the Surface Right Permits.
and the Purchaser hereby indemnifies AngloGold and holds AngloGold harmless against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto, provided that such costs, charges or liability did not arise prior to the Closing Date.

11.7.6.	With effect from the Closing Date the Purchaser will be responsible for taking out any insurance it requires in relation to the buildings and infrastructure erected on the Surface Right Permit areas.

11.7.7.
The Parties record that the buildings constructed within the Surface Right Permit areas were constructed for mining purposes and that there are no approved building plans or electricity compliance certificates in respect thereof.

11.7.8.
From the Closing Date, AngloGold hereby grants to the Purchaser a perpetual right of way servitude, in general terms, not exceeding 15 (fifteen) metres in width ("Purchaser Right of Way Servitude") over the Village Greater Property in favour of the Village Property.

11.7.9.	The Purchaser Right of Way Servitude shall:

11.7.9.1.	grant to the Purchaser, its employees, agents, contractors and other invitees right of way and access to traverse the Village Greater Property;

11.7.9.2.	traverse a route along the existing roads on the Village Greater Property;

11.7.9.3.
not constitute exclusive rights and shall be exercised reasonably by the Parties having regard to the fact that the existing roads on the Village Greater Property will also be used by other parties for purposes of access and right of way;

11.7.9.4.	be used only as a right of way and no parking or storage shall be permitted on the Village Greater Property;

11.7.9.5.	be transferable to any third party by the Purchaser;

11.7.9.6.
be maintained at the joint cost of the Parties, which maintenance includes, without limiting the generality thereof, the general repair thereof necessitated by wear and tear; and in the event that a Party or its contractors or its agents causes any damage to the road, such Party shall repair and make good such damage at its cost;

11.7.9.7.
provide that in the event that any road that exists at Closing Date or a road to be constructed thereafter on the Village Greater Property is closed or no longer functional and is not replaced by a new road, as a result of which the Purchaser will no longer have an uninterrupted access road over the Village Greater Property, the Purchaser shall, subject to the prior written consent of the registered owner of the Village Greater Property (which consent shall not be unreasonably withheld), be entitled, but not obliged, to construct, at its cost and in accordance with all applicable Laws, an access road over the Village Greater Property along a route that is reasonable in the circumstances; and

11.7.9.8.	be granted to the Purchaser free of any consideration to be paid to AngloGold.

11.7.10.
It is the intention of the Parties that the registration of the Purchaser Right of Way Servitude by means of a notarial deed of servitude against the title deed/s of the Village Greater Property in the relevant Deeds Registry takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties undertake that they shall do all such things as may be necessary to give effect to the intention of the Parties as set out in clause 11.7.8, including but not limited to executing a notarial deed of servitude in respect of the Purchaser Right of Way Servitude on substantially the same terms and conditions consistent with the provisions of clause 11.7.9 and all other documents necessary for the lodgement of the Purchaser Right of Way Servitude in the relevant Deeds Registry and providing and signing the relevant documentation to authorise the Conveyancers to prepare all documents to give effect to the registration of the Purchaser Right of Way Servitude in the relevant Deeds Registry. All agreed costs of the Conveyancers associated with the notarial execution and registration of the Purchaser Right of Way Servitude in the relevant Deeds Registry shall be for the account of the Purchaser. The Parties undertake in favour of each other that:

11.7.10.1.
the Parties shall procure that 1 (one) of their Authorised Representatives signs all documents required to give effect to the registration of the Purchaser Right of Way Servitude in the relevant Deeds Registry without delay and to provide all documents, and information and do all things necessary in order to effect the said registration;

11.7.10.2.
each Party shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancers in a position to, and to ensure that the Conveyancers, effect the registration of the Purchaser Right of Way Servitude in the relevant Deed Registry without unnecessary delay or hindrance; and

11.7.10.3.
AngloGold shall furnish all information required for such purposes and make its title deed/s available to the Purchaser to facilitate registration of the Purchaser Right of Way Servitude in the relevant Deeds Registry.

11.7.11.	The Purchaser shall not be required to pay AngloGold any consideration for the said Purchaser Right of Way Servitude.

11.7.12.
The Purchaser shall at any time be entitled, but not obliged, to describe the route of the aforesaid Purchaser Right of Way Servitude by reference to an approved servitude diagram depicting the route of the Purchaser Right of Way Servitude over the Village Greater Property and to execute a notarial deed of route determination, and to register such deed of route determination in the relevant Deeds Registry. In such instance AngloGold undertakes to sign all relevant documentation within 5 (five) Business Days upon request and to furnish on request all documentation as may be required to give effect to the aforesaid.

11.7.13.
In the event that the Purchaser at any time requires that a Surface Right Permit located on land owned by AngloGold be replaced in full or in part with a servitude to be registred in favour of the Purchaser, the Purchaser shall be entitled to procure the registration of such a servitude at its own cost without any consideration to be paid to AngloGold and AngloGold undertakes that it shall provide all reasonable assistance to give effect to the registration of the said servitude and the intention of the Purchaser, including but not limited to signature of all required documents, within 5 (five) Business Days of such request and providing such documentation without delay to the Purchaser which is necessary to prepare all documents to give effect to the aforesaid.

11.7.14.
In the event that AngloGold at any time requires that a surface right permit in the name of AngloGold and located on land owned by the Purchaser be replaced in full or in part with a servitude in favour of AngloGold, AngloGold shall be entitled to procure the registration of such a servitude at its own cost and the Purchaser undertakes that it shall provide all reasonable assistance to give effect to the intention of AngloGold, including but not limited to signature of all required documents and providing such documentation to the Conveyancers which is necessary to prepare all documents to give effect to the aforesaid.

11.7.15.
The Parties agree that to the extent that the Purchaser requires additional servitudes for the VR Mining Business over the Village Greater Property, the Parties will negotiate in good faith to agree the proposed route and substantial terms and conditions of all such additional servitudes and the Parties undertake to sign all required documents and provide such documentation to the Conveyancers which is necessary to prepare all documents to give effect to the aforesaid.

11.8.
Notwithstanding anything to the contrary contained in this Agreement, to the extent that there are any properties owned by AngloGold and which are material to and used primarily in connection with the VR Mining Business, not falling within the ambit of the definition of VR Mining Properties, Village Property, VR Mining Servitudes, Core Yard Servitude, Surface Right Permits or Purchaser Right of Way Servitude, and the Purchaser has notified AngloGold within a period of 12 (twelve) months following the Closing Date that it requires access to such property/ies, AngloGold undertakes to use its reasonable endeavours to provide the Purchaser with access to such property/ies, provided that: (i) AngloGold is lawfully entitled to provide such access to such property/ies; and (ii) AngloGold and all Persons who have access and rights to such property/ies retain access and the rights thereto on the same terms and conditions. To the extent required by the Purchaser AngloGold shall grant unto and in favour of the Purchaser the power of attorney to register servitudes in favour of the Purchaser to secure such access over such properties which are owned by AngloGold and both Parties shall sign all required documents and provide such documentation to the Conveyancers which is necessary to prepare all documents to give effect to the registration of the aforesaid servitudes.

11.9.	Consumables stores

11.9.1.	With effect from the Closing Date, AngloGold shall make all consumables stores, related directly to the Mining Sale Assets, available for collection by the Purchaser.

11.9.2.
The Purchaser shall, as soon as reasonably possible after the Closing Date, but in any event by no later than 3 (three) months following the Closing Date, and at its own cost collect such consumables stores and remove them from AngloGold's property, provided that if the Purchaser fails to do so, the Purchaser shall forfeit ownership as well as all rights it has in respect thereof and such ownership in all such remaining consumables stores shall permanently be retained by AngloGold.

11.9.3.
The Purchaser hereby indemnifies and holds AngloGold harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with any damage caused to AngloGold's property by the Purchaser during the removal of consumables stores.

11.10.	Critical Spares

11.10.1.	Transferring Critical Spares

11.10.1.1.	With effect from the Closing Date:

11.10.1.1.1.
in respect of the Transferring Critical Spares located at the Vaal River ZA16 1# Warehouse (which is located on the Village Property), ownership in respect thereof shall transfer to the Purchaser by way of constructive delivery by virtue of the Purchaser taking occupation and possession of the Vaal River ZA16 1# Warehouse;

11.10.1.1.2.
in respect of the Transferring Critical Spares located at the Vaal River ZA18 8# Warehouse (which is located at the Great Noligwa Mine), ownership in respect thereof shall transfer to the Purchaser by way of constructive delivery by virtue of the Purchaser taking occupation and possession of the Vaal River ZA18 8# Warehouse;

11.10.1.1.3.
in respect of Transferring Critical Spares located at the West Wits ZA62, AngloGold shall make such Transferring Critical Spares, available for collection by the Purchaser. Until such time as the Transferring Critical Spares located at the West Wits ZA62 have been collected by the Purchaser, AngloGold shall continue to maintain such Transferring Critical Spares in such a manner as such Transferring Critical Spares were being maintained prior to the Closing Date.

11.10.1.2.
The Purchaser shall, as soon as reasonably possible after the Closing Date, but in any event by no later than 12 (twelve) months following the Closing Date, and at its own cost collect such Transferring Critical Spares located at the West Wits ZA62 and remove them from AngloGold's property, provided that if the Purchaser fails to do so, the Purchaser shall forfeit ownership as well as all rights it has in respect thereof and such ownership in all such remaining Transferring Critical Spares shall permanently be retained by AngloGold.

11.10.1.3.
The Purchaser hereby indemnifies and holds AngloGold harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with any damage caused to AngloGold's property by the Purchaser during the removal of any Transferring Critical Spares located at the West Wits ZA62.

11.10.2.	Retained Critical Spares

11.10.2.1.
With effect from the Closing Date, the Purchaser shall make available for collection by AngloGold all Retained Critical Spares located at the Vaal River ZA16 1# Warehouse and Vaal River ZA18 8# Warehouse. Until such time as the Retained Critical Spares located at the Vaal River ZA16 1# Warehouse and Vaal River ZA18 8# Warehouse have been collected by AngloGold, the Purchaser shall continue to maintain such Retained Critical Spares in such a manner as such Retained Critical Spares were being maintained prior to the Closing Date.

11.10.2.2.
AngloGold shall, as soon as reasonably possible after the Closing Date, but in any event by no later than 12 (twelve) months following the Closing Date, and at the it’s own cost collect such Retained Critical Spares located at the Vaal River ZA16 1# Warehouse and Vaal River ZA18 8# Warehouse and remove them to AngloGold's property, provided that if AngloGold fails to do so, AngloGold shall forfeit ownership as well as all rights it has in respect thereof and such ownership in all such remaining Retained Critical Spares shall permanently be retained by the Purchaser.

11.10.2.3.
AngloGold hereby indemnifies and holds the Purchaser harmless against all and any losses incurred or suffered by the Purchaser by reason of, or arising directly or indirectly out of, or in connection with any damage caused to the Purchaser's property by AngloGold during the removal of any Retained Critical Spares located at the Vaal River ZA16 1# Warehouse and Vaal River ZA18 8# Warehouse.

11.11.	Core

11.11.1.	AngloGold is the registered owner of Portion 200 of the farm Nooitgedacht No. 434, Registration Division IP, North-West Province, held under Deed of Transfer T75834/2013 (the "Core Yard Property").

11.11.2.	The Core Yard falls on a portion of the Core Yard Property (the "Core Yard Servitude Area").

11.11.3.	From the Closing Date AngloGold hereby grants to the Purchaser a perpetual right of use and access servitude over the Core Yard Property (the "Core Yard Servitude"). The Core Yard Servitude shall:

11.11.3.1.1.
grant to the Purchaser, its employees, agents, contractors and other invitees the right of use and access to the Core Yard Servitude Area for any purpose related, directly or indirectly, to the Mining Rights, and such ancilliary rights for reasonable access to and the right to enter and be upon the Core Yard Property and the right to use existing roads giving access to the Core Yard Servitude Area or roads running over the Core Yard Property to enable them to reach the Core Yard Servitude Area, for any purpose related, directly or indirectly, to the Mining Rights, including the right of the Purchaser to take any steps necessary to remediate pollution and rehabilitate the Core Yard Servitude Area, which may include removable and/or destruction any buildings or improvements located on the Core Yard Servitude Area whether erected by the Purchaser, or

AngloGold or any earlier occupier or owner of the Core Yard Servitude Area, and to allow its contractors, agents or servants, together with all necessary vehicles and equipment to exercise the right of use freely and without obstruction as may be necessary or convenient the Core Yard Servitude Area, for the exercise of any or all of the rights grant in the Core Yard Servitude and to allow its contractors, agents or servants, together with all necessary vehicles and equipment to exercise the right of use freely and without obstruction as may be necessary or convenient in respect of Core Yard Servitude Areas, for the exercise of any or all of the rights grant in the Core Yard Servitudes;

11.11.3.2.
endure in perpetuity, but may at any time be cancelled by the Purchaser giving 1 (one) calendar month's written notice to that effect to the registered owner of the Core Yard Property, provided that prior to such cancellation the Purchaser will, at its own cost rehabilitate the Core Yard Servitude Area to the satisfaction of the relevant Governmental Entity, as well as all applicable Laws;

11.11.3.3.
the Purchaser will at all times have reasonable access to and have the right to enter and be upon the Core Yard Property and the right to use existing roads giving access to the Core Yard Property or roads running over the Core Yard Property to enable them to reach the Core Yard Servitude Area;

11.11.3.4.
provide that the Core Yard Servitude Area shall be maintained and occupied at the cost of the Purchaser in accordance with all applicable Laws and requirements and conditions imposed by relevant Governmental Entity from time to time;

11.11.3.5.	be granted to the Purchaser free of any consideration to be paid to AngloGold;

11.11.3.6.
provide that the Purchaser shall be liable for all costs related to its access to and use of the Core Yard Servitude Area including pro rata rates and taxes and all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the Core Yard Servitude Area;

11.11.3.7.	be transferable to any third party by the Purchaser, as grantee, and/or AngloGold, as grantor, respectively;

11.11.3.8.
entitle the Purchaser, at its expense, to erect, construct, operate, use, maintain, repair, re-erect, alter or inspect any structure and/or works on the Core Yard Servitude Area and undertake all work necessary or ancillary thereto and will furthermore be entitled to do whatever is necessary to fulfil the purpose of the Core Yard Servitude as may be reasonably required in connection with VR Mining Business operations;

11.11.3.9.
be binding and enforceable against AngloGold, its successors in title, executors, administrators and assigns and until the Core Yard Servitude is registered in the relevant Deeds Registry, AngloGold shall notify and bind in writing any successor-in-title or assign to the Core Yard Property, to the rights granted to the Purchaser in terms of this Agreement, and further undertakes to obtain from such successor-in-title an undertaking that it will, in turn, so bind any of its successor(s)-in-title; and

11.11.3.10.
subject to obtaining all necessary consents and approvals as contemplated in clause 11.5.11.5, be registered against the title deeds of the Core Yard Property as soon as reasonably possible after the Closing Date, provided that the Purchaser’s rights in respect of the Core Yard Servitude are subject to the rights of any holder of any registered surface right permit in respect of the Core Yard Property.

11.11.4.
Access to and use of the Core Yard Servitude Area will be provided to the Purchaser on the Closing Date. From the Closing Date until the date of registration of the Core Yard Servitude in the relevant Deeds Registry (both dates inclusive), all risk in and benefit attaching to such Core Yard Servitude Area shall vest in the Purchaser and the Purchaser shall, free of rental cost, have full and unfettered rights, subject to the terms and conditions set out in this clause 11.11 to access and use the Core Yard Servitude Area.

11.11.5.
It is the intention of the Parties that the registration of the Core Yard Servitude in the Deeds Registry takes place as soon as reasonably possible after the Closing Date. To give effect to this intention, the Parties agree that the Conveyancer is hereby authorised on behalf of both Parties to and shall immediately after the Signature Date:

11.11.5.1.
instruct, and assist to the extent required, a town planner or registered land surveyor to apply to the Minister of Agriculture as contemplated in SALA and/or any person to whom any of the Minister's powers in terms of SALA have been delegated for the Minister’s approval for the registration of the Core Yard Servitude in the relevant Deeds Registry unless (i) SALA is repealed and a replacement Act is enacted (in which case, if that Act requires a consent to be obtained, that consent shall instead be obtained) or (ii) SALA is repealed and no replacement Act is enacted (in which case, no consent shall be required to be obtained) or (iii) the Minister’s consent to the registration of the Core Yard Servitude in the relevant Deeds Registry is not required in terms of SALA;

11.11.5.2.
instruct, and assist to the extent required, a town planner or registered land surveyor to apply to the local authority and/or any person or body in whom any of the local authority’s powers vest in terms of the relevant municipal bylaws for approval for the registration of the Core Yard Servitude in the relevant Deeds Registry unless such consent is not required in terms of the relevant bylaws;

11.11.5.3.	instruct a registered land surveyor to prepare diagrams of the Core Yard Servitude Area and to have those diagrams approved by the Surveyor General; and

11.11.5.4.
prepare the notarial deed of servitude in respect of the Core Yard Servitude on terms and conditions consistent with this clause 11.11 and all other documents necessary for the lodgement of the Core Yard Servitude in the relevant Deeds Registry as soon as reasonably possible after the Closing Date.

11.11.6.
The Parties undertake that they shall do all such things as may be necessary to give effect to the intention of the Parties as set out in clause 11.11 including but not limited to providing and signing the relevant documentation to authorise the Conveyancers and/or the town planner or registered land surveyor to apply to the said Minister for consent in terms of SALA, if applicable, and to apply to the local authority, if applicable, and providing such documentation to the Conveyancers which is necessary to instruct the registered land surveyor to prepare the said diagrams and to prepare all documents to give effect to the registration of the Core Yard Servitude in the relevant Deeds Registry. All costs associated with the application to the Minister in terms of SALA, the application to the local authority, the preparation and approval of the diagrams in respect of the Core Yard Servitude Area and the cost of compliance with any conditions that may be imposed in terms of any of the aforestated required consents, shall be for the account of the Purchaser.

11.11.7.	Throughout the period from Closing Date to date of registration of the Core Yard Servitude in the relevant Deeds Registry (both dates inclusive):

11.11.7.1.
AngloGold undertakes to the Purchaser that it shall, at the Purchaser's cost, do all such things as may be necessary (including providing relevant documentation for the registration of the Core Yard Servitude) to obtain all consents and/or approval, as registered owner of the Core Yard Property, that are required to give effect to the registration contemplated in this clause 11.11, including (without limitation), procuring the consent and/or approval of the relevant local authority or any third party to the registration of the Core Yard Servitude in the relevant Deeds Registry; and

11.11.7.2.	the Parties undertake in favour of each other that:

11.11.7.2.1.
the Parties shall procure that 1 (one) of their Authorised Representatives signs all documents required to give effect to the registration of the Core Yard Servitude in the relevant Deeds Registry without delay and to provide all documents, and information and do all things necessary in order to effect the said registration; and

11.11.7.2.2.	each Party shall take all steps, pay all amounts and do and procure the doing of all such things as are reasonable in the circumstance so as to place the Conveyancers in a position to, and to ensure that the Conveyancers, effect the registration of the Core Yard Servitude in the relevant Deed Registry without unnecessary delay or hindrance.

11.11.7.3.
From the Closing Date and for so long as the Purchaser is the registered holder of the Core Yard Servitude, the Purchaser shall, without limitation, be liable to AngloGold, for all costs which are incurred with effect from the Closing Date and related to its occupation and possession of the Core Yard Servitude Area, including without limitation –

11.11.7.3.1.	all costs of water, electricity, gas, refuse removal, sewage and any other services provided in respect of the Core Yard Servitude Area (including any deposits payable in connection therewith);

11.11.7.3.2.	all costs in relation to the maintenance and upkeep of the improvements and structures, to the extent that such maintenance and upkeep is requird by the Purchaser, on the Core Yard Servitude Area; and

11.11.7.3.3.	all pro rata rates and taxes and other imposts levied by any local authority in respect of the Core Yard Servitude Area, and the Purchaser hereby indemnifies AngloGold and holds AngloGold harmless against any and all claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands in relation thereto provided that such cost, charge or liability did not arise prior to the Closing Date.

11.11.8.	With effect from the Closing Date the Purchaser shall take out insurance it deems necessary in relation to the Core Yard Servitude Area.

11.11.9.	Ownership in respect of all Core shall transfer to the Purchaser on the Closing Date by way of constructive delivery by virtue of the Purchaser taking occupation and possession of the Core Yard.

11.12.
If the Purchaser at any time after the Closing Date becomes aware that any Sale Asset (including any books, documents and records in relation to the VR Mining Business), has not been duly transferred to the Purchaser for whatsoever reason, the Purchaser shall be entitled (but not obliged) to notify AngloGold in writing accordingly, and upon receiving any such written notice, AngloGold will be obliged to procure the due and valid transfer of the relevant Sale Asset (as well as all books, documents and records in relation thereto in the manner contemplated in clause 11.1.5), together with delegation of all associated liabilities and Environmental Obligations (which the Purchaser hereby accepts), to the Purchaser, at no additional cost over and above what would have been payable by the Purchaser in terms of this Agreement had the relevant Sale Asset duly transferred to the Purchaser on the Closing Date, as soon as reasonably practicable following AngloGold receiving such written notice; provided that no such written demand may be delivered by the Purchaser later than the date falling: (i) 12 (twelve) months following the Closing Date in the case of surface right permits and servitudes held by AngloGold; and (ii) 6 (six) months following the Closing Date in respect of all other Sale Assets not contemplated in (i) above. If AngloGold at any time after the Closing Date becomes aware that any Sale Asset has not been duly transferred to the Purchaser for whatsoever reason, AngloGold shall be required to notify the Purchaser promptly in writing accordingly within the aforementioned 6 (six) or 12 (twelve) month periods (as the case may be) to enable (amongst other things) the Purchaser to exercise its rights under this clause 11.12. Notwithstanding anything to the contrary, if AngloGold is unable to procure the due and valid transfer of the relevant Sale Asset and/or the delegation of any associated liabilities and Environmental Obligations to the Purchaser, the Parties undertake to meet and negotiate in good faith to come up with a mechanism in terms of which the Purchaser is entitled to risk and reward in respect of the relevant Sale Asset.

11.13.
Without limiting anything in clause 11.12, in the event that (i) any Sale Asset has not been duly transferred to the Purchaser for whatsoever reason on and with effect from the Closing Date, notwithstanding the provisions of this Agreement, and (ii) AngloGold intends to Dispose of such Sale Asset to any third party at any time during the aforementioned 6 (six) or 12 (twelve) month periods (as the case may be), AngloGold shall not be entitled to Dispose of the relevant Sale Asset without obtaining the Purchaser’s prior written consent and in such circumstances AngloGold shall be required to notify the Purchaser promptly in writing of the intended Disposal.

11.14.
Notwithstanding anything to the contrary contained in this Agreement, if no written demand is delivered by the Purchaser during the aforementioned 6 (six) or 12 (twelve) month period (as the case may be) as contemplated in clause 11.12, the provisions of clauses 11.12 and 11.13 will cease to apply and the Purchaser shall have no claims against AngloGold as a result of any Sale Asset not been duly transferred to the Purchaser for whatsoever reason.

11.15.
Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer and/or use of any Environmental Approvals in respect of the VR Mining Business has not expressly been dealt with in this Agreement, AngloGold shall have no liability in respect of this Agreement as a result of the Purchaser requiring the transfer and/or use of such Environmental Approvals and such Environmental Approvals not being valid and subsisting in full force and effect or having been suspended, cancelled, revoked, varied or surrendered in favour of any third party.

11.16.
The Parties undertake to work together in good faith and use reasonable endeavours to enter into all requisite service agreements, including the SLA's, together with the Kopanang Purchaser (to the extent necessary), within 6 (six) weeks following the Signature Date (or such later date as may be required) in order to regulate, inter alia, the access to and use of assets, at cost, which are owned by one of the parties thereto but which are material to the operations or business of the other parties.

12.	GOVERNMENTAL PERMITS

12.1.
As soon as reasonably possible (and no later than 10 (ten) Business Days) following the Signature Date, the Purchaser shall provide AngloGold with a detailed list of all VR Mining Permits it requires to operate the VR Mining Business and AngloGold will use all reasonable endeavours to assist the Purchaser with preparing such list and provide copies of such VR Mining Permits. The Purchaser and AngloGold shall work together in good faith and use reasonable endeavours to determine and agree in writing as soon as reasonably possible (and no later than 20 (twenty) Business Days) after the Signature Date whether each such VR Mining Permit is a (i) Non-Transferable Permit, (ii) Sole Use Permit or (iii) Common Use Permit.

12.2.	Non-Transferable Permits

12.2.1.
The Purchaser (or any agent appointed by it) shall, as soon as reasonably possible after the Signature Date, prepare with the assistance and cooperation of AngloGold (or any agent appointed by AngloGold), all submissions, applications and documents which are required to be furnished to the relevant Governmental Entities in order to obtain Substitutionary Permits for each of the Non-Transferable Permits, in regard to which the Purchaser may procure the assistance of any technical consultants where required at the Purchaser's expense.

12.2.2.
It is agreed that the Purchaser shall at all times permit AngloGold to review and comment on any written submissions, applications and documents (including the applications for the Substitutionary Permits) to be made to the relevant Governmental Entities in connection with obtaining the Substitutionary Permits. Any approaches to, liaison with, or documents filed with, the relevant Governmental Entities in connection with the Non-Transferable Permits and/or the related Substitutionary Permits shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis, which shall include the submission of letters of partial and conditional surrenders of the Non-Transferable Permits by AngloGold to the relevant Government Entities only in so far as they relate to the VR Mining Business; in order to facilitate the Purchaser obtaining the Substitutionary Permits.

12.2.3.
All filing fees payable in connection with the submission of the applications for the Substitutionary Permits shall be borne by the Purchaser. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the applications, including the legal fees and costs of its advisors in the preparation of the applications and engagement with the relevant Governmental Entities.

12.2.4.
AngloGold undertakes to use its reasonable endeavours to provide all such documents and information, sign all documents and to do everything that may be required from time to time to facilitate the compilation, lodgement, registration and implementation of the applications for the Substitutionary Permits to be obtained by the Purchaser in relation to the Non-Transferable Permits, as soon as reasonably required after the Signature Date.

12.2.5.	AngloGold and the Purchaser will use their reasonable endeavours to:

12.2.5.1.
procure that all written submissions, applications and documents to be made to the relevant Governmental Entities in connection with any Substitutionary Permits are submitted to the relevant Governmental Entity within 40 (forty) Business Days after the Signature Date; and

12.2.5.2.
do everything reasonably required by the relevant Governmental Entities in order to enable the applications in respect of the Substitutionary Permits to be dealt with as soon as reasonably possible after the Signature Date, to the extent that it is within their power to do so.

12.2.6.
The Purchaser agrees to keep AngloGold informed of the progress in relation to the applications for the Substitutionary Permits in relation to the VR Mining Business and to provide updates as and when reasonably requested by AngloGold or its representatives.

12.2.7.
Upon any Substitutionary Permit being issued to the Purchaser in relation to any of the Non-Transferable Permits, the Purchaser will immediately inform AngloGold thereof at which point AngloGold may deal with the relevant Non-Transferable Permit as it pleases.

12.3.	Common Use Permits

12.3.1.
The Purchaser (or any agent appointed by it) shall, as soon as reasonably possible after the Signature Date, prepare with the assistance and cooperation of AngloGold (or any agent appointed by Anglogold) all submissions, applications and documents which are required to be furnished to the relevant Governmental Entities in order to obtain Substitutionary Permits for each of the Common Use Permits such that (i) the Purchaser can obtain a Substitutionary Permit or an equivalent Governmental Approval which gives the Purchaser the same rights as are contained in the relevant Common Use Permit but limited to those required to operate the VR Mining Business (such rights being hereby agreed to be transferred to the Purchaser at no additional cost) and (ii) AngloGold can retain the Common Use Permit, as amended by the removal of the rights transferred to the Purchaser under this Agreement and through the issue of the Substitutionary Permit or obtain an equivalent Governmental Approval which gives AngloGold the same rights as contained in the relevant Common Use Permit but limited to those required to operate operations other than the VR Mining Business. In this regard, the Parties shall co-operate with each other and timeously provide the Purchaser or its agent with all documents and information as the Purchaser may reasonably require. To the extent that any technical experts are reasonably required for purposes of obtaining any of the Substitutionary Permits or other Governmental Approvals referred to in this clause, such technical experts shall be appointed jointly by AngloGold and the Purchaser and any fees or costs charged by any such technical expert shall be paid by the Purchaser and AngloGold in equal shares.

12.3.2.
It is agreed that the Purchaser shall at all times permit AngloGold to review and comment on any written submissions, applications and documents (including any applications for the Substitutionary Permits) to be made to the relevant Governmental Entities in connection with obtaining the Substitutionary Permits, amending the existing Common Use Permits or obtaining an equivalent Governmental Approval referred to in clause 12.3.1. Each of the Purchaser and AngloGold agrees, and will procure, that no submissions, applications and documents which are required to be furnished to any Governmental Entity in order to obtain any Substitutionary Permit, amend any existing Common Use Permit or obtain any equivalent Governmental Approval as contemplated in clause 12.3.1 will be submitted to any Governmental Entity without both the Purchaser and AngloGold first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed.

12.3.3.
Any approaches to, liaison with, or documents filed with, the relevant Governmental Entities in connection with the Common Use Permits and/or any Substitutionary Permit, amended Common Use Permit or equivalent Governmental Approval referred to in clause 12.3.1 shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis, which shall include the submission of letters of partial and conditional surrenders of the Common Use Permits by AngloGold to the relevant Government Entities only in so far as they relate to the VR Mining Business in order to facilitate the Purchaser obtaining its new Substitutionary Permits or new Governmental Approvals as contemplated in clause 12.3.1.

12.3.4.
All filing fees payable in connection with the submission of the applications for any Substitutionary Permit to be obtained by the Purchaser as contemplated in clause 12.3.1 (in substitution for the Common Use Permits) shall be borne by the Purchaser. All filing fees payable in connection with the submission of the applications for any amended Common Use Permit or equivalent Governmental Approval to be obtained by AngloGold as contemplated in clause 12.3.1 shall be borne by AngloGold. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the applications, including the legal fees and costs of its advisors in the preparation of the applications and engagement with the relevant Governmental Entities.

12.3.5.
AngloGold and the Purchaser will use their reasonable endeavours to procure that all written submissions, applications and documents to be made to the relevant Governmental Entities in connection with any Substitutionary Permit, amended Common Use Permit or equivalent Governmental Approval referred to in clause 12.3.1 (in substitution for the Common Use Permits) are submitted to the relevant Governmental Entity within 40 (forty) Business Days after the Signature Date.

12.3.6.	Each of AngloGold and the Purchaser will –

12.3.6.1.
provide all such documents and information, sign all documents and to do everything that may be required from time to time to facilitate the compilation, lodgement, registration and implementation of the applications for the Substitutionary Permit, amended Common Use Permit or equivalent Governmental Approval to be obtained by the Purchaser and AngloGold as contemplated in clause 12.3.1 as soon as reasonably possible after the Signature Date;

12.3.6.2.	use its reasonable endeavours and shall take all such steps and render all such assistance to each other as may be reasonably necessary from a process point of view; and

12.3.6.3.	do everything reasonably required by any relevant Governmental Entity from a process point of view, in each case, to procure that each of the Substitutionary Permit, amended Common Use Permit or equivalent Governmental Approval to be obtained by the Purchaser and AngloGold as contemplated in clause 12.3.1 is obtained as soon as reasonably possible following the Signature Date.

12.4.	Sole Use Permits

12.4.1.
The Purchaser (or any agent appointed by it) shall, as soon as reasonably possible after the Signature Date, prepare in consultation with Anglogold (or any agent appointed by it) all submissions, applications and documents (including any applications for any new Governmental Approvals) which are required to be furnished to the relevant Governmental Entities in order to transfer each Sole Use Permit (and its associated rights) from AngloGold to the Purchaser with effect from the Closing Date (such rights being hereby agreed to be transferred to the Purchaser at no additional cost). In this regard, the Parties shall co-operate with each other and AngloGold shall timeously provide the Purchaser with all documents and information as the Purchaser may reasonably require. To the extent that any technical experts are reasonably required for purposes of transferring any of the Sole Use Permits to the Purchaser, such technical experts shall be appointed by the Purchaser and any fees or costs charged by any such technical expert shall be paid by the Purchaser.

12.4.2.
It is agreed that the Purchaser shall at all times permit AngloGold to review and comment on any written submissions, applications and documents (including any applications for the cession, assignment and/or transfer of any rights held by AngloGold under any of the Sole Use Permits) to be made to the relevant Governmental Entities in connection with transferring each Sole Use Permit from AngloGold to the Purchaser with effect from the Closing Date. Each of the Purchaser and AngloGold agrees, and will procure, that no submissions, applications and documents (including any applications for the cession, assignment and/or transfer of any rights held by AngloGold under any of the Sole Use Permits) which are required to be furnished to any Governmental Entity in order to transfer each Sole Use Permit from AngloGold to the Purchaser with effect from the Closing Date as contemplated in clause 12.4.1 will be submitted to any Governmental Entity without both the Purchaser and AngloGold first having approved of such filing, submission, application or document (as applicable), in writing, which approval shall not be unreasonably withheld or delayed.

12.4.3.
Any approaches to, liaison with, or documents filed with, the relevant Governmental Entities in connection with the Sole Use Permits and the transfer thereof shall, to the extent permitted by Law, take place or be submitted or filed, as the case may be, only after consultation between the Parties, in a coordinated fashion and, as far as reasonably practicable, on a joint basis.

12.4.4.
AngloGold and the Purchaser will use their reasonable endeavours to procure that all written submissions, applications and documents (including any applications for the cession, assignment and/or transfer of any rights held by AngloGold under any of the Sole Use Permits) to be made to the relevant Governmental Entities in connection with transferring each Sole Use Permit from AngloGold to the Purchaser with effect from the Closing Date as contemplated in clause 12.4.1 are submitted to the relevant Governmental Entity within 40 (forty) Business Days after the Signature Date.

12.4.5.
All filing fees payable in connection with the submission of the applications for transferring each Sole Use Permit from AngloGold to the Purchaser with effect from the Closing Date as contemplated in clause 12.4.1 shall be borne by the Purchaser. Save for the aforegoing, each Party shall bear its own costs of and incidental to the preparation and submission of the applications, including the legal fees and costs of its advisors in the preparation of the applications and engagement with the relevant Governmental Entities.

12.4.6.	Each of AngloGold and the Purchaser will –

12.4.6.1.	provide all such documents and information, sign all documents and to do everything that may be required from time to time;

12.4.6.2.	use its reasonable endeavours and shall take all such steps and render all such assistance to each other as may be reasonably necessary from a process point of view; and

12.4.6.3.	do everything reasonably required by any relevant Governmental Entity from a process point of view, in each case, to procure that (i) all necessary approvals and consents required for the transfer of each Sole Use Permit from AngloGold to the Purchaser with effect from the Closing Date as contemplated in clause 12.4.1 are obtained from each relevant Governmental Entity and (ii) all such transfers are duly implemented and (if applicable) registered (with effect from the Closing Date), in each case as soon as reasonably possible following the Signature Date.

12.5.
It is recorded and agreed that, in the event that (i) any application for, or granting of, any Substitutionary Permit has not been granted or obtained (as applicable) prior to the Closing Date, (ii) any transfer of any Sole Use Permit to the Purchaser has not been duly implemented and (if applicable) registered) prior to the Closing Date and/or (iii) AngloGold and the Purchaser have been unable in terms of clause 12.1 to agree and determine whether any VR Mining Permit is (and should be treated for purposes of this clause

12 as) a Non-Transferable Permit, Sole Use Permit or Common Use Permit, then for a period of (i) in the event that the Purchaser has not obtained prior to the Closing Date a new water use licence(s) to the extent required to operate the VR Mining Business, 48 (forty eight) months from the Closing Date or (ii) in every other case, 24 (twenty four) months from the Closing Date (or until such time as (i) the Purchaser is granted the relevant Substitutionary Permit or (ii) the transfer of the relevant Sole Use Permit has been duly implemented and (if applicable) registered, as applicable) (whichever is the earlier), the Purchaser will (and AngloGold will use reasonable endeavours to ensure that the Purchaser is entitled to) operate the VR Mining Business under the relevant Non-Transferable Permit, Common Use Permit, Sole Use Permit, or other (uncategorised) VR Mining Permit (as applicable) held by AngloGold, provided that the aforegoing shall only apply to the extent that: (i) the Purchaser is lawfully entitled to operate the VR Mining Business under the relevant VR Mining Permit held by AngloGold; and (ii) the Purchaser's operations of the VR Mining Business under the relevant VR Mining Permit held by AngloGold is consistent with the manner in which the VR Mining Business operated under the the relevant VR Mining Permit held by AngloGold as at the Closing Date; and (iii) AngloGold is capable of utilising the relevant VR Mining Permit held by it for such other operations, other than the VR Mining Business, in a manner consistent with the manner in which such other operations operated under the the relevant VR Mining Permit held by it as at the Closing Date.

12.6.
To the extent (and for the period) that the Purchaser after the Closing Date operates the VR Mining Business under any VR Mining Permit held by AngloGold (as contemplated in clause 12.5), and provided the Purchaser is given a copy of such VR Mining Permit (together with all related amendments, rulings and conditions) in accordance with clause 12.1, the Purchaser hereby undertakes that it will, in all respects, adhere to and comply with the provisions of such VR Mining Permit and any related Environmental Law, and if the Purchaser breaches such undertaking, and does not remedy such breach within: (i) any reasonable time period stipulated by AngloGold (or such later date as the Parties may agree in writing) in the case of a material breach; or (ii) 30 (thirty) Business Days (or such later date as the Parties may agree in writing) in the case of a non-material breach, after AngloGold delivers written notice thereof, AngloGold shall be entitled to immediately withdraw the right granted to the Purchaser in terms of clause 12.5 of this Agreement in relation to the relevant VR Mining Permit without further action or liability to AngloGold and the Purchaser hereby waives any and all other remedies, rights, claims and causes of action (including a claim for damages) which it may have against AngloGold in this regard.

12.7.
The Purchaser hereby indemnifies and holds AngloGold, harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with any breach of the Purchaser’s undertaking in clause 12.6. Subject to the Warranties, it is recorded and agreed that the Purchaser shall have no claim against AngloGold on the basis that the VR Mining Permits issued to AngloGold in relation to the VR Mining Business do not adequately cover the operations conducted by the VR Mining Business or the operations to be conducted by the Purchaser.

13.	ELECTRICITY SUPPLY

13.1.	The Purchaser shall, as soon as reasonably possible after the Signature Date, use its reasonable endeavours to negotiate and enter into an electricity supply agreement with Eskom for the supply of electricity. AngloGold shall use reasonable endeavours in supporting the Purchaser to conclude such electricity supply agreement with Eskom.

13.2.
It is recorded and agreed that, in the event that the Purchaser has not entered into an electricity supply agreement with Eskom by the Closing Date, then, subject to the prior written consent of Eskom being obtained, for a period of 9 (nine) months from the Closing Date or until such time as the Purchaser has entered into an electricity supply agreement with Eskom, whichever is the earlier, AngloGold shall supply the Purchaser, at cost, with such quantity of electricity as which the Purchaser may reasonably require, provided that AngloGold shall not be required to provide the Purchaser with any quantity in excess of that which it receives in respect of the VR Mining Business in the Ordinary Course prior to the Closing Date, from the electricity AngloGold receives in terms of the Eskom Agreement. AngloGold hereby undertakes to use reasonable endeavours to obtain the consent of Eskom in this regard as soon as reasonably possible after the Signature Date, provided that any terms and conditions imposed by Eskom shall be for the Purchaser's account and cost. For the avoidance of doubt, to the extent that Eskom's consent is subject to the provision of an additional guarantee or the like, the Purchaser shall be required to provide same.

13.3.
AngloGold shall supply the Purchaser with electricity on the same terms and conditions contained in the Eskom Agreement (the provisions of which apply to the supply of electricity by AngloGold to the Purchaser mutatis mutandis) as well as on any additional terms and conditions imposed by Eskom. The Purchaser hereby warrants, represents and undertakes that it is aware of the provisions of the Eskom Agreement and that it will, at all times in all respects, (i) adhere to and comply with the provisions of such Eskom Agreement, and (ii) if AngloGold has breached a provision of the Eskom Agreement as a result of any action or omission of the Purchaser, that it will rectify and cure such breach within: (i) a reasonable time period stipulated by AngloGold, or such later date as the Parties may agree in writing, in the case of a material breach; or (ii) 20 (twenty) Business Days of its occurrence, or such later date as the Parties may agree in writing, in the case of a non-material breach, failing which AngloGold will be entitled to immediately withdraw the right granted to the Purchaser in terms of clause 13.2 of this Agreement without further action or liability to AngloGold and the Purchaser hereby waives any and all other remedies, rights, claims and causes of action (including a claim for damages) which it may have against AngloGold in this regard.

13.4.
Upon receipt by AngloGold of an invoice from Eskom pursuant to the Eskom Agreement, AngloGold shall provide a valid tax invoice to the Purchaser for all costs incurred by AngloGold in relation to the supply of electricity to the Purchaser, including without limitation, the Purchaser's pro rata portion of the cost of electricity plus VAT at the applicable rate. The Purchaser undertakes to settle such invoice within 7 (seven) Business Days upon receipt from AngloGold of such invoice. For the avoidance of doubt, it is recorded and agreed that AngloGold supplies the Purchaser with electricity under the Eskom Agreement at cost and AngloGold charges no additional margin for this service.

13.5.
The Purchaser hereby indemnifies and holds AngloGold harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with the supply by AngloGold of electricity to the Purchaser from the electricity AngloGold receives in terms of the Eskom Agreement.

14.	WATER SUPPLY

14.1.
The Purchaser shall, as soon as reasonably possible after the Signature Date, use its reasonable endeavours to negotiate and enter into a water supply agreement for the supply of water to the VR Mining Business and for such water supply agreement to take effect on or as soon as reasonably possible after the Closing Date.

14.2.
It is recorded and agreed that, in the event that the Purchaser has not entered into a water supply agreement by the Closing Date, then, subject to the prior written consent of Midvaal being obtained, for a period of 12 (twelve) months from the Closing Date or until such time as the Purchaser has entered into a water supply agreement, whichever is the earlier, AngloGold shall supply the Purchaser, at cost, with such quantity of water as the Purchaser may reasonably require, provided that AngloGold shall not be required to provide the Purchaser with any quantity in excess of that which it receives in respect of the VR Mining Business in the Ordinary Course prior to the Closing Date, from the water AngloGold receives in terms of the Midvaal Agreement. AGA hereby undertakes to use all reasonable endeavours to obtain the consent of Midvaal in this regard as soon as reasonably possible after the Signature Date, provided that any terms and conditions imposed by Midvaal shall be for the Purchaser's account and cost. For the avoidance of doubt, to the extent that Midvaal's consent is subject to the provision of an additional guarantee or the like, the Purchaser shall be required to provide same.

14.3.
Upon receipt by AngloGold of an invoice from Midvaal pursuant to the Midvaal Agreement, AngloGold shall provide a valid tax invoice to the Purchaser for all costs incurred by AngloGold in relation to the supply of water to the Purchaser, including without limitation, the Purchaser's pro rata portion of the cost of water plus VAT at the applicable rate. The Purchaser undertakes to settle such invoice within 7 (seven) Business Days upon receipt from AngloGold of such invoice.

14.4.
AngloGold shall supply the Purchaser with water on the same terms and conditions contained in the Midvaal Agreement (the provisions of which apply to the supply of water by AngloGold to the Purchaser mutatis mutandis), as well as on any additional terms and conditions imposed by Midvaal. The Purchaser hereby warrants, represents and undertakes that it is aware of the provisions of the Midvaal Agreement and that it will, at all times in all respects, (i) adhere to and comply with the provisions of such Midvaal Agreement, and (ii) if the Purchaser has breached a provision of the Midvaal Agreement that it will rectify and cure such breach within: (i) a reasonable time period stipulated by AngloGold, or such later date as the Parties may agree in writing, in the case of a material breach; or (ii) 20 (twenty) Business Days of its occurrence, or such later date as the Parties may agree in writing, in the case of a non-material breach, failing which AngloGold will be entitled to immediately withdraw the right granted to the Purchaser in terms of clause 14.2 of this Agreement without further action or liability to AngloGold and the Purchaser hereby waives any and all other remedies, rights, claims and causes of action (including a claim for damages) which it may have against AngloGold in this regard.

14.5.
The Purchaser hereby indemnifies and holds AngloGold, harmless against all and any losses incurred or suffered by AngloGold by reason of, or arising directly or indirectly out of, or in connection with the supply by AngloGold of water to the Purchaser from the water AngloGold receives in terms of the Midvaal Agreement.

14.6.
Upon the Purchaser entering into its own water supply agreement it shall notify AngloGold in writing of the date upon which the Purchaser will become entitled to take water supply under the water supply agreement, and AngloGold shall, from such date of entitlement to supply, be entitled to deal with the Midvaal Agreement as it pleases and the provisions of this clause 14.6 shall cease to be of force and effect, save for any rights, remedies, obligations and liabilities which may have accrued to the Parties as at the date on which this clause 14.6 to be of force and effect.

15.	VALUE ADDED TAX

15.1.	AngloGold and the Purchaser agree that the VR Mining Business are disposed of as a going concern and for the purposes of section 11(1)(e) of the VAT Act, agree that:

15.1.1.	the VR Mining Business constitutes as at the Signature Date and will be as at the Closing Date income-earning activities and will be transferred as such;

15.1.2.	the transfer of the VR Mining Business constitutes the sale of an enterprise which is capable of separate operation;

15.1.3.	the assets which are necessary for carrying on such VR Mining Business have been disposed of by AngloGold to the Purchaser in terms of this Agreement; and

15.1.4.	the Relevant Purchase Price payable is inclusive of VAT at the rate of 0% (zero per cent).

15.2.	AngloGold and the Purchaser each warrant that they will at the Closing Date be registered vendors under the VAT Act.

15.3.
If, notwithstanding the aforegoing or for any other reason, VAT is payable in respect of any of the assets sold in terms hereof or on any amount payable by the Purchaser in terms of this Agreement at a rate exceeding 0% then the Relevant Purchase Price shall be deemed to be exclusive of VAT and the Purchaser shall, within 10 (ten) Business Days of receiving a written demand from AngloGold for such payment, pay the VAT applicable on the Relevant Purchase Price.

16.	MINERAL ROYALTY

16.1.	AngloGold and the Purchaser agree that the VR Mining Business are disposed of as a going concern for the purposes of section 9(1) of the Mineral and Petroleum Resources Royalty Act.

16.2.	AngloGold and the Purchaser agree that they are each "extractors" and are registered for royalties tax in accordance with the Mineral and Petroleum Resources Royalty Act.

17.	SECTION 34 NOTICE

17.1.
The Parties hereby agree that notice of the sale of the VR Mining Business contemplated in this Agreement will not be published in terms section 34 of the Insolvency Act No. 24 of 1936 ("Insolvency Act"). In consideration for the Purchaser agreeing to this, AngloGold hereby indemnifies the Purchaser and holds it harmless against any loss or damage of whatsoever nature which may be sustained or incurred by the Purchaser as a result of the provisions of section 34 of the Insolvency Act being invoked by any creditor of AngloGold.

17.2.	AngloGold hereby, in addition to any other warranties given by AngloGold under this Agreement, warrants in favour of the Purchaser that –

17.2.1.	as at the Signature Date, so far as AngloGold is aware, no person has instituted any proceedings of whatsoever nature against AngloGold as contemplated in section 34(3)(b) of the Insolvency Act; and

17.2.2.
as at the Signature Date, so far as AngloGold is aware, no such proceedings are proposed to be instituted against AngloGold during the Interim Period and, so far as AngloGold is aware, if any such proceedings are instituted during the Interim Period, they will not be in respect of any valid or legitimate claim.

17.3.
AngloGold undertakes, in the event that proceedings contemplated in clause 17.2.2 are instituted against AngloGold during the Interim Period, as soon as reasonably practicable to furnish the Purchaser with written details of –

17.3.1.	the name of the party instituting such proceedings ("Claimant");

17.3.2.	the nature and basis of the Claimant's claim;

17.3.3.	the name, address and telephone number of the Claimant's attorney;

17.3.4.	the case number applicable to the proceedings; and

17.3.5.	copies of any and all court and other papers served on AngloGold in respect of such claim and/or in terms of which such claim has been instituted, together with any other information or further documents reasonably requested by the Purchaser (which other information and/or documents will be furnished by AngloGold as soon as reasonably practicable after same are requested by the Purchaser).

17.4.
If any proceedings contemplated in section 34(3) of the Insolvency Act are instituted against AngloGold before the Closing Date, then AngloGold hereby agrees and undertakes to: (i) discharge the claim(s) made against it in those proceedings; or (ii) if AngloGold wishes to defend those proceedings, it shall make such arrangements as may be reasonably required by the Purchaser in all the circumstances to secure the payment of the claim(s) in question, in either case so as to ensure that this Agreement shall not become void against the claimant(s) in those proceedings.

Part E.	INDIVISIBILITY, PURCHASE CONSIDERATION AND PAYMENT

18.	INDIVISIBILITY
The sales and cessions referred to in clauses 8.1, 8.2 and 10.1 constitute one indivisible transaction. Notwithstanding anything to the contrary in this Agreement, the Parties agree that all of the matters to be completed pursuant to clauses 9.1, 11.1, 11.3 to 11.11 (both inclusive) and 19.2 shall be deemed to have been completed simultaneously and none of them shall be deemed to have been completed unless all of them have been completed in accordance with the terms and conditions of this Agreement, unless it is specifically provided in the aforegoing clauses that such matters are to be completed post the Closing Date, in which case such matters shall be deemed to have been completed simultaneously in the Closing Date for the purposes of this clause 18.

19.	CONSIDERATION AND PAYMENT

19.1.	Relevant Purchase Price

19.1.1.
The aggregate purchase price ("Purchase Price") payable by the Purchaser for the Sale Equity and VR Mining Business is: (i) an amount equal to the ZAR equivalent of US$300,000,000 (three hundred million Dollars) (calculated in terms of the Spot Rate as at the date falling 3 (three) Business Days immediately prior to the Closing Date); (ii) plus an amount equal to the face value of the Sale Liabilities (or as such Sale Liabilities are otherwise accounted for in accordance with IFRS), which Purchase Price will be apportioned as follows:

19.1.1.1.
an amount equal to ZAR75,000,000 (seventy five million Rand) (the "Nufcor Purchase Price"), payable by the Purchaser to AngloGold in respect of the purchase of the Nufcor Equity, which shall be allocated as follows:

19.1.1.1.1.	Nufcor Sale Claims – an amount equal to the outstanding amount as at the Closing Date; and

19.1.1.1.2.	Nufcor Sale Shares – the Nufcor Purchase Price less the amount allocated to the Nufcor Sale Claims;

19.1.1.2.
an amount equal to the ZAR equivalent of such US$1 (one Dollar) (calculated in terms of the Spot Rate as at the date falling 3 (three) Business Days immediately prior to the Closing Date) (the "MWC Purchase Price"), payable by the Purchaser to AngloGold in respect of the purchase of the MWC Members Interest; and

19.1.1.3.	the balance of the Purchase Price (the "VR Mining Purchase Price") payable by the Purchaser to AngloGold in respect of the purchase of the VR Mining Business, which shall be allocated as follows:

19.1.1.3.1.
an amount equal to the face value of the quantifiable Sale Liabilities (or as such Sale Liabilities are otherwise accounted for in accordance with IFRS) (which will be discharged by the Purchaser assuming the Sale Liabilities in accordance with the provisions of clause 11.1.6), for the avoidance of doubt, expressed as a positive amount; and

19.1.1.3.2.	a cash amount equal to the VR Mining Purchase Price less the Sale Liabilities.

(together, "the VR Mining Gross Consideration")

19.1.2.	No amount will be allocated to the unknown and non-quantifiable Sale Liabilities or for other rights acquired, or obligations assumed, by the Purchaser under this Agreement.

19.2.	Discharge of the Relevant Purchase Price

19.2.1.	The Purchaser shall assume the Sale Liabilities in accordance with the provisions of clause 11.1.6.

19.2.2.
The balance of the Purchase Price, being an amount equal to the ZAR equivalent of such US$300,000,000 (three hundred million Dollars) (calculated in terms of the Spot Rate as at the date falling 3 (three) Business Days immediately prior to the Closing Date), shall be paid on the Closing Date, in ZAR, by the Purchaser making payment of an amount equal to the ZAR equivalent of US$300,000,000 (three hundred million Dollars) (calculated in terms of the Spot Rate as at the Business Day immediately prior to the Closing Date) by electronic transfer, free of any deductions or set-off whatsoever, into a ZAR denominated bank account held by AngloGold in South Africa with a South African registered bank, such bank account to be nominated in writing by AngloGold no later than 5 (five) Business Days prior to the Closing Date.

19.3.	DMR Effective Valuation

19.3.1.
The Purchaser and AngloGold acknowledge that, given the nature of the VR Mining Business, the Director General: Mineral Resources (the "Director General") will be required, pursuant to the provisions of section 37 of the Income Tax Act, to determine the values as at the Closing Date (such valuation, the "DG Valuation") for the mining property and capital assets (as defined in section 37 of the Income Tax Act) forming part of the VR Mining Business (the "s37 Valuation Property") and that this process will take place after the Closing Date.

19.3.2.
The Parties agree and acknowledge that the valuation of the s37 Valuation Property and related allocation, in each case as reflected in Annexure Z, is as at Closing Date. The Parties agree and acknowledge that the values and allocations as it relates to s37 Valuation Property is for purposes of assisting the Parties to calculate any amount of Tax in the event that the DG Valuation is not finalised by the time that the Parties need to pay any amount of Tax following the Closing Date. The Parties acknowledge that these values will be updated to accord with the decision of the Independent Valuer.

19.3.3.
In order to obtain the DG Valuation, the Purchaser and AngloGold hereby agree to appoint George Lennox, or if George Lennox is not willing or unable to accept the mandate, another suitably qualified valuer as an independent valuer in respect of the valuation of mining property and associated capital assets ("Independent Valuer") to undertake a valuation of the s37 Valuation Property (the "s37 Supporting Valuation") as at the Closing Date for purposes of allocation of the Net VR Mining Gross Consideration, who shall determine the

s37 Supporting Valuation and such allocation in the Independent Valuer’s discretion duly exercised and whose determination shall be final and binding on the Parties. The Purchaser and AngloGold undertake to use their reasonable endeavours to assist the Independent Valuer in this regard.

19.3.4.
Once the s37 Supporting Valuation and allocation is complete, and following the Closing Date, the Purchaser and AngloGold will apply to the Director General for the DG Valuation and will provide the s37 Supporting Valuation to the Director General. The Purchaser and AngloGold undertake to use their reasonable endeavours to assist the Director General in this regard and shall make appropriate submissions to the effect that the effective value of the s37 Valuation Property is as determined by the Independent Valuer in terms of clause 19.3.2

19.3.5.
The DG Valuation will be final and binding on the Purchaser and AngloGold for the purposes of section 37 of the Income Tax Act. If the DG Valuation results in allocations which differ from those allocated in Annexure Z, the relevant amounts and percentages allocated in Annexure Z will be adjusted automatically to accord with those in the DG Valuation, and Annexure Z updated accordingly.

19.4.	The Purchaser shall be liable for any securities transfer tax which arises as a consequence of the transactions contemplated in clauses 8.1 and 8.2 this Agreement.

20.	PAYMENTS AND INTEREST
All payments due by one Party to the other in terms of or arising out of this Agreement shall be made by electronic funds transfer in immediately available funds, free of any deductions or set-off whatsoever, in ZAR, into a ZAR denominated bank account in South Africa nominated by Party receiving payment, and, unless paid on the due date therefor, shall bear interest from the date due to the date of payment. Such interest shall be –

20.1.	calculated at the Prime Rate plus 200 basis points; and

20.2.	capitalised monthly in arrears on the balance due.

21.	EMPLOYEES

21.1.
It is hereby recorded and agreed that the Transferring Employees are dedicated to, primarily employed by or significantly connected to the VR Mining Business and/or the Nufcor Business. Accordingly, the Parties acknowledge that because the sale of the VR Mining Business by AngloGold to the Purchaser constitutes the transfer of the whole or part of a business, trade or undertaking as a going concern, as defined in section 197(1) of the LRA, the provisions of section 197 of the LRA apply to the Transferring Employees.

21.1.1.	The Purchaser and AngloGold therefore acknowledge and agree that with effect from the Closing Date –

21.1.1.1.	the Purchaser will be automatically substituted in the place of AngloGold in respect of the Transferring Employees’ contracts of employment in existence immediately prior to the Closing Date;

21.1.1.2.
all the rights and obligations between AngloGold and the Transferring Employees as at the Closing Date shall continue in force as if they had been rights and obligations between the Purchaser and the Transferring Employees;

21.1.1.3.
anything done before the transfer by AngloGold in relation to a Transferring Employee, including the dismissal of any Transferring Employee or the commission of any unfair labour practice or act of unfair discrimination in respect of a Transferring Employee, will be considered to have been done by or in relation to the Purchaser;

21.1.1.4.	the transfer does not interrupt the Transferring Employees’ continuity of employment and the Transferring Employees’ contracts of employment continue with the Purchaser as if with AngloGold;

21.1.1.5.
the Purchaser shall employ the Transferring Employees on terms and conditions of employment that are on the whole not less favourable to the Transferring Employees than those on which they were employed by AngloGold. If any Transferring Employee's terms and conditions of employment are governed by a collective agreement, then the Purchaser shall comply with the terms of that collective agreement; and

21.1.1.6.	no agreement as contemplated in section 197(6) of the LRA has been concluded.

21.1.2.
The Purchaser shall honour the terms of and be bound by all collective agreements to which AngloGold is, immediately before the Closing Date and in respect of the Transferring Employees, bound in terms of section 23 of the LRA and/or in terms of section 32 of the LRA, unless a commissioner acting in terms of section 62 of the LRA decides otherwise.

21.1.3.
On or before the Closing Date, AngloGold shall prepare a schedule reflecting the number of years of service of the Transferring Employees as at the Closing Date, annual leave pay accrued to the Transferring Employees at the Closing Date, the hypothetical severance pay amounts that would have been payable to the Transferring Employees had they been retrenched by AngloGold on the Closing Date and any other amounts accrued to the Transferring Employees as at the Closing Date which have not been paid to the Transferring Employees by AngloGold on the Closing Date.

21.1.4.
The Parties agree that, pursuant to section 197(7)(b)(i) of the LRA, the Purchaser shall be solely liable to the Transferring Employees for the payment of all the amounts referred to in clause 21.1.3 and shall pay those amounts as and when they fall due for payment to the Transferring Employees. For the sake of clarity, AngloGold has no obligation to pay any amount contemplated in clause 21.1.3 to the Transferring Employees or the Purchaser in respect of any of the Transferring Employees.

21.1.5.
AngloGold undertakes to discharge its obligations to the Transferring Employees up to the Closing Date. Without limiting the generality of the aforegoing, AngloGold shall, after the Closing Date, remain responsible for ensuring that all share or security related options and plans, share appreciation rights, performance share rights or similar arrangements or benefits to which any employee of AngloGold is a party or which is otherwise held by or owing to any such employees at any time on or prior to the Closing Date are dealt with in accordance with the rules and terms applicable to such options, plans, rights and arrangements (as applicable), and the Purchaser shall have no obligations or liability for or in connection with the aforegoing.

21.1.6.	The Parties hereby agree that AngloGold has complied fully with the provisions of section 197(7) of the LRA.

21.1.7.
The Parties record that the Transferring Employees are in service and contributing members of either the MineWorkers Provident Fund, the Sentinel Retirement Fund or the Old Mutual Superfund Pension Fund.

21.1.8.
Subject to the rules of the Sentinel Retirement Fund and the MineWorkers Provident Fund, those Transferring Employees who are members of these funds shall remain members thereof on and after the Closing Date and the Purchaser shall pay the required contributions to these funds on behalf of those Transferring Employees.

21.1.9.
Subject to the rules of the Old Mutual Superfund Pension Fund, AngloGold shall use its reasonable endeavours to procure that the Transferring Employees who are members of the Old Mutual Superfund Pension Fund as at the Closing Date become members of a retirement fund registered in terms of the Pension Funds Act No. 24 of 1956 (PFA) nominated by the Purchaser with effect from the Closing Date, and as soon as practically possible after the Closing Date. AngloGold undertakes to use its reasonable endeavours to procure that the Old Mutual Superfund Pension Fund permits the Transferring Employees to remain members of it pending the commencement of their membership in the fund nominated by the Purchaser.

21.1.10.
AngloGold undertakes to cooperate with the Purchaser and to do all such things and to sign and provide all such documents as may reasonably be required by the Purchaser to ensure the continuous membership of the Transferring Employees who are members of the Sentinel Retirement Fund and the Mineworkers Provident Fund and to use its reasonable endeavours to procure , if applicable, the transfer after the Closing Date of all the Transferring Employees who are members of the Old Mutual Superfund Pension Fund to the retirement fund nominated by the Purchaser or to ensure their continuous membership of the Old Mutual Superfund Pension Fund, as the case may be.

21.1.11.
The Parties record certain of the Transferring Employees are members of the Discovery Health Medical Scheme. Subject to the rules of the Discovery Health Medical Scheme, such Transferring Employees will remain members thereof on and after the Closing Date and the Purchaser shall pay the required contributions to the Discovery Health Medical Scheme on behalf of the Transferring Employees, if any.

21.1.12.
AngloGold and the Purchaser shall, between the Signature Date and the Closing Date, inform and consult with the Transferring Employees and/or their representative bodies (if any), as may be required in terms of the LRA.

21.1.13.
The Purchaser indemnifies AngloGold and holds AngloGold harmless against any and all Claims, losses, damages, proceedings, liabilities and expenses (including, but not limited to reasonable legal costs), charges, compensation, awards, fines, actions and demands which AngloGold may suffer or incur arising out of or in connection with:

21.1.13.1.
any claim by any Transferring Employee (whether in contract or in delict or under statute for any remedy including, without limitation, for breach of contract, unfair dismissal, equal pay, unfair discrimination, deduction of wages, or of any other nature) as a result of the liability contemplated in clause 21.1.4;

21.1.13.2.	anything done or omitted to be done by the Purchaser in relation to the Transferring Employees’ employment on and as from the Closing Date; or

21.1.13.3.	a breach of any employment legislation after the Closing Date.

Part F.	WARRANTIES, UNDERTAKINGS, INDEMNITIES AND LIMITATION OF LIABILITY

22.	INTERIM PERIOD

22.1.
AngloGold shall procure during the Interim Period: (i) that it shall, and shall procure that Nufcor shall, carry on the VR Mining Business and the Nufcor Business in the Ordinary Course (recognising that: (a) as at the Signature Date, the mining operations are not being conducted through the shaft infrastructure of the Great Noligwa Mine; and (b) this shall not include an obligation to continue producing uranium); and (ii) that it shall not enter into any contract or commitment or do anything which, in any such case, is out of the Ordinary Course. In particular, but without limitation to the generality of the aforegoing, AngloGold agrees and undertakes in favour of the Purchaser that during the Interim Period it shall, and shall procure that Nufcor shall, save as otherwise provided in this Agreement or as required to comply with applicable Laws:

22.1.1.
continue to maintain the VR Mining Business and the Nufcor Business as a going concern, without materially altering the nature or scope of any such businesses, and to (i) preserve ownership of those Sale Assets which it owns as at the Signature Date (other than Sale Assets Disposed of in the Ordinary Course) and (ii) continue to maintain development and capital expenditure levels in the Ordinary Course so as to maintain a level of developed mineable ore reserves consistent with past practice, at all times in compliance with all material applicable Laws;

22.1.2.	pay all creditors and Taxes of the VR Mining Business and the Nufcor Business in the Ordinary Course;

22.1.3.
maintain and/or use its best efforts to apply for, obtain, amend or renew (as applicable) any and all material Governmental Approvals which the VR Mining Business or the Nufcor Business is obliged to have in place from time to time (including the Mining Rights, and the associated Environmental Management Programme, Mine Work Programme, Social and Labour Programme; the water use licence no. 01/C24J/BFJ/2000 issued to AngloGold in terms of the NWA; the atmospheric emissions license reference FDDM-MQQ-2013-16 dated July 2014 issued to AngloGold in terms of the NEMAQA; the certificates of registration COR-2 dated 20 June 2006 issued to AngloGold and CoR-16, dated 22 September 2004, issued to Nufcor in terms of the NNRA; the permit issued under section 20 of the Environment Conservation Act 73 of 1989 (ECA) by the Department of Water Affairs in Forestry to Vaal Reefs Exploration and Mining Co Ltd, on 26 March 1993 with permit number B33/2/324/14/P56, in respect of the Vaal Reefs Domestic Waste Site), and act promptly to rectify any non-compliance with any applicable Laws;

22.1.4.
procure that existing insurance policies in relation to the VR Mining Business and the Nufcor Business and the Sale Assets shall be maintained (without material adverse or prejudicial modification) in force at all times, and not do or allow to be done anything which would render such insurance void or voidable;

22.1.5.	use reasonable endeavours to maintain the Sale Assets in good order and condition (fair wear and tear excepted) and fully operational; and

22.1.6.	use reasonable endeavours to continue to conduct itself, in respect of MWC, in the Ordinary Course.

22.2.	In particular, but without limitation to the generality of clause 22.1, AngloGold undertakes that during the Interim Period that it shall not, and shall procure that Nufcor shall not –

22.2.1.	alter the existing nature or scope of the VR Mining Business or the Nufcor Business;

22.2.2.
manage the VR Mining Business and the Nufcor Business otherwise than in accordance with its business and trading policies and practices up to the Signature Date or in the Ordinary Course, except as may be necessary to comply with any statutory changes;

22.2.3.	alter any of the rights attaching to the Nufcor Sale Shares and/or the Nufcor Sale Claims;

22.2.4.	alter any of the constitutional documents of Nufcor in a manner prejudicial to the Purchaser;

22.2.5.	in respect of Nufcor, declare, authorise, make or pay any dividend or other Distribution (as such term is defined in the Companies Act), or reduce, purchase or redeem any share capital;

22.2.6.	in respect of Nufcor, create, or agree or permit to be created, any Encumbrances over any of its shares or any of its assets;

22.2.7.	alter Nufcor’s number of authorised or issued shares, or create any obligation (contingent or otherwise) to do so;

22.2.8.	create or agree or permit to be created, any Encumbrances over the MWC Members Interest;

22.2.9.	create, or agree or permit to be created, any Encumbrances over any of the Sale Assets, other than in the Ordinary Course;

22.2.10.
in respect of Nufcor, acquire or enter into any agreement to acquire (whether by one transaction or a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other persons, other than in the Ordinary Course;

22.2.11.
Dispose of (or remove from the Mining Areas or any VR Mining Properties, as applicable) or enter into any agreement to Dispose of (or remove from the Mining Areas or any VR Mining Properties, as applicable) (whether by one transaction or by a series of transactions) any Sale Assets (other than, in relation to such Disposals, in the Ordinary Course) or the whole or any substantial or material part of the VR Mining Business or the Nufcor Business;

22.2.12.	incur or agree to incur any material capital or operational expenditure, other than in the Ordinary Course;

22.2.13.	incur or assume, or agree to incur or assume, any new or increased material Sale Liabilities (other than in the Ordinary Course);

22.2.14.	make any changes to its accounting policies and procedures, unless required to do so under any applicable Laws or applicable accounting rules;

22.2.15.	waive any rights under any of the Contracts, other than in the Ordinary Course;

22.2.16.
enter into or commit to entering into any material transaction, agreement or arrangement in connection with the VR Mining Business or the Nufcor Business other than on arms' length terms and for full and proper consideration;

22.2.17.
terminate the employment of any Transferring Employees without cause, or otherwise change the terms of employment, remuneration or benefits of any of the Transferring Employees, other than in the Ordinary Course;

22.2.18.
enter into or agree to enter into any new death, retirement, profit-sharing, bonus, share option, share incentive or other scheme for the benefit of any of the Transferring Employees or make any amendment (including, but without limitation, any increase in the rates of contribution) to any such existing scheme;

22.2.19.	clean any of the mills or replace any of the liners used in or relating to the VR Mining Business, other than in the Ordinary Course;

22.2.20.
commence, compromise, discontinue, settle or agree to settle any Claim (other than routine debt collection) in connection with the Sale Assets or the VR Mining Business or the Nufcor Business, other than in the Ordinary Course; and

22.2.21.	incur any new, additional or increased debt, borrowing, lending or other financing facilities or commitments (or similar arrangements) in whatsoever form of Nufcor.

22.3.	Clause 22.2 shall not apply in respect of and shall not operate so as to restrict or prevent:

22.3.1.
any act which relates to the "Plan to restructure South African operations to ensure their viability" as announced by AngloGold on 28 June 2017 and any act undertaken related thereto, unless such act would have a significantly adverse effect on the VR Mining Business;

22.3.2.	any act or omission or other matter as may be required to give effect to any provision of this Agreement or otherwise provided for in this Agreement;

22.3.3.	any action taken to comply with any order or obligation of any Governmental Entity;

22.3.4.	any act or matter listed in and/or ancillary to the matters listed in the business plan included in the Data Room under folder 1.4.1;

22.3.5.	any action taken to comply with AngloGold’s health, environmental or safety related legal obligations; or

22.3.6.
any other matter that is outside of the Ordinary Course in respect of which the Purchaser has given its prior written consent (such consent not to be unreasonably withheld or delayed), provided that prior to seeking any written consent from the Purchaser, AngloGold shall obtain advice from South African legal counsel that the relevant action will not result in any Party acting in a manner which is contrary to Chapter 3 of the Competition Act, and as such, for the avoidance of doubt, any act or omission referred to in this clause 22.3 shall not constitute a breach of clause 22.2.

22.4.
During the Interim Period, and without limiting the generality of clause 22.1, AngloGold shall provide the Purchaser promptly with monthly management accounts in respect of the VR Mining Business and the Nufcor Business, provided that, to the extent that any of these documents and information referred to in this clause 22.4 contains any competitively sensitive and/or legally privileged information, such information will be redacted prior to such documents and information being provided to the Purchaser and its authorised representatives.

22.5.	Contracts

22.5.1.
As soon as reasonably possible (and no later than 20 (twenty) Business Days) after the Signature Date, AngloGold shall provide to the Purchaser a detailed list and copies of all contracts which in AngloGold's opinion (acting reasonably) are material to the VR Mining Business, including without limitation all utility contracts and all material lease agreements which relate to any immovable property owned or used in connection with the VR Mining

Business (in each case, to the extent permitted under the Competition Act). The Purchaser and AngloGold shall work together in good faith and use reasonable endeavours to:

22.5.1.1.
determine and agree in writing as soon as reasonably possible (and no later than 40 (forty) Business Days) after the Signature Date which of the contracts (and the rights contained therein) provided to the Purchaser will (in whole or in part) (i) be retained by AngloGold, (ii) be ceded, assigned and transferred to the Purchaser with effect from the Closing Date, (iii) be amended with effect from the Closing Date (with no liability to Harmony or the Purchaser in respect of causes of action arising prior to the Closing Date), or (iv) require the Purchaser to enter into a new arrangement or agreement with the relevant third party/ies with effect from the Closing Date, in each case taking into account the reasonable business requirements following the Closing Date of the Parties; provided that neither Harmony nor the Purchaser shall be required to accept any cession, assignment, delegation or transfer of any contract (or any rights or obligations relating thereto) unless it has expressly agreed in writing to such cession, assignment, delegation or transfer (as applicable); and

22.5.1.2.
implement the actions determined by (i) the Purchaser and AngloGold in accordance with clause 22.5.1.1 and (ii) by the Purchaser in accordance with clause 22.5.2 (including in such circumstances to procure the assignment, cession and delegation of such contracts to the Purchaser with effect from the Closing Date, in which case the provisions of clause 11.1.1 shall apply), in each case as soon as reasonably possible following the Signature Date.

22.5.2.
Notwithstanding the aforegoing, in relation to any contracts which are material to, and used primarily in connection with, the VR Mining Business, the Purchaser shall be entitled in its discretion, by notice in writing to AngloGold within 40 (forty) Business Days) following the Signature Date, to determine whether such contracts will be ceded, assigned and delegated to the Purchaser with effect from the Closing Date, provided that to the extent that any such contract covered operations and businesses other the the VR Mining Business, the aforegoing shall only apply to the extent that AngloGold still has the same rights and benefits under such contracts in relation to its other operations and businesses.

22.5.3.
AngloGold shall notify the Purchaser, and provide the Purchaser with a copy, of any new contract entered into by AngloGold during the Interim Period which relates to the VR Mining Business, and the Parties agree that clauses 22.5.1 and 22.5.2 shall apply mutatis mutandis; provided that neither Harmony nor the Purchaser shall be required to accept any cession, assignment, delegation or transfer of any contract (or any rights or obligations relating thereto) unless it has expressly agreed in writing to such cession, assignment, delegation or transfer (as applicable).

22.5.4.	Notwithstanding any provision in this clause 22.5, should any contract to which this clause 22.5 relates contain a confidentiality undertaking such that AngloGold is only entitled to disclose such contract to the Purchaser following obtaining approval from any third party, AngloGold will use reasonable endeavours to obtain all such approvals as soon as reasonably possible following the Signature Date.

22.5.5.
For the avoidance of doubt, no contracts relating to the VR Mining Business other than those determined in accordance with this clause 22.5 to be ceded, assigned or otherwise transferred to the Purchaser will be required to be so ceded, assigned or otherwise transferred to the Purchaser.

22.5.6.
For the avoidance of doubt, the aforegoing provisions shall not apply in respect of the Eskom Agreement and the Midvaal Agreement, the arrangements in respect of which are dealt with in clauses 13 and 14 respectively.

22.6.	Integration Meetings

22.6.1.
Subject to all applicable Laws, the Purchaser shall nominate no more than 5 (five) persons as its representatives ("Purchaser’s Integration Representatives") who each have the authority, right and power to act for and on the Purchaser's behalf in respect of all the matters contemplated under clauses 22.6.1 to 22.6.10 (both inclusive). The first Purchaser’s Integration Representative are Melanie Naidoo-Vermaak, Eben Janse van Rensburg, Ernest Carney, Phillip Tobias and Neil Terblanche.

22.6.2.
AngloGold shall nominate one or more persons as its representatives ("Seller's Integration Representatives") who each have the authority, right and power to act for and on AngloGold's behalf in respect of all the matters contemplated under clauses 22.6.1 to 22.6.10 (both inclusive). The first Seller's Integration Representatives are Shawn Snell, Shaun Newberry, Steve Rickman, Simeon Moloke and Jozua Ellis (or alternatively Theo Qabaka).

22.6.3.
The Purchaser or AngloGold may change their respective representatives at any time and from time to time provided (i) it gives prior written notice to the other Party of such change and (ii) such change is acceptable to the other Party (acting reasonably).

22.6.4.
During the Interim Period until the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Purchaser’s Integration Representatives shall meet once each calendar month (taking cognisance of the South African festive season between 15 December and 15 January and limited personnel between such period and the fact that there may not be a meeting during this period as a result of the aforegoing), or at any other time as reasonably requested by any Purchaser’s Integration Representative (on an exception only basis), (each an "Integration Meeting") with the Seller’s Integration Representatives (or other appropriate persons) at which meetings AngloGold and the Purchaser shall co-operate and work together in good faith, and provide the necessary resources, to agree, oversee and manage the preparation of an overall operational migration plan and timetable (with appropriate milestone deliverables) to enable the effective implementation of the overall integration, migration and transition from the Closing Date of the VR Mining Business to the Purchaser, limited to the following operational migration work streams (each an "Integration Work Stream"): operational finance; human resources and payroll (including administration); procurement and logistics (including warehousing); information technology (all systems, hardware and software); mining, metallurgy, reserves, resources and engineering (underground and surface); transport; financial and management accounting; taxation; electricity access and supply; water access and supply; communication; health, safety and medical; environmental; social and labour; and housing and accommodation, as well as any additional operational migration work streams AngloGold agrees to, acting reasonably.

22.6.5.
The first Integration Meeting shall be held within 30 (thirty) calendar days following the Signature Date. The Parties hereby agree that no competitively sensitive information and/or legally privileged information will be shared with the Purchaser’s Integration Representatives at any Integration Meeting.

22.6.6.
To the extent that the Purchaser requires AngloGold's assistance with the preparation and implementation of the operational migration plan and the Integration Work Streams, AngloGold undertakes to use reasonable endeavours, at the Purchaser’s cost, to provide any assistance reasonably requested by the Purchaser, provided that such assistance does not place any unreasonable resource constraints on AngloGold’s ability to run its business and operations during the Interim Period.

22.6.7.
To the extent that AngloGold incurs any costs in this regard, not relating to time spent, it will provide a valid tax invoice to the Purchaser for such costs plus VAT at the applicable rate. The Purchaser undertakes to settle such invoice within 30 (thirty) calendar days upon receipt from AngloGold of such invoice.

22.6.8.
Each request for an Integration Meeting will be accompanied by a clear and ascertainable agenda that will be delivered to AngloGold at least 10 (ten) Business Days prior to the relevant Integration Meeting. For the avoidance of doubt, the Purchaser shall not be entitled to materially deviate from the agenda for each Integration Meeting once same has been delivered to AngloGold.

22.6.9.
The Purchaser’s Integration Representatives may from time to time ask the Seller's Integration Representatives questions in relation to, or request information from the Seller's Integration Representatives regarding, matters related to the VR Mining Business to the extent that it reasonably requires same in order to plan the integration of the VR Mining Business into the Purchaser's group with effect from the Closing Date by submitting such requests in writing to the Seller's Integration Representatives ("Information Requests"). Without limiting anything in this clause 22.6.9, AngloGold shall provide the Purchaser with monthly management accounts reflecting the financial position of AngloGold exclusively with respect to the VR Mining Business and board packs issued to the directors of AngloGold in respect of all board meetings of AngloGold pertaining exclusively to the VR Mining Business.

22.6.10.
The Seller's Integration Representatives shall use reasonable endeavours to obtain responses to any Information Request as soon as practicable and such responses shall be forwarded to the Purchaser’s Integration Representatives as soon as practicable, provided that no competitively sensitive and/or legally privileged information will be shared with the Purchaser’s Integration Representatives or with any other representatives of the Purchaser.

22.6.11.
Notwithstanding anything to the contrary contained herein, the Purchaser acknowledges that AngloGold has a business to conduct and agree that Information Requests shall not be unnecessarily overbearing or frequent.

22.7.	Integration Work Streams

22.7.1.
The Purchaser shall nominate 1 (one) person as its representative for each Integration Work Stream (each a "Purchaser’s Integration Work Stream Representative") who shall each have the authority, right and power to act for and on the Purchaser's behalf in respect of all the matters contemplated under this clause 22.7 in relation to such Integration Work Stream.

22.7.2.
AngloGold shall nominate 1 (one) person as its representative for each Integration Work Stream (each a "Seller’s Integration Work Stream Representative") who each have the authority, right and power to act for and on the Purchaser's behalf in respect of all the matters contemplated under this clause 22.7 in relation to such Integration Work Stream.

22.7.3.
The Purchaser or AngloGold may change their respective representatives at any time and from time to time provided (i) it gives prior written notice to the other Party of such change and (ii) such change is acceptable to the other Party (acting reasonably).

22.7.4.
The Purchaser and AngloGold shall use reasonable endeavours to ensure that the Purchaser’s Integration Work Stream Representative and the Seller’s Integration Work Stream Representative nominated for each Integration Work Stream shall meet every two weeks during the Interim Period (taking cognisance of the South African festive season between 15 December and 15 January and limited personnel between such period and the fact that there may not be a meeting during this period as a result of the aforegoing) or more frequently subject to AngloGold's consent (which consent cannot be unreasonably withheld or delay) and use reasonable endeavours to oversee, manage, prepare and effect the implementation of the components of the operational migration plan and timetable that relate to the relevant Integration Work Stream (including where appropriate, by conducting a gaps analysis and assessment of AngloGold’s systems against those of Harmony and the Purchaser, implementing a solution to address any such gaps identified and installing any Purchaser systems to the extent reasonably required to ensure a smooth transition with effect from the Closing Date, and provide regular updates to the Seller’s Integration Representatives and the Purchaser’s Integration Representatives (including by providing formal feedback at each Integration Meeting) in reasonable detail such that such Persons can reasonably monitor and oversee the implementation of the relevant Integration Work Stream against the overall operational migration plan and timetable (with appropriate milestone deliverables) agreed in terms of clause 22.6.4.

22.7.5.
The Purchaser and AngloGold shall use reasonable endeavours to ensure that, as soon as reasonably possible following the Signature Date, but in no event later than 1 (one) calendar month following the Signature Date, the Purchaser’s Integration Work Stream Representative and the Seller’s Integration Work Stream Representative of each Integration Work Stream have (i) agreed on a transition plan (including a timetable (with appropriate milestone deliverables)) setting out all of the material steps necessary to ensure the effective integration and transition from the Closing Date of the VR Mining Business to the Purchaser with respect to the specific responsibilities of the respective Integration Work Stream and (ii) provided such agreed transition plan to the Purchaser’s Integration Representatives and the Seller’s Integration Representatives. The Purchaser and AngloGold shall use reasonable endeavours to ensure the effective and timely implementation of the relevant transition plan for each Integration Work Stream, as may be amended jointly from time to time in writing by the Purchaser’s Integration Work Stream Representative and the Seller’s Integration Work Stream Representative relating to such Integration Work Stream.

22.8.	Observer at Operational Meetings

22.8.1.
Subject to all applicable Laws, the Purchaser shall nominate one person as its sole representative ("Purchaser’s Op Meeting Representative") who has the authority, right and power to act for and on its behalf in respect of all the matters contemplated under clauses 22.8.1 to 22.8.4 (both inclusive). The first Purchaser’s Op Meeting Representative is Phillip Tobias.

22.8.2.
The Purchaser may change its Purchaser’s Op Meeting Representative at any time and from time to time provided (i) it gives prior written notice to AngloGold of such change and (ii) such change is acceptable to the AngloGold (acting reasonably).

22.8.3.
During the Interim Period until the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Purchaser’s Op Meeting Representative, shall be permitted, to attend operational meetings of AngloGold to the extent that such meetings relate to the VR Mining Business ("Operational Meetings"). The Parties hereby agree that no competitively sensitive information and/or legally privileged will be shared with the Purchaser’s Op Meeting Representative or with any other representatives of the Purchaser at any such Operational Meetings, and that AngloGold shall prepare and circulate to the Purchaser minutes recording what material information is shared with the Purchaser’s Op Meeting Representative.

22.8.4.
The Purchaser’s Op Meeting Representative shall only have observer status at such Operational Meetings, provided that the Purchaser’s Op Meeting Representative may from time to time ask clarificatory questions at such Operational Meeting regarding matters related to the VR Mining Business. AngloGold use reasonable endeavours to respond to such clarificatory questions as soon as reasonably practicable and such responses may be discussed at the Operational Meetings, provided that no competitively sensitive information and/or legally privileged will be shared with the Purchaser’s Op Meeting Representative or with any other representatives of the Purchaser.

22.9.
Nothing in this clause 22 will compel or be construed as compelling AngloGold to do anything, or refrain from doing anything, which AngloGold may be advised by its legal advisors constitutes any act or omission in contravention of any anti‑trust or competition legislation and, to the extent that AngloGold’s legal advisers do so advise, such provision in this clause 22 will be deemed to be pro non scripto.

22.10.
Notwithstanding anything to the contrary contained herein, no liability shall attach to AngloGold in relation to the preparation and/or implementation of the operational migration plan and/or the Integration Work Streams, unless AngloGold acts in bad faith in relation to its obligations contemplated in this clause 22.

22.11.
All fees and costs in connection with the preparation of the AGA Accounts shall be borne by Harmony and Harmony undertakes to reimburse AngloGold accordingly within 30 (thirty) calendar days upon receipt by Harmony of a valid tax invoice from AngloGold for such fees and costs plus VAT at the applicable rate.

22.12.
Notwithstanding anything to the contrary contained in this Agreement, the Parties record and agree that, as soon as reasonably possible after the Signature Date, AngloGold shall deliver a notice to the Regional Manager of the North West regional office of the DMR stating that AngloGold will not be implementing the Vaal River Amendment Consent.

23.	PURCHASER WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS

23.1.
The Purchaser or Harmony has obtained and disclosed to AngloGold, prior to the Signature Date, certain irrevocable undertakings of support from: (i) certain shareholders of Harmony to vote in favour of the Purchaser Shareholder Resolution; and (ii) certain banking groups under the Purchaser's RCF Agreements to provide all necessary consents and/or waivers under the Purchaser RCF Agreements (collectively, the "Irrevocable Undertakings"). The Purchaser hereby undertakes in favour of AngloGold that it shall not, without AngloGold's prior written consent (not to be unreasonably withheld or delayed), waive any such Irrevocable Undertakings nor release any of the relevant shareholders of Harmony or banking groups (as the case may be) of any of their obligations under any such Irrevocable Undertakings. For the avoidance of doubt, AngloGold's consent shall not be unreasonably withheld or delayed where the waiver of any such Irrevocable Undertakings or the release of any of the relevant shareholders of Harmony or banking groups (as the case may be) of any of their obligations under any such Irrevocable Undertakings would impact on the fulfilment of the Conditions Precedent referred to in clauses 2.1.1 or 2.1.4.

23.2.
The Purchaser will following the Closing Date be responsible for compliance at its own expense with the requirements of the Mine Health and Safety Act in respect of the Mispah Tailings Storage Facility and will in terms of section 79 of the Mine Health and Safety Act seek the exclusion or exemption of the owner of the Kopanang Purchaser and AngloGold from the responsponsilities of the owner in respect of the operations conducted on the Mispah Tailings Storage Facility.

23.3.
The Purchaser warrants, as at the Closing Date, in favour of AngloGold that the Purchaser Rehab Trust will have been established in accordance with section 37A(1)(a) of the Income Tax Act and hereby indemnifies and holds AngloGold harmless against all and any Losses incurred or suffered by AngloGold (including all reasonable disbursements and fees of legal advisors incurred in connection with the investigation of, preparation for, defence and/or settlement of, any Claim and any litigation or other proceeding arising therefrom, whether or not AngloGold is a party) by reason of, or arising directly or indirectly out of, or in connection with a breach by the Purchaser of the aforegoing warranty.

23.4.
Harmony and the Purchaser hereby warrant, represent and undertake in favour of AngloGold that they shall not, without AngloGold's prior written consent, amend the Purchaser's name in such a manner so as to incorporate any, or a combination, of the following words: "Vaal", "River" and/or "Reefs".

24.	RELEASE FROM GUARANTEES, SURETYSHIPS AND INDEMNITIES

24.1.
Save in respect of the release of the Vaal River Financial Guarantees which shall be released in accordance with clause 11.4, the Purchaser shall, as soon as practicable after the Closing Date, procure the release of AngloGold as well as any of its Affiliates (as applicable), from their obligations under all of the guarantees, suretyships and indemnities given by AngloGold and/or its relevant Affiliates (as applicable) for, or in relation to, the Sale Interests. Without limiting anything in this clause 24, the Purchaser shall furnish any substitute guarantees, suretyships, indemnities and undertakings necessary or reasonably required to procure such release and discharge of AngloGold and its Affiliates.

24.2.	The Purchaser shall indemnify AngloGold and each of its Affiliates, with effect from the Closing Date, against:

24.2.1.	any liabilities which AngloGold or the relevant Affiliate may incur under any such guarantee, suretyship or indemnities in question; and

24.2.2.
all costs, losses, liabilities, Claims, demands, damages, fines and expenses reasonably and necessarily incurred by AngloGold and/or the relevant Affiliate in connection with any such liability or Claim, including costs awarded against it.

24.3.	This clause 24 constitutes a stipulatio alteri in favour of each relevant Affiliate of AngloGold capable of acceptance in writing at any time by such Affiliate.

25.	GENERAL WARRANTIES
Each of the Parties represents and warrants to the other Party that as at the Signature Date and the Closing Date:

25.1.
it has the necessary power and legal capacity to enter into and perform its obligations under this Agreement and all matters contemplated herein, to sue and be sued in its own name, to carry on the business which it conducts and to own its assets;

25.2.	it has taken all necessary corporate and/or internal action to authorise the execution and performance of this Agreement;

25.3.
the provisions of this Agreement are and shall remain legally binding on it and the obligations imposed on it pursuant to this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their terms; and

25.4.	the execution of this Agreement and performance of its obligations hereunder does not and shall not:

25.4.1.	contravene any Law or regulation to which it is subject; or

25.4.2.	contravene any provision of its constitutional documents; or

25.4.3.
conflict with, or result in a breach of any of the terms of, or constitute a default under any agreement or other instrument to which it is a party, or any licence or other authorisation to which it is subject, or by which it or any of its property or revenues are bound, so as to prevent it from performing its obligations under this Agreement.

26.	WARRANTIES AND UNDERTAKINGS

26.1.	AngloGold gives to the Purchaser:

26.1.1.	the warranties in Annexure A in respect of the Nufcor Sale Equity;

26.1.2.	the warranties in Annexure B in respect of the MWC Members Interest; and

26.1.3.	the warranties in Annexure C in respect of the VR Mining Business, in each case on the basis that each such Warranty –

26.1.4.	is a separate Warranty and is not limited or restricted by reference to or inference from the terms of any other Warranty in this Agreement;

26.1.5.	save where any Warranty is expressly limited to a particular date, is given, as at the Signature Date, the CP Fulfilment Date and the Closing Date; and

26.1.6.	shall continue and remain in force notwithstanding the completion of the transaction contemplated in this Agreement.

26.2.
Save for those warranties and indemnities expressly given or made in this Agreement no other warranties, indemnities nor representations (whether express, tacit or implied) whatsoever are given or made by any Party.

26.3.
AngloGold’s liability for any Claim by the Purchaser in respect of any Warranty under this Agreement, is limited and qualified to the extent to which disclosure of any fact or circumstance concerning such Claim has been made in –

26.3.1.	this Agreement;

26.3.2.	the Disclosure Schedule in Annexure F;

26.3.3.
any other document or written material provided by AngloGold, any member of the Group, and/or any of their officers, employees, representatives, agents, advisers to the Purchaser, Harmony or any of the Purchaser's or Harmony's Affiliates, officers, employees, directors, representatives, agents, or advisers (the "Purchaser's Representatives") before the Signature Date, in each case as is (i) contained in the Data Room and forms part of the Data Room Documents or (ii) referred to in the Disclosure Schedule; and

26.3.4.
any written presentation made to the Purchaser or any of the Purchaser’s Representatives before the Signature Date that is (i) contained in the Data Room and forms part of the Data Room Documents or (ii) referred to in the Disclosure Schedule, provided that, in each case, no fact, circumstance or information disclosed in any of the documents referred to in clauses 26.3.1 to 26.3.4 (both inclusive) shall be regarded as constituting an exception to, or limitation or qualification of, any of the Warranties under this Agreement, unless it is sufficiently detailed in such manner and detail so as to enable a reasonable buyer to make an informed and accurate assessment (from the information being disclosed and not from other sources) of the matter concerned.

26.4.	AngloGold’s liability in respect of any Warranty under this Agreement is further limited and qualified by -

26.4.1.	by anything which arises as a result of any change in any applicable Law or its interpretation; and/or

26.4.2.	anything to the extent that it is within the actual knowledge of the Purchaser and/or any of the Purchaser's Representatives as at the Signature Date.

26.5.
Save for those warranties expressly given or made by AngloGold in this Agreement or in Annexure A, Annexure B or Annexure C hereto, no other warranties and no representations whatsoever are given or made by AngloGold in respect of either the Sale Equity, the VR Mining Business or otherwise, whether express, tacit or implied, and the Sale Equity and the VR Mining Business are sold on a voetstoots basis.

26.6.
Upon written request of Harmony, at any time and from time to time, AngloGold shall be obliged, at the cost of Harmony, to prepare any audited, reviewed or other financial statements, including without limitation audited financial statements for the year ended 31 December 2017, reviewed 31 March 2018 quarterly financial statements, and updated reserves and resources information for 31 December 2017, in each case relating to the Sale Interests or parts thereof.

27.	LIMITATION OF LIABILITY

27.1.
In addition to the limitations set out below and elsewhere in this Agreement, AngloGold's liability in respect of: (i) a Warranty under this Agreement is further limited by the limitations set out in Annexure D; and (ii) an Interim Period Undertaking is further limited by the limitations set out in 2.2 of Annexure D) in respect of the Nufcor Sale Equity, the MWC Members Interest and the VR Mining Business.

27.2.	Reductions

Any Claim by the Purchaser in respect of a Warranty under this Agreement shall be reduced by the aggregate of any amount recovered by the Purchaser, the Purchaser's Affiliates, MWC or Nufcor from any third party in respect thereof, less (i) any portion thereof that Nufcor, the Purchaser or the Purchaser's Affiliates may, in terms of any insurance contract, be obliged to pay to any insurer, (ii) any reasonable out of pocket expenses incurred by the Purchaser, the Purchaser's Affiliates, MWC or Nufcor in recovering the sum and (iii) any Tax attributable to or suffered in respect of the sum recovered.

27.3.	Contingent liabilities
AngloGold shall not be liable for any Claim in respect of a Warranty under this Agreement which is contingent unless and until such contingent claim becomes an actual Claim and is due and payable, provided that the Purchaser shall not be precluded by anything in Annexure D if the Purchaser has: (i) prior to the expiry of the relevant Claims period referred to in paragraphs 1.1 of Annexure D given AngloGold written notice of the existence of such potential Claim; and (ii) instituted legal or arbitration proceedings in respect of such Claim within 12 (twelve) months' of providing written notice of the existence of such potential Claim.

27.4.	Losses
AngloGold shall not be liable in respect of any Warranty under this Agreement in respect of any indirect, special or consequential losses.

27.5.	Matters arising subsequent to this Agreement
AngloGold shall not be liable in respect of a Warranty under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance or any losses arising therefrom, to the extent that it is a result of:

27.5.1.	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser;

27.5.2.	any act, omission or transaction of the Purchaser, Nufcor, MWC or each of their respective directors, officers, employees or agents or successors in title, after the Closing Date;

27.5.3.
the passing of, or any change in, after the Signature Date, of any Law or administrative practice of any Governmental Entity (and in the case of any Environmental Law or mining Law, any change in any generally accepted interpretation or application thereof) including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the Signature Date; or

27.5.4.	any change in accounting policy, accounting bases or accounting practice introduced or having effect after the Signature Date.

27.6.	Mitigation of losses

Nothing in this clause 27 shall in any way diminish the Purchaser's common law obligation to mitigate its loss.

27.7.	No double recovery
Notwithstanding anything to the contrary contained in this Agreement, a Claim by the Purchaser arising out of any breach by AngloGold of any of the Warranties given by it shall not entitle the Purchaser to make a Claim against AngloGold in respect of more than one such breach where such additional breach or Claim arises from or is attributable to the same cause of action, such that the Purchaser shall obtain reimbursement or restitution from AngloGold more than once in respect of the same breach or Claim.

27.8.	Fraud
None of the limitations contained in this clause 27 or in Annexure D shall apply to any Claim in respect of a Warranty under this Agreement to the extent that the Claim (or the delay in discovery of it) arises from or is the consequence of, or is increased as a consequence of, any fraud by AngloGold. For the avoidance of doubt, where a claim is increased as a consequence of any fraud, the Purchaser's will only be entitled to a claim in respect of such increase.

27.9.	Projections, Forward Looking Statements and Financial Estimates
AngloGold shall not be liable in respect of a Warranty under this Agreement for any projections, forward looking statements or financial estimates provided.

27.10.	Financial provisions
AngloGold shall not be liable under this Agreement for failing to make adequate financial provisions for the remediation of any Environmental damage to the VR Mining Properties, the Village Property or arising from the conduct of the VR Mining Business, the Nufcor Business or the MWC Business.

27.11.	Environmental Approvals
Subject to the Warranties, AngloGold shall not be liable under this Agreement:

27.11.1.
if the Purchaser requires the transfer and/or use of any Environmental Approvals in respect of the VR Mining Business which has not been dealt with in this Agreement and such Environmental Approvals is not valid and subsisting in full force and effect or has been suspended, cancelled, revoked, varied or surrendered in favour of any third party; or

27.11.2.
on the basis that the Environmental     Approvals issued to AngloGold in relation to the VR Mining Business do not adequately cover the operations conducted by the VR Mining Business or the operations to be conducted by the Purchaser.

28.	INDEMNITIES

28.1.	Environmental Obligations

28.1.1.
Notwithstanding anything to the contrary contained herein, AngloGold and the Purchaser record and agree that, by virtue of the fact that the Purchaser is acquiring the Sale Assets and Sale Equity, the Purchaser will become liable for the embedded Environmental Obligations in relation thereto in accordance with Environmental Law.

28.1.2.
The Parties record and agree that the Purchaser shall, with effect from the Closing Date, duly assume or punctually pay, satisfy, discharge, perform or fulfil (as the case may be) all of the Environmental Obligations and that AngloGold shall have no further obligation in respect of the Environmental Obligations.

28.1.3.
The Purchaser hereby indemnifies AngloGold with effect from the Closing Date and holds it harmless against any and all: (i) Claims of whatsoever nature that may be made against AngloGold as a result of the Purchaser’s failure to comply with its obligations in terms of this clause 28.1.2; (ii) Environmental Obligations (an "Environmental Indemnified Liability Loss").

28.1.4.
The Purchaser shall be obliged to pay AngloGold the amount of any Environmental Indemnified Liability Loss suffered or incurred as soon as (i) AngloGold is obliged to pay the amount thereof (in the case of any Environmental Indemnified Liability Loss which involves a payment by AngloGold to any third party) or AngloGold incurs the Environmental Indemnified Liability Loss (in the case of an Environmental Indemnified Liability Loss which does not involve a payment by AngloGold to any third party) and (ii) the Purchaser has received a written notice from AngloGold demanding payment with respect to an Environmental Indemnified Liability Loss.

28.2.	Sale Liabilities indemnity by the Purchaser

28.2.1.
The Purchaser hereby indemnifies AngloGold with effect from the Closing Date and holds it harmless against all Sale Liabilities and all and any Losses incurred or suffered by AngloGold (including all reasonable disbursements and fees of legal advisors incurred in connection with the investigation of, preparation for, defence and/or settlement of, any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not AngloGold is a party) by reason of, or arising directly or indirectly out of, or in connection with the Sale Liabilities ("Purchaser Indemnified Liability Loss").

28.2.2.
The Purchaser will be obliged to pay to AngloGold the amount of any Indemnified Liability Loss incurred or suffered by AngloGold as soon as (i) AngloGold is obliged to pay the amount thereof (in the case of any Indemnified Liability Loss that involves a payment by AngloGold), or as soon as AngloGold incurs or suffers the Indemnified Liability Loss (in the case of an Indemnified Liability Loss that does not involve a payment by AngloGold) and (ii) the Purchaser has received a written notice from AngloGold demanding payment with respect to a Purchaser Indemnified Liability Loss.

28.3.	MWC indemnity by the Purchaser

28.3.1.
The Purchaser hereby indemnifies AngloGold with effect from the Closing Date and holds it harmless against all and any Losses incurred or suffered by the AngloGold (including all disbursements and fees of legal advisors incurred in connection with the investigation of, preparation for, defence and/or settlement of, any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not the AngloGold is a party) by reason of, or arising out of, or in connection with MWC and/or the operations of the MWC Business (including without limitation any obligation to pay an amount of money relating to the operation of MWC, the pumping of water from Margaret Shaft and/or implementation of any of the KOSH Water Directives or any amendment, revision or reinsurance thereof or subsequent KOSH Water Directives) ("MWC Indemnified Liability Loss").

28.3.2.
The Purchaser will be obliged to pay to AngloGold the amount of any MWC Indemnified Liability Loss incurred or suffered by AngloGold as soon as (i) AngloGold is obliged to pay the amount thereof (in the case of any MWC Indemnified Liability Loss that involves a payment by AngloGold), or as soon as AngloGold incurs or suffers the MWC Indemnified Liability Loss (in the case of a MWC Indemnified Liability Loss that does not involve a payment by AngloGold) and (ii) the Purchaser has received a written notice from AngloGold demanding payment with respect to a MWC Indemnified Liability Loss.

28.4.
Should the Purchaser fail to discharge any of the liabilities for which it indemnifies AngloGold in terms of clause 28.1, 28.2 or 28.3 (as applicable) (the "Relevant Liabilities") as and when they fall due for payment and AngloGold is held liable therefor, AngloGold will, when it becomes aware thereof, without prejudice to its other rights in applicable Law or in terms of this Agreement, be entitled ‑

28.4.1.	to require the Purchaser, which will be obliged, to immediately settle such Relevant Liabilities; or

28.4.2.
should the Purchaser fail to settle any of the Relevant Liabilities, to settle such Relevant Liabilities and to recover the amount of any such Relevant Liabilities so settled by AngloGold and all reasonable costs incurred in so doing from the Purchaser in terms of clause 28.1, 28.2 or 28.3 (as the case may be).

28.5.	Step in rights in respect of the indemnities contemplated in clauses 28.1, 28.2 or 28.3

28.5.1.
AngloGold claiming under any of the indemnities in clauses 28.1, 28.2 or 28.3 or the Purchaser claiming under a breach of any of the Warranties contemplated in this Agreement (the "Indemnified Party") shall promptly notify the Party indemnifying it under clauses 28.1, 28.2 or 28.3 or a breach of any of the warranties contemplated in this Agreement (as the case may be) (the "Indemnifying Party") in writing of an indemnified claim under clauses 28.1, 28.2 or 28.3 (as the case may be) (the "Indemnified Claim") within a reasonable time of the Indemnified Party becoming aware thereof, to enable the Indemnifying Party to take steps to contest it.

28.5.2.
The Indemnifying Party shall have the right, at its sole option and expense, within 10 (ten) Business Days of the receipt of written notice under clause 28.5.1 to elect in writing to contest (which shall include an appeal) any Indemnified Claim and shall be entitled to control the defence against, negotiate, settle or otherwise deal with the Indemnified Claim provided that:

28.5.2.1.	it delivers a written indemnity to the Indemnified Party, indemnifying the Indemnified Party against all charges and all legal costs which may be incurred or awarded as a consequence of such steps;

28.5.2.2.
the Indemnifying Party shall defend the Indemnified Claim on the same basis as it would act in circumstances where it were defending a dispute in its own name and shall at all stages and in all respects act in the best interests of the Indemnified Party (as if the relevant indemnity contemplated in this clause 26 did not exist) when defending the Indemnified Claim, taking into account, without limitation, the effect of the dispute on the Indemnified Party, the Indemnified Party's reasonable input and the advice of the Indemnified Party's and the Indemnifying Party's professional advisers;

28.5.2.3.
the Indemnified Party shall give all reasonable assistance and information to the Indemnifying Party in the efforts of the Indemnifying Party to defend the Indemnified Claim. The Indemnified Party will allow the Indemnifying Party's authorised representatives reasonable access to its accounts, documents and records limited to the issues concerned to the extent that they are available, on the basis that all relevant copies may be made by the Indemnifying Party of the documents concerned so as to enable it to pursue any course of action appropriately;

28.5.2.4.
the Indemnifying Party shall deliver to the Indemnified Party all correspondence and court documents relating to the dispute prior to submitting same and shall consider all reasonable comments of the Indemnified Party in relation to the content and sending of any written communications in respect of the Indemnified Claim;

28.5.2.5.
the Indemnified Party shall be entitled on reasonable notice to meet or have calls with the Indemnifying Party and its professional advisers when it deems fit in order to obtain an update on the progress in respect of the Indemnified Claim;

28.5.2.6.
the Indemnifying Party may not concede, settle, compromise and/or abandon the Indemnified Claim without the prior written approval of the Indemnified Party (not to be unreasonably withheld or delayed), provided that where: (a) the Indemnifying Party has recommended that the Indemnified Party concede, settle, compromise and/or abandon the Indemnified Claim (the "Recommendation"); and (b) the Indemnified Party does not approve the

Recommendation, and thereafter the matter proceeds, the liability of Indemnifying Party in respect of the Indemnified Claim shall be proportionately reduced in respect of any amount of actual Loss suffered by the Indemnified Party which it can be established would not have been suffered had the Indemnified Party approved the Recommendation; and

28.5.2.7.
the Indemnifying Party shall not be liable to the extent that the relevant liability arises as a result of or is increased by any action or omission by the Indemnified Party or the management of the Indemnified Party. For the avoidance of doubt, to the extent that the relevant liability does not arise as a result of any action or omission by the Indemnified Party or the management of the Indemnified Party and is only increased by such action or omission, the Indemnifying Party shall remain liable in respect of the relevant liability but shall not be liable in respect of such increase.

28.5.3.
If the Indemnifying Party elects not to control the defence against, negotiate, settle or otherwise deal with any Indemnification Claim (including by not delivering to the Indemnified Party the necessary written election within the 10 Business Day period contemplated in clause 28.5.2), which relates to any matter indemnified against by it or any matter in relation to which it has provided any Warranties under this Agreement, the Indemnified Party may control the defence against, negotiate, settle or otherwise deal with such Indemnification Claim, provided that the Indemnified Party shall take all reasonable steps to ensure that (i) any such defence, negotiation, settlement or other dealings shall be conducted at all times by the Indemnified Party in joint consultation with the Indemnifying Party and that (ii) all material decisions and actions in relation to any such defence, negotiation, settlement or other dealings are taken with the prior consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). If the Indemnified Party elects in such circumstances to defend against, negotiate, settle or otherwise deal with such Indemnification Claim, the Indemnified Party shall deal with all such matters as expeditiously as is reasonably practicable. The Indemnifying Party's election not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim, shall not absolve the Indemnifying Party from its liability in respect of any such Indemnification Claim.

Part G.	GENERAL PROVISIONS

29.	EXPERT DETERMINATION
Where certification or determination is required by any Expert under clause 7 of this Agreement, the matter shall be referred to an Expert on the following basis:

29.1.
in respect of clause 7, the Expert shall be Marsh, or if Marsh is not willing or able to accept the mandate, International Mining Industry Underwriters (or such other expert agreed in writing by AngloGold and the Purchaser);

29.2.	the Expert shall act as an expert and not as an arbitrator;

29.3.	the Expert shall be entitled to determine the quantum of his charges, which quantum shall be paid on demand, in the amounts and manner determined by the Expert;

29.4.	the Expert shall be entitled to determine such methods and processes as he may, in his sole discretion, deem appropriate in the circumstances;

29.5.
the Expert shall consult with the Parties prior to rendering a determination. The Expert shall afford the Parties the opportunity to make such written, or at its discretion, oral representations as the Parties wish, subject to such reasonable time and other limits as the Expert may prescribe and the Expert shall have regard to any such representations but not be bound by them;

29.6.	the Parties shall fully co-operate with the Expert and do all such things as may be necessary to assist the Expert with his determination;

29.7.
having regard to the sensitivity of any confidential information, the Expert shall be entitled to take advice from any person considered by him to have expert knowledge with reference to the matter in question;

29.8.
having considered the Parties’ respective representations as contemplated in clause 29.5, the Expert shall make his determination in as short a time as is reasonably possible in the circumstances and further must acknowledge that he will do so in his mandate; and

29.9.	in the absence of manifest error, the Expert’s determination will be final and binding on the Parties.

30.	TERMINATION

30.1.	This Agreement may be terminated prior to the Closing Date as follows:

30.1.1.	by mutual written consent of AngloGold and the Purchaser;

30.1.2.	by the Purchaser if:

30.1.2.1.
AngloGold fails in any respect to perform any of its material obligations or material undertakings under this Agreement when performance thereof is due, and does not remedy (if remediable) such failure within 20 (twenty) Business Days (or such later date as the Parties may agree in writing) after the Purchaser delivers written notice thereof (or, if the failure occurs within 20 (twenty) Business Days prior to the Closing Date, then within 2 (two) Business Days prior to the Closing Date);

30.1.2.2.
the Parties agree (or the Expert determines) that a Material Adverse Change has occurred in accordance with clause 7 and AngloGold has failed to rectify and cure such Material Adverse Change within 20 (twenty) Business Days of its occurrence (or, if the Material Adverse Change occurs within 20 (twenty) Business Days prior to the Closing Date, then within 2 (two) Business Days prior to the Closing Date), or such later date as the Parties may agree in writing;

30.1.2.3.
AngloGold or Nufcor is provisionally or finally liquidated or becomes subject to any other statutory business rescue process (or any application is launched in that regard, save for frivolous or vexatious applications); or

30.1.2.4.
the Purchaser becomes aware that there is a breach of any one or more of the Warranties given by AngloGold under this Agreement, or any combination of them, provided that it is reasonably likely that the Purchaser will suffer a Loss, in aggregate, of at least US$60,000,000 (sixty million Dollars) if the transactions contemplated under this Agreement were implemented on the Closing Date, and AngloGold does not cure such breach or breaches within 20 (twenty) Business Days (or such later date as the Parties may agree in writing) after the Purchaser delivers written notice thereof (or, if the breach occurs within 20 (twenty) Business Days prior to the Closing Date, then within 2 (two) Business Days prior to the Closing Date); or

30.1.3.	by AngloGold if:

30.1.3.1.
the Purchaser or Harmony fails in any respect to perform any of their material obligations or material undertakings under this Agreement, when performance thereof is due, and does not remedy (if remediable) such failure 20 (twenty) Business Days (or such later date as the Parties may agree in writing) after AngloGold delivers written notice thereof (or, if the failure occurs within 20 (twenty) Business Days prior to the Closing Date, then within 2 (two) Business Days prior to the Closing Date);

30.1.3.2.
the Purchaser or Harmony is provisionally or finally liquidated or becomes subject to any other statutory business rescue process (or any application is launched in that regard, save for frivolous or vexatious applications); or

30.1.3.3.
AngloGold becomes aware that there is a breach of any one or more of the warranties given by the Purchaser or Harmony under this Agreement, or any combination of them, provided that it is reasonably likely that AngloGold will suffer a Loss, in aggregate, of at least US$60,000,000 (sixty million Dollars) if the transactions contemplated under this Agreement were implemented on the Closing Date, and the Purchaser or Harmony does not cure such breach or breaches within 20 (twenty) Business Days (or such later date as the Parties may agree in writing) after Harmony delivers written notice thereof (or, if the breach occurs within 20 (twenty) Business Days prior to the Closing Date, then within 2 (two) Business Days prior to the Closing Date).

30.2.
At any time prior to the Closing Date, either Party shall inform the other of the happening of any matter, thing or event which occurs or arises, or may become known to it which is, or could reasonably result in, a termination event as contemplated in clauses 30.1.2.4 or 30.1.3.3 within 10 (ten) Business Days from becoming aware of same.

30.3.	Procedure upon Termination
In the event of termination of this Agreement pursuant to clause 7.3, 30.1.2 or clause 30.1.3 by the Purchaser or AngloGold, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Sale Interests hereunder shall be abandoned, without further action by the Purchaser or AngloGold.

30.4.	Effect of Termination
In the event that this Agreement is validly terminated in accordance with clause 7.3, 30.1.2 or clause 30.1.3, each of the Parties shall be relieved of its respective duties and obligations arising under this Agreement from and after the date of such termination, and such termination shall be without liability to the Purchaser or AngloGold; provided that no such termination shall relieve any Party from liability (including any liability for damages) for any breach of this Agreement or other liability arising prior to termination hereof; and provided further that the provisions and obligations of the Parties set out in clauses 1, 25, 26, 27 and 29 to 42 (both inclusive) shall survive any such termination and shall be enforceable under this Agreement.

30.5.	AngloGold’s and Purchaser’s remedies in terms of this clause 30.1 are without prejudice to any other remedies to which the Party may be entitled in Law.

30.6.	Notwithstanding anything to the contrary in this Agreement, no Party shall be entitled to cancel or terminate this Agreement at any time after Closing has taken place on the Closing Date.

31.	ARBITRATION

31.1.
In the event of any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, then any Party may give written notice to the other Party to initiate the procedure set out below ("Dispute Notice").

31.2.
The Parties shall first endeavour to settle the dispute by negotiating with each other in good faith. If such negotiations fail or do not occur within 10 (ten) Business Days of the Dispute Notice (or such longer period of time as the Parties may agree to in writing), the dispute shall be settled by arbitration.

31.3.
Following the exhaustion of the period referred to in clause 31.2, the arbitration shall take place in accordance with the UNCITRAL Arbitration Rules in force at the time of the dispute and the appointing authority in terms of the UNCITRAL Arbitration Rules shall be the chairperson for the time being of the Association of Arbitrators (Southern Africa). In the event of any conflict between the provisions of this clause 31 and the UNCITRAL Arbitration Rules, the provisions of this clause 31 shall take precedence.

31.4.	Unless agreed otherwise by the Parties in writing:

31.4.1.	the arbitration (and any appeal referred to below) shall be held in Sandton, Johannesburg;

31.4.2.	the arbitration (and any appeal referred to below) shall be conducted in English;

31.4.3.
a single arbitrator shall be appointed, to be agreed between the Parties or, failing such agreement within a period of 5 (five) Business Days following the exhaustion of the period referred to in clause 31.2, to be appointed by the chairperson for the time being of the Association of Arbitrators (Southern Africa);

31.4.4.
if required, any Party can request the presiding arbitrator to make a ruling in relation to any procedural or interlocutory issue, which presiding arbitrator may determine on such basis as they deem fit;

31.4.5.	the arbitrator shall have the same powers as a court of law in the South Africa would have, were such court to adjudicate the dispute and, subject to clause 31.5 below;

31.4.6.
there shall be a right of appeal against the award of the arbitrator to an appeal tribunal consisting of 3 (three) arbitrators, which appeal tribunal shall be appointed as follows: the Purchaser shall appoint 1 (one) arbitrator, AngloGold shall appoint 1 (one) arbitrator, and the two arbitrators appointed by the Parties shall elect the third arbitrator who will act as the presiding arbitrator of the appeal tribunal (should the two arbitrators appointed by the Parties fail to elect the third arbitration within a period of 10 (ten) Business Days of the appointment of the second of them, then the third arbitrator shall be appointed by the chairperson for the time being of the Association of Arbitrators (Southern Africa);

31.4.7.	the appeal tribunal shall have the same powers generally and in respect of any procedural or interlocutory issue as the arbitrator as set out above; and

31.4.8.	the arbitrator (and, if there is an appeal, the appeal tribunal) shall deliver an award together with written reasons within 30 (thirty) calendar days from the date upon which the arbitration ends.

31.5.
The Parties record and agree that there shall not be an additional right of appeal against the award of the appeal tribunal by either Party and the decision of the appeal tribunal shall be final and binding on the Parties.

31.6.	Nothing contained in this clause 31 shall prohibit any Party from approaching any court of competent jurisdiction for urgent interim relief pending the determination of the dispute by arbitration.

31.7.
For the purposes of clause 31.6 and for the purposes of having any award made by the arbitrator (and the appeal tribunal) being made an order of court, each of the Parties hereby submits itself to the non-exclusive jurisdiction of the High Court of South Africa (Gauteng Local Division, Johannesburg).

31.8.	This clause 31 is severable from the rest of this Agreement and shall remain in full force and effect notwithstanding any termination or cancellation of this Agreement.

32.	CONFIDENTIALITY

32.1.
Any information obtained by any Party in terms, or arising from the implementation of this Agreement as well as the existence and terms of this Agreement shall be treated as confidential by the Parties and shall not be used, divulged or permitted to be divulged to any person not being a Party to this Agreement, without the prior written consent of the other Party save that:

32.1.1.
each Party shall be entitled to disclose such information to its employees, and to its directors, shareholders, professional advisors and funders, in each case who have a need to know for purposes of implementing the transactions contemplated by this Agreement and who have been directed by the disclosing Party to keep such information confidential and have undertaken to keep such information confidential;

32.1.2.
each Party shall be entitled to disclose any information which is required to be furnished by Law or regulation or by any recognised stock exchange (in the case of a recognised stock exchange, the provisions of clause 32.3 shall apply);

32.1.3.	no Party shall be precluded from using or divulging such information in order to pursue any legal remedy available to it;

32.1.4.
each Party shall be entitled to disclose such information if such information is or becomes generally available to the public other than by the negligence or default of such Party or by the breach of this Agreement by such Party;

32.1.5.	each Party shall be entitled to disclose such information if the Party which disclosed same confirms in writing that it is disclosed on a non-confidential basis; or

32.1.6.
each Party shall be entitled to disclose such information if such information has lawfully become known by or come into the possession of such Party on a non-confidential basis from a source other than the Party having the legal right to disclose same.

32.2.	In the event that a Party is required to disclose information as contemplated in clause 32.1.2, such Party will:

32.2.1.	advise any Party/ies in respect of whom such information relates (the "Relevant Party/ies") in writing prior to disclosure, if possible;

32.2.2.	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

32.2.3.	afford the Relevant Party/ies a reasonable opportunity, if possible, to intervene in the proceedings;

32.2.4.	comply with the Relevant Party/ies’ reasonable requests as to the manner and terms of such disclosure; and

32.2.5.	notify the Relevant Party/ies of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it was made.

32.3.
The Parties understand and agree that each Party is listed on the JSE and may be required, in terms of the laws of South Africa and/or the requirements of the JSE, as applicable, to issue a public announcement outlining the terms of this Agreement following the Signature Date, and that the transactions contemplated in this Agreement will be made public. Each Party shall make a copy of such public announcement available to the other Party prior to making such announcement with a view to the Parties agreeing the content of same within 3 (three) Business Days of receipt of same, or such shorter period as may be required by the relevant Law or the relevant listing requirements.

32.4.
The Parties shall use reasonable endeavours to procure that their respective directors, employees, shareholders, professional advisors and funders observe a corresponding obligation of confidence to that set out in clauses 32.1 to 32.3 (both inclusive) in relation to the Parties themselves

33.	DOMICILIA CITANDI ET EXECUTANDI

33.1.
The Parties choose as their domicilia citandi et executandi for all purposes under this Agreement, whether in respect of court process, notices or other documents or communications of whatsoever nature (including the exercise of any option), the following addresses:

33.1.1.	the Purchaser:

Physical:	Randfontein Office Park
Cnr Main Reef Road and Ward Avenue
Randfontein
1759

Email:	companysecretariat@harmony.co.za
For the attention of the Company Secretary

33.1.2.	AngloGold:

Physical:	76 Rahima Moosa Street
Newtown
Johannesburg
2001
Email: rsanz@anglogoldashanti.com
For the attention of Ria Sanz

33.1.3.	Harmony:

Physical:	Randfontein Office Park
Cnr Main Reef Road and Ward Avenue
Randfontein
1759

Email:	companysecretariat@harmony.co.za
For the attention of the Company Secretary

33.2.	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing, provided that:

33.2.1.
it shall be not be competent to give notice by email address only, unless receipt of such email has been acknowledged by the recipient thereof (it being recorded and agreed that an automatic email response shall not be deemed to be acknowledged); and

33.2.2.
in respect of any notice delivered by hand, an email is also sent to the chosen email address stipulated in clause 33.1 relating to the subject matter thereof, irrespective of whether or not such email has been received or acknowledged by the recipient thereof.

33.3.
Each Party may by notice to the other Parties change the physical address or email address chosen as its domicilium citandi et executandi vis-à-vis that Party to another physical address or email address, provided that the change shall become effective vis-à-vis that addressee on the 10th (tenth) Business Day from the receipt of the notice by the addressee.

33.4.
Any notice to a Party delivered by hand to a responsible person during ordinary business hours at the physical address chosen as its domicilium citandi et executandi shall be deemed to have been received on the day of delivery.

33.5.	Any notice to a Party sent by email to the chosen email address stipulated in clause 33.1 shall be deemed to have been received on the date of despatch (unless the contrary is proved).

33.6.
Notwithstanding anything to the contrary herein contained a written notice or communication actually received by a Party shall be an adequate written notice or communication to it notwithstanding that it was not sent to or delivered at its chosen domicilium citandi et executandi.

34.	GOVERNING LAW

34.1.
This Agreement and the rights and obligations of the Parties arising under or in connection with this Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the law of South Africa.

34.2.
For purposes of applying for urgent relief and in respect of any matters which cannot be resolved in accordance with clause 31, the Parties hereby consent and submit to the non-exclusive jurisdiction of the High Court of South Africa (Gauteng Local Division, Johannesburg) in any dispute arising from or in connection with this Agreement.

35.	COSTS
Otherwise than as provided elsewhere in this Agreement, each Party shall bear its own costs of and incidental to the negotiation, preparation and execution of this Agreement.

36.	SEVERABILITY
Any provision in this Agreement which is or may become illegal, invalid or unenforceable in any jurisdiction affected by this Agreement shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability and shall be treated as if it had never been written (pro non scripto) and severed from the balance of this Agreement, without invalidating the remaining provisions of this Agreement or affecting the legality, validity or enforceability of such provision in any other jurisdiction.

37.	WHOLE AGREEMENT, NO AMENDMENT

37.1.
This Agreement, together with the OLD Agreement, the Mispah Agreement, the Parent Guarantee, the Head Lease Agreement (subject to it being entered into), the Village Property Lease (subject to it being entered into) and the service agreements referred to in clause 11.16 (subject to them being entered into), constitute the whole agreement between the Parties relating to the subject matter hereof and supersedes any other discussions, agreements and/or understandings regarding the subject matter hereof.

37.2.
No addition to, novation, amendment or consensual cancellation of this Agreement or any provision or term hereof or of any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement and no settlement of any disputes arising under this Agreement and no extension of time, waiver, relaxation or suspension of or agreement not to enforce or to suspend or postpone the enforcement of any of the provisions or terms of this Agreement or of any agreement, bill of exchange or other document issued pursuant to or in terms of this Agreement shall be binding unless recorded in a written document signed by the Parties (or in the case of an extension of time, waiver or relaxation or suspension, signed by the Party granting such extension, waiver, relaxation or suspension). Any such extension, waiver or relaxation or suspension which is so given or made shall be strictly construed as relating strictly to the matter in respect whereof it was made or given. The Parties agree that email correspondence between them shall not give effect to any addition to, novation, amendment or consensual cancellation of this Agreement.

37.3.	No oral pactum de non petendo shall be of any force or effect.

37.4.
No extension of time or waiver or relaxation of any of the provisions or terms of this Agreement or any agreement, bill of exchange or other document issued or executed pursuant to or in terms of this Agreement, shall operate neither as an estoppel against any Party in respect of its rights under this Agreement, nor so as to preclude such Party (save as to any extension, waiver or relaxation actually given) thereafter from exercising its rights strictly in accordance with this Agreement.

37.5.
To the extent permissible by law no Party shall be bound by any express or implied or tacit term, representation, warranty, promise or the like not recorded herein, whether it induced a Party to enter into the Agreement and/or whether it was negligent or not.

38.	NO CESSION OR ASSIGNMENT
Except as expressly provided to the contrary in this Agreement, no Party shall be entitled to cede, assign, transfer or delegate all or any of its rights, obligations and/or interest in, under or in terms of this Agreement to any third party without the prior written consent of the other Party (which consent shall not be unreasonably withheld).

39.	STIPULATIO ALTERI

39.1.
The provisions of clause 4.5 and 24.3 shall constitute a stipulatio alteri to and in favour of all Affiliates of the Purchaser and AngloGold, respectively, who are not a Party which shall be capable of express acceptance at a time, in writing, by any such Affiliate who may then enforce the relevant provisions of this Agreement as though it were a signatory hereto. Notwithstanding the foregoing, the consent of any Affiliate of the Purchaser or AngloGold who is not a Party shall not be needed in respect of any amendment or termination of this Agreement.

39.2.
The provisions of clause 11.1.3 shall constitute a stipulatio alteri to and in favour of the Kopanang Purchaser, who is not a Party which shall be capable of express acceptance at a time, in writing, by the Kopanang Purchaser who may then enforce the relevant provisions of this Agreement as though it were a signatory hereto. Notwithstanding the foregoing, the consent of the Kopanang Purchaser who is not a Party shall not be needed in respect of any amendment or termination of this Agreement.

39.3.
Subject to clauses 39.1 and 39.2, no part of this Agreement shall constitute a stipulatio alteri in favour of any person who is not a Party unless the provision in question expressly provides that it does constitute a stipulatio alteri.

40.	FURTHER ASSURANCES
The Parties shall co-operate with each other and execute and deliver to the other Party such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights.

41.	REMEDIES
Unless otherwise expressly provided for in this Agreement, no remedy conferred by this Agreement is intended to be exclusive of any other remedy which is otherwise available at Law. Each remedy shall be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at Law. The election of any one or more remedy by any of the Parties shall not constitute a waiver by such Party of the right to pursue any other remedy.

42.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

SIGNED by the Parties on the following dates and at the following places respectively:

For:	ANGLOGOLD ASHANTI LIMITED

Signature:	/s/ CE Carter
who warrants that he / she is duly authorised thereto

Name:	CE Carter

Date:	October 18, 2017

Place:	Sandton

For:	CORELAND PROPERTY INVESTMENT COMPANY PROPRIETARY LIMITED

Signature:	/s/ Velile Phillip Tobias
who warrants that he / she is duly authorised thereto

Name:	Velile Phillip Tobias

Date:	October 18, 2017

Place:	Sandton

For:	CORELAND PROPERTY INVESTMENT COMPANY PROPRIETARY LIMITED

Signature:	/s/ Herman Perry
who warrants that he / she is duly authorised thereto

Name:	Herman Perry

Date:	October 18, 2017

Place:	Sandton

For:	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/ Peter William Steenkamp
who warrants that he / she is duly authorised thereto

Name:	Peter William Steenkamp

Date:	October 18, 2017

Place:	Sandton

For:	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/ Frank Abbott
who warrants that he / she is duly authorised thereto

Name:	Frank Abbott

Date:	October 18, 2017

Place:	Sandton

Annexure A	Nufcor Warranties
The warranties contained in this Annexure A are given by AngloGold in relation to the Nufcor Sale Equity on the basis set out in clause 26 of the Agreement to which this Annexure A is attached.
For purposes of this Annexure A, where AngloGold qualifies the warranty with "so far as AngloGold is aware", or any similar expression, it shall mean that AngloGold shall only have knowledge of any facts, circumstances, events, opinions or beliefs known to any of Cindy Ann Chater, Shawn Snell, Steve Rickman, Dinica Joy Strydom, Theo Qabaka, Gelishan Naidoo and Jozua Ellis.

1	CORPORATE INFORMATION

1.1	AngloGold –

1.1.1
is the sole legal and beneficial owner of the Nufcor Sale Shares and the Nufcor Sale Claims and is reflected as the sole registered holder thereof in the securities register of Nufcor, and no person has any right to obtain an order for the rectification of such register;

1.1.2	is entitled to Dispose of the Nufcor Sale Shares and the Nufcor Sale Claims to the Purchaser; and

1.1.3	has the right to exercise all voting and other rights over the Nufcor Sale Shares.

1.2
Nufcor is duly incorporated in South Africa as a profit company with limited liability, and no steps have been taken in respect of its deregistration in terms of section 82(3) of the Companies Act. It has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

1.3	The Nufcor Sale Shares comprise 100% (one hundred percent) of the total issued and allotted shares of Nufcor, have been properly and validly issued and allotted and are each fully paid.

1.4
Other than as set out in the memorandum of incorporation of Nufcor, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation, redemption or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of Nufcor under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.5	There are no Encumbrances on the Nufcor Sale Shares or the Nufcor Sale Claims.

1.6	Nufcor has no Subsidiaries and does not hold any equity in any other entity.

2	CONSTITUTIONAL DOCUMENTS, CORPORATE REGISTERS AND MINUTE BOOKS

2.1
The memorandum of incorporation, certificate to commence business and certificate of incorporation of Nufcor in the Data Room are true, accurate and up to date copies and include all amendments thereto to date, all of which amendments were duly made in terms of the Companies Act and there have not been and are not any breaches by Nufcor of its constitutional documents which would have a material adverse effect on the Nufcor Business.

2.2
The registers, statutory books, minute books and books of account required to be maintained by Nufcor under applicable Law are up to date, in the possession of Nufcor in terms of section 25 of the Companies Act and are properly completed in accordance with the applicable Law.

2.3	All filings, publications, registrations and other formalities required by applicable Law to be delivered or made by Nufcor in South Africa have been duly delivered.

3	ACCOUNTS

3.1	Nufcor Accounts
The Nufcor Accounts –

3.1.1	give a true and fair view of the state of affairs of Nufcor and of the profit and loss and cash flows of Nufcor for the period then ended;

3.1.2	have been prepared in accordance with IFRS;

3.1.3	comply with the requirements of the Companies Act;

3.1.4	have been approved and signed by the directors of Nufcor; and

3.1.5
other than as disclosed in the Nufcor Accounts, have been prepared on a consistent basis with that adopted in preparing the financial statements of Nufcor for the past 3 (three) financial years of Nufcor.

3.2	No Undisclosed Liabilities
Nufcor does not have any material liabilities of any kind (including, for the avoidance of doubt, off statement of financial position liabilities) that would have been required to be reflected in, reserved against or otherwise described in the Nufcor Accounts in accordance with IFRS and were not so reflected, reserved against or described.

3.3	Extraordinary and exceptional items
The results shown by the profit and loss account of Nufcor for each of the past 3 (three) financial years of Nufcor have not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by another fact or circumstance making the profit or loss for a period covered by any of those accounts unusually high or low.

4	FINANCIAL OBLIGATIONS

4.1	Guarantees and financial arrangements

4.1.1
Other than in the Ordinary Course, including for financial provision for the rehabilitation of the Environment, there is no outstanding guarantee, indemnity, suretyship or security given by Nufcor and Nufcor is not party to any loans (other than Nufcor Sale Claims), overdraft, indebtedness or other financial facilities.

4.1.2	As at 30 September 2017, the Uranium Environment Trust holds an amount of ZAR59,119 815.49 (fifty nine million one hundred and nineteen thousand eight hundred and fifteen Rand and forty nine cents).

5	TAXES

5.1	All returns that may have become due by Nufcor from time to time under any Law administered by the Commissioner for the South African Revenue Service have been duly made.

5.2	During the 3 (three) years prior to the Signature Date, the Commissioner for the South African Revenue Service has not reopened any existing Tax assessment in respect of Nufcor.

5.3
Nufcor is not: (i) and has not at any time during the 3 (three) years prior to the Signature Date been, in material breach of any Law relating to Tax or (ii) liable to pay any penalty or interest in connection with any claim for Tax.

6	ASSETS

6.1	The Nufcor Property

6.1.1	General
So far as AngloGold is aware, the Nufcor Property comprises all the land and buildings owned in the possession of, or occupied by, Nufcor and so far as AngloGold is aware, as at the Signature Date, no claims are pending, nor are any claims intended, under the Restitution of Land Rights Act, No. 22 of 1944, as amended, against the Nufcor Property.

6.1.2	Title to the Nufcor Property

6.1.2.1
Nufcor is the registered owner of and is entitled to occupy the Nufcor Property, save in relation to land and buildings forming part of the Nufcor Property which are leased to third parties in terms of the lease agreements uploaded to the Data Room and in respect of which the relevant third parties to such lease agreements have the right to occupy same. All lease agreements to which Nufcor is a party as at the Signature Date form part of the Data Room Documents.

6.1.2.2
Nufcor will not have Disposed of the Nufcor Property, nor will it have granted to any third party the right to acquire, either by way of option or right of pre-emption, the Nufcor Property or any right or interest therein.

6.1.2.3	The Nufcor Property is not subject to any restrictive condition or servitude, whether personal or praedial, other than the servitudes recorded against the title deeds of the Nufcor Property,

and no agreement will have been entered into whereby any restrictive condition or servitude is to be attached to the Nufcor Property.

6.1.2.4
The use of the Nufcor Property is not subject to any restrictions imposed as a result of the presence of a major hazard installation (as defined in the Occupational Health and Safety Act, No 85 of 1993) on or near the Nufcor Property.

6.1.2.5
Nufcor has in a manner consistent with past practice made all payments in respect of municipal and/or other assessment rates and taxes in respect of the Nufcor Property, and all charges in respect of water, sewerage, gas and electricity supplied to or consumed on the Nufcor Property.

6.1.2.6
As at the Signature Date and so far as AngloGold is aware, the Nufcor Property and all buildings and erections thereon comply in every respect with all material Governmental Entities requirements relating thereto. As at the Signature Date and so far as AngloGold is aware, Nufcor is not under any obligation in terms of any Laws or Governmental Entities' requirements to make any alterations, repairs or additions to the Nufcor Property or to any buildings or erections thereon.

6.2	Ownership of Assets

6.2.1
All material assets, in this specific case being assets of a value at or in excess of R5,000,000.00 (five million Rand), included or reflected in the Nufcor Accounts, except to the extent replaced with an equivalent asset or no longer material for the Nufcor Business –

6.2.1.1	are the property of Nufcor and legally and beneficially owned by Nufcor; and

6.2.1.2
are, where capable of possession, in the possession or under the control of Nufcor and, so far as AngloGold is aware, there are no circumstances which might result in any Governmental Entity expropriating any such assets.

6.2.2
No person has any right (whether pursuant to any option, preferential right or right of first refusal or otherwise) to purchase or acquire (whether as security or otherwise) or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of any of the material assets of the Nufcor Business, other than in the Ordinary Course or in terms of the lease agreements referred to in clause 6.1.2.1 above.

6.2.3
None of the assets reflected in the Nufcor Accounts is the subject of any material factoring arrangement, conditional sale, instalment, lease, hire-purchase or credit agreement and all such assets are free of any and all Encumbrances.

6.2.4
The assets relating to the Nufcor Business and reflected in the Nufcor Accounts comprise all the material assets which are owned by Nufcor and used in the Nufcor Business, except to the extent replaced with an equivalent asset or no longer material for the Nufcor Business, and are necessary to carry on and continue the Nufcor Business as it is carried on by Nufcor and AngloGold, as applicable, as at the Signature Date and the 12 (twelve) months preceding the Signature Date.

The Nufcor Business does not materially depend on the use of any assets owned by, or facilities provided by, AngloGold or any Affiliate which are not being acquired by the Purchaser under this Agreement.

6.2.5
The material assets, as reflected in the Nufcor Accounts, or to the extent replaced, an equivalent asset, relating to the Nufcor Business are in good order and condition, have been adequately and properly maintained (fair wear and tear excepted) and are used exclusively in connection with the Nufcor Business.

7	DATA ROOM
AngloGold has taken reasonable steps to ensure that all material information uploaded in the Data Room in relation to Nufcor and/or the Nufcor Business is, at the time of being uploaded, true, accurate and complete in all material respects.

8	CONTRACTS

8.1	Nufcor Contracts

8.1.1	Nufcor is not a party to or subject to any contract in respect of which the consideration payable or receivable will exceed US$20 million ("Material Contract") other than –

8.1.1.1	the agreement for the purchase of uranium concentrates between Nufcor and Nufcor International Limited dated 22 July 2010;

8.1.1.2	the revision 3 agency agreement between AngloGold, Nufcor and Nufcor International Limited dated 26 June 2008, as amended by the amendment agreement thereto dated 3 May 2016;

8.1.1.3	the master agreement for the sale and purchase of uranium concentrates between Nufcor and Itochu Corporation dated 12 April 2016, as well as any individual contracts entered into thereunder.

8.1.2	Nufcor is not a party to or subject to any contract, agreement, dealings or similar arrangements with a Designated Party.

8.1.3
There are no agreements or arrangements (other than agreements or arrangements referred to or contemplated in this Agreement) between AngloGold or any of its Affiliates, on the one hand, and Nufcor on the other.

8.1.4	Nufcor is not in breach of any material terms of any Material Contract.

8.1.5	Nufcor is not a party to any forward sale agreements which endure for a period longer than 12 (twelve) months.

8.2	Joint Ventures etc.

Nufcor is not, nor has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which Nufcor has no liability or obligation except for the payment of annual subscription or membership fees) which is material to the Nufcor Business.

9	NUFCOR EMPLOYEES
Nufcor currently has no employees. Those working in the Nufcor Business are AngloGold employees.

10	COMPLIANCE WITH LAWS
So far as AngloGold is aware –

10.1
there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which Nufcor is defendant and which is outstanding and is not subject to a further right of appeal or review and which will, or could reasonably, have a material adverse effect upon the Nufcor Business;

10.2
Nufcor is in substantial compliance in all material respects with all applicable Laws which are material to the Nufcor Business. Nufcor has not received any written notice, during the 12 (twelve) months prior to the Signature Date, from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law or regulation on the part of Nufcor, or requiring it to take or omit any action which in any case will have an effect on the Nufcor Business;

10.3
all material Governmental Approvals (including, without limitation, from the National Nuclear Regulator) required by Nufcor for the carrying on or conduct of the Nufcor Business (i) have been duly obtained and continue to be held by Nufcor in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect; and

10.4	all directives, notices, circulars, standards and/or rulings issued by the National Nuclear Regulator from time to time have been and are being complied with by Nufcor.

11	ENVIRONMENT
So far as AngloGold is aware –

11.1
Nufcor has not received written notice from any Environmental Authority during the 3 (three) years prior to the Signature Date of, any material non-compliance (including, without limitation, conduct or incidents that potentially threatened, in a significant manner, the Environment or human health or safety) with Environmental Law that is outstanding at the Signature Date;

11.2
all material Environmental Approvals required by Nufcor for the carrying on or conduct of the Nufcor Business (i) have been duly obtained in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect. All material terms and/or conditions applicable to any such material Environmental Approvals have been and are complied with by Nufcor, and, as at the Signature Date,

AngloGold has no knowledge of any reason why, any Environmental Approval should be suspended, cancelled, revoked or adversely varied.

12	INSURANCE

12.1	As at the Signature Date, all insurance policies in respect of Nufcor have been uploaded to the Data Room.

12.2	All premiums payable to date in respect of the aforesaid insurance policies have been paid.

13	LITIGATION

13.1	Current Proceedings

13.1.1.1
As at the Signature Date, Nufcor is not a party to any claims, actions, demands, written proceedings, litigation, summons or subpoena (other than as claimant in the collection of debts arising in the Ordinary Course) which will, or could reasonably, have a material adverse effect on Nufcor.

13.1.1.2	As at the Signature Date and so far as AngloGold is aware, Nufcor is not a party to any investigation which will, or could reasonably, have a material adverse effect on Nufcor.

13.1.1.3
Nufcor is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

13.1.1.4	As at the Signature Date, Nufcor has not been charged with, nor has Nufcor committed, any crime or, been subject to any criminal investigation.

13.2	Pending or Threatened Proceedings
As at the Signature Date and so far as AngloGold is aware, no such Claim that would fall within paragraph 13.1 above is pending or threatened in writing by or against Nufcor.

14	INSOLVENCY
Other than frivolous or vexatious proceedings, there are no current or pending proceedings, and no petition has been presented or resolution passed or order granted or other step taken, in relation to any compromise or arrangement with creditors or any business rescue, winding up, bankruptcy, liquidation or other insolvency proceedings concerning Nufcor.

Annexure B	– MWC Warranties
The warranties contained in this Annexure B are given by AngloGold in relation to the MWC Members Interest on the basis set out in clause 26 of the Agreement to which this Annexure B is attached.
For purposes of this Annexure B, where AngloGold qualifies the warranty with "so far as AngloGold is aware", or any similar expression, it shall mean that AngloGold shall only have knowledge of any facts, circumstances, events, opinions or beliefs known to Richard Mack.

1	CORPORATE INFORMATION

1.1	So far as AngloGold is aware, AngloGold –

1.1.1	is the sole legal owner of the MWC Members Interest and no person has any right to obtain an order for the rectification of the members register of MWC;

1.1.2	is entitled to Dispose of the MWC Members Interest to the Purchaser; and

1.1.3	has the right to exercise all voting and other rights over the MWC Members Interest.

1.2	AngloGold has no claim against MWC.

1.3	MWC is incorporated in South Africa as a non-profit company, and no steps have been taken in respect of its deregistration in terms of section 82(3) of the Companies Act.

1.4	So far as AngloGold is aware, there are no Encumbrances on the MWC Members Interest.

2	MAJOR EQUIPMENT IN MARGARET SHAFT:

2.1
So far as AngloGold is aware, since the date of the inspection conducted by SRK Consulting (Pty) Ltd on behalf of the Purchaser on 12 June 2017 and up to the Signature Date, there has been no event which would result in the following equipment being in worse condition than it was as at the date of the inspection (fair wear and tear excepted):

2.1.1	winders;

2.1.2	underground pumps and piping;

2.1.3	underground water storage dams;

2.1.4	shaft barrel, shaft sidewall, steelwork and timber;

2.1.5	shaft pipelines and associated support structures; and

2.1.6	surface pumps and pipelines.

2.2
So far as AngloGold is aware, since the date of the inspection conducted by SRK Consulting (Pty) Ltd on behalf of the Purchaser on 12 June 2017 and up to the Signature Date, there are no material major underlying latent defects extending beyond normal operational wear and tear that cannot be remedied by normal maintenance that could adversely affect the ongoing normal operational dewatering up Margaret shaft.

3	THE MARGARET WATER COMPANY
So far as AngloGold is aware, during the 2 (two) year period preceding the Signature Date, neither AngloGold nor MWC has received written notice of any material non-compliance (which has not been remedied) by MWC with any applicable Laws.

4	EMPLOYEES
None of the employees used in connection with the operation of the MWC Business are employees of AngloGold.

Annexure C	– VR Mining Business Warranties
The warranties contained in this Annexure C are given by AngloGold in relation to the VR Mining Business on the basis set out in clause 26 of the Agreement to which this Annexure C is attached.
For purposes of this Annexure C, where AngloGold qualifies the warranty with "so far as AngloGold is aware", or any similar expression, it shall mean that AngloGold shall only have knowledge of any facts, circumstances, events, opinions or beliefs known to any of Cindy Ann Chater, Shawn Snell, Steve Rickman, Dinica Joy Strydom, Theo Qabaka, Gelishan Naidoo, Jozua Ellis, Charles Carter and/or Moses Madondo.

1	TITLE

1.1	AngloGold –

1.1.1	is the sole legal and beneficial owner of the VR Mining Business; and

1.1.2
has full and unrestricted right, title and authority to Dispose of all of the full legal and beneficial rights, title and interests of and to the VR Mining Business to the Purchaser, to the exclusion of all others, on and with effect from the Closing Date.

1.2	No person has any present or future right or option or right of first refusal over all or any part of the VR Mining Business other than the Mining Sale Assets and the Contracts.

1.3	No person has any present or future right or option or right of first refusal over all or any part of the material Mining Sale Assets.

1.4	As at the Closing Date, there will not be any Encumbrance over all or substantially all of the Sale Assets.

1.5	None of the Sale Assets other than the Mining Sale Assets and the Contracts is the subject of any factoring arrangement, conditional sale or credit agreement.

1.6	None of the material Mining Sale Assets is the subject of any factoring arrangement, conditional sale or credit agreement.

1.7	All material Sale Assets are free of any and all Encumbrances.

1.8
So far as AngloGold is aware, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the Disposal of the VR Mining Business (other than the Mining Sale Assets and the Contracts), the VR Mining Properties, the Village Properties, any of the material Sale Assets (other than the Mining Sale Assets, the Contracts, assets contemplated in clause 1.2.191.16) or any other security giving rise to a right or Encumbrance over, or an interest in, the assets of VR Mining Business other than the Mining Sale Assets and the Contracts or the VR Mining Properties under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.9
So far as AngloGold is aware, no person has the right (whether exercisable now or in the future and whether contingent or not) to call for the Disposal of any of the material Mining Sale Assets or any other security giving rise to a right or Encumbrance over, or an interest in, any of the material Mining Sale Assets under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.10
As at the Signature Date, there are no Claims pending or, so far as AngloGold is aware, threatened that are reasonably likely to prohibit or restrain the ability of AngloGold to enter into this Agreement or consummate the transactions contemplated hereby.

2	ACCOUNTS

2.1	AGA Accounts
The AGA Accounts in accordance with the basis of preparation as stated therein –

2.1.1	give a true and fair view of the state of affairs of the VR Mining Business and of the profit and loss of the VR Mining Business for the period then ended; and

2.1.2	have been prepared in accordance with IFRS.

2.2	Books and records

2.2.1	The accounting and other records of the VR Mining Business –

2.2.1.1	have been prepared and maintained as required by Law, and will be so kept to the Closing Date;

2.2.1.2	are accurate in all material respects;

2.2.1.3	in respect of the accounting records, show a true and fair view of its trading transactions and its financial, contractual and trading position; and

2.2.1.4	are in the possession or under the control of AngloGold.

3	TAXES
No Encumbrance in favour of the South African Revenue Service or any Taxation authority is outstanding over any of the Sale Assets, and no circumstances exist which allow, or could allow, any Tax authority to exercise any power of sale, mortgage, confiscation, compulsory transfer or other appropriation in respect of the Sale Assets or which could lead to any such charge or security arising in the future.

4	FINANCIAL OBLIGATIONS
Guarantees

So far as AngloGold is aware, as at the Signature Date, and other than as listed and delivered in the Disclosure Schedule, there is no outstanding material guarantee, indemnity, suretyship or security given by AngloGold in respect of the VR Mining Business, save as may be contained in the Contracts.

5	BUSINESS AND ASSETS

5.1	Gold in Process and Gold in Lock-Up
As at the Closing Date, all Gold in Process and Gold in Lock-Up will be for the Purchaser’s account and ownership thereof will transfer to the Purchaser.

5.2	The VR Mining Properties, the Village Property and the Mining Sale Assets

5.2.1	General

5.2.1.1
None of the VR Mining Properties or the Village Properties are subject to, nor is there agreement to create, any Encumbrance apart from the servitudes, real rights, personal rights and restrictive conditions of title registered against the title deeds of the VR Mining Properties and the Village Properties on Signature Date, and the surface right permits registered in the Mining Titles Office that pertains to the VR Mining Properties and the Village Properties on Signature Date.

5.2.1.2
As at the Signature Date, no notice has been received by AngloGold of the intention of any Governmental Entity to expropriate the VR Mining Properties or any portion/s thereof or the Village Property or any portion thereof nor, so far as AngloGold is aware, is there any intention to expropriate the VR Mining Properties or any portions thereof or the Village Property or any portion thereof by any such Governmental Entity.

5.2.1.3
So far as AngloGold is aware, as at the Signature Date, no claims are pending, nor are any claims intended, under the Restitution of Land Rights Act, No. 22 of 1944, as amended, against the VR Mining Properties or the Village Property.

5.2.1.4
The material Mining Sale Assets, material assets contemplated in clause 1.2.191.16 and the Transferring Critical Spares are in all material respects in good order and condition, have been adequately and properly maintained (fair wear and tear excepted) and are used exclusively or primarily in connection with the VR Mining Business.

5.2.1.5
AngloGold has not for the period of 12 (twelve) months prior to the Signature Date sold or otherwise Disposed of any asset (other than assets contemplated in clause 1.2.191.16) owned or held by AngloGold which is critical to the operation of the VR Mining Business, except to the extent replaced with an equivalent asset and other than in respect of the Kopanang Transaction.

5.2.2	Title to the VR Mining Properties, the Village Property and the Mining Sale Assets

5.2.2.1
AngloGold is the registered owner of and is entitled to occupy the VR Mining Properties and the Village Property, save in relation to land and buildings forming part of the VR Mining Properties and the Village Property which are leased to third parties in terms of the lease agreements uploaded to the Data Room and in respect of which the relevant third parties to such lease agreements have the right to occupy same. All lease agreements to which AngloGold is a party as at the Signature Date in respect of the VR Mining Properties and the Village Property form part of the Data Room Documents; and

5.2.2.2	None of the Sale Assets (other than assets contemplated in clause 1.2.191.16) are owned by any Affiliate of AngloGold or any third party.

5.2.2.3
AngloGold has not Disposed of the VR Mining Properties, the Village Property or any material Mining Sale Assets (as applicable), (other than assets contemplated in clause 1.2.191.16), nor has it granted to any third party the right to acquire, either by way of option or right of pre-emption, the VR Mining Properties, the Village Property or the material Mining Sale Assets (as applicable) or any right or interest therein.

5.2.2.4
The VR Mining Properties and the Village Property are not subject to any servitude, whether personal or praedial, other than the servitudes recorded against the title deeds of the relevant VR Mining Property and the Village Property, and no agreement will have been entered into whereby any restrictive condition or servitude is to be attached to any of the VR Mining Properties and the Village Property, excluding any servitudes, rights of way, access or similar rights granted in favour of the Purchaser and/or as may be granted by the Purchaser or provided for pursuant to the Agreement or an SLA.

5.2.2.5
The use of the freehold residential properties listed in paragraph (A) of Annexure O and the Village Property is not subject to any restrictions imposed as a result of the presence of a major hazard installation (as defined in the Occupational Health and Safety Act, No 85 of 1993) on or near the Village Property.

5.2.2.6
AngloGold has in a manner consistent with past practice made all payments in respect of municipal and/or other assessment rates, taxes and other imposts of whatsoever nature in respect of the VR Mining Properties and the Village Property, and all charges in respect of water, sewerage, gas and electricity supplied to or consumed on the VR Mining Properties and the Village Property.

5.2.2.7
No person has any right (including any option, preferential right or right of first refusal) to acquire or claim delivery, ownership or transfer or the use, occupation, possession or enjoyment of any of the VR Mining Properties, the Village Property and the material Mining Sale Assets (other than assets contemplated in clause 1.2.191.16) other than in terms of the lease agreements referred to in clause 5.2.2.1.

5.2.2.8
So far as AngloGold is aware, the freehold residential properties listed in paragraph (A) of Annexure O and all buildings and erections thereon comply in every respect with all material Governmental Entities’ requirements relating thereto. So far as AngloGold is aware, it is not under any obligation in terms of any Laws or Governmental Entities' requirements to make any alterations, repairs or additions to the freehold residential properties listed in paragraph (A) of Annexure O or to any buildings or erections thereon.

6	DATA ROOM
AngloGold has taken reasonable steps to ensure that all information uploaded in the Data Room in relation to the VR Mining Business is, at the time of being uploaded, true, accurate and complete in all material respects.

7	CONTRACTS

7.1	Contracts

7.1.1	AngloGold is not in breach of any material terms of any Contract in respect of the VR Mining Business.

7.1.2	AngloGold is not bound to any exclusivity, right of first refusal, restraint of trade or similar arrangement in respect of any Contract in respect of the VR Mining Business.

8	VR MINING BUSINESS EMPLOYEES AND EMPLOYEE BENEFITS

8.1	Transferring Employees

8.1.1	As at 16 October 2017, the spreadsheet contained in folder 1.10.5.0.15 of the Data Room contains complete, accurate and up to date details of –

8.1.1.1
the total number of the Transferring Employees including those who are on maternity or other statutory leave or other long-term leave of absence and who have or may have a right to return to work in the VR Mining Business;

8.1.1.2
the name, date of start of employment, period of continuous employment, salary, bonus entitlements, grade, age of each Transferring Employee, and the immigration controls applicable to each Transferring Employee;

8.1.1.3	the leave pay accrued to the Transferring Employees at the Closing Date; and

8.1.1.4	the hypothetical severance pay amounts that would have been payable to the Transferring Employees had they been retrenched by AngloGold on the Closing Date.

8.1.2
All contracts of service of any of the Transferring Employees are terminable on not more than 3 (three) months’ notice without compensation, other than compensation payable in accordance with the Basic Conditions of Employment Act, No. 75 of 1997, as amended.

8.1.3	No Transferring Employee is subject to any secondment arrangements.

8.1.4	No Transferring Employee is employed by any Affiliate of AngloGold or any third party.

8.1.5
None of the Transferring Employees will become entitled by virtue of their contract of service to any enhancement in or improvement to their remuneration, benefits or terms and conditions of service only by reason of the execution of this Agreement or the completion of the sale and purchase of the VR Mining Business under or pursuant to this Agreement.

8.1.6	As at 16 October 2017, AngloGold owes no amount to any of the Transferring Employees which has not been disclosed in the spreadsheet contained in folder 1.10.5.0.15 of the Data Room.

8.1.7
AngloGold has maintained up to date, full and accurate records regarding employment of each of the Transferring Employees (including, without limitation, details of terms of employment, training records, payments of statutory or other payments, income tax and other contributions, disciplinary, grievance, medical or health records and health and safety matters) and termination of employment and all such records will be delivered in accordance with clause 21 on or before the Closing Date.

8.2	Employee Representative Bodies

8.2.1
As at the Signature Date, the Data Room fairly and reasonably discloses lists all trade unions and employee representative bodies with which AngloGold habitually deals and formally recognises in respect of the VR Mining Business.

8.2.2
As at the Signature Date, AngloGold is not involved in and, so far as AngloGold is aware, no fact or circumstance exists which is likely to give rise to a dispute with a trade union or employee representative body representing any of the Transferring Employees.

8.3	Collective Bargaining Agreements etc.
As at the Signature Date, other than national collective bargaining agreements or industry wide collective agreements, the union recognition agreements, so far as AngloGold is aware, collective agreements and other relevant agreements forming part of the Data Room Documents are all the material agreements between AngloGold and any trade unions or representative bodies in respect of the VR Mining Business.

8.4	Bonus or other Profit-related Schemes
As at the Signature Date, all share incentive, share option, profit sharing, bonus or other incentive arrangements applicable to the Transferring Employees of the VR Mining Business form part of the Data Room Documents.

8.5	Employee Benefits

8.5.1
AngloGold has made all contributions which it is obliged to make in respect of the MineWorkers Provident Fund, the Sentinel Retirement Fund and the Old Mutual Superfund Pension Fund ("Retirement Funds") in respect of the Transferring Employees. In respect of those Transferring Employees that are primary members of a medical scheme arising out of their employment with AngloGold (but specifically excluding those Transferring Employees that are dependants belonging to their spouses’ medical scheme), AngloGold has made all contributions which it is obliged to make to the Discovery Health Medical Scheme or Bonitas Medical Fund, as the case may be ("Medical Funds").

8.5.2	All Transferring Employees are members of at least one of the Retirement Funds.

8.5.3
The Retirement Funds and the Medical Funds (collectively referred to as the "Funds") are the only schemes to which AngloGold makes, or is liable to make, payments of contributions or premiums for providing retirement, death, disability or life assurance benefits or medical benefits in respect of the Transferring Employees and AngloGold has not provided or promised to provide any such benefits in respect of any such Transferring Employees except under the Funds.

8.5.4
As at the Signature Date and so far as AngloGold is aware, there are no pending, existing or threatened disputes, actions, claims or litigation against AngloGold regarding any actual or alleged non-compliance with applicable Law or actual or alleged breach of contract in respect of any benefit payable under the Funds in respect of any Transferring Employee and there are no circumstances known to AngloGold which might give rise to any such dispute, action, claims or litigation.

8.5.5
As at the Closing Date there is no unfunded deficit in respect of any future liability of the Funds or any other contractual or post termination benefits to which an employee or former employee of AngloGold is entitled.

8.5.6
Except for the CAWMS Liability and otherwise as disclosed in the Disclosure Schedule, AngloGold has no obligation to pay or contribute towards or otherwise fund in any way the payment of post-retirement medical aid benefits for any of the Transferring Employees nor will this transaction trigger or vest any such obligation.

8.5.7
Except for the CAWMS Liability, no Transferring Employee is entitled or may become entitled before the Closing Date to any form of subsidisation of medical aid contributions or medical expenses upon the termination of their employment for any reason whatsoever.

8.6	Outstanding undischarged liabilities in relation to the Transferring Employees

8.6.1
There is no outstanding undischarged liability to pay any Governmental Entity in any jurisdiction any contribution, taxation or other duty arising in connection with the employment or engagement of any of the Transferring Employees, other than in the Ordinary Course.

8.6.2
As at the Signature Date, AngloGold has, in connection with the VR Mining Business, no outstanding liability for breach or termination of an employment contract between it and the Transferring Employees.

8.7	Employee Loans

Save for loans granted in terms of the policies relating to pay advances and study loans, as disclosed in the Data Room, there are no loans owed by the Transferring Employees to AngloGold as at the Signature Date.

8.8	Compliance with employment Laws

8.8.1
As at the Signature Date and so far as AngloGold is aware, there is no investigation or enquiry outstanding by any Governmental Entity or regulatory body in connection with the Transferring Employees or any former employees or consultants of the VR Mining Business.

8.8.2
As at the Signature Date, AngloGold, in connection with the VR Mining Business, is not involved in any active, pending or threatened court, tribunal or arbitration proceedings in respect of the Transferring Employees or any former employees or consultants of AngloGold or their dependants other than in the Ordinary Course or in relation to OLD, as regulated in the OLD Agreement, and so far as AngloGold is aware there are no facts or circumstances that could give rise to such proceedings, save as aforesaid.

9	MINING RIGHTS

9.1
On the Closing Date, AngloGold is the lawful holder and sole beneficial owner of the Mining Rights which are duly executed, have been registered in the Mining Titles Office, are valid, enforceable and in good standing.

9.2
As at the Signature Date, no other person has claimed to be entitled to a mining right in respect of all or part of the areas covered by the Mining Rights and there is no dispute between AngloGold, the DMR or Minister or any third party regarding the grant of any of the Mining Rights. AngloGold knows no reason that would make the Mining Titles Office refuse to register the Notarial Deeds of Cession and the Amended Vaal River Mining Right deed of amendment.

9.3	The Mining Rights have not been offered as security to any person nor are they the subject of an Encumbrance which would in any way limit the ability of AngloGold to enter into this Agreement.

9.4
As at the Signature Date, AngloGold is not aware of, nor has any notice been given of, any actions, suits or legal, administrative or other proceedings or investigations, pending or threatened before any court, agency or other tribunal in respect of the Mining Areas or the Mining Rights which might adversely affect the Mining Areas or the Mining Rights.

9.5
As at the Signature Date, AngloGold is not aware of any pending or contemplated or threatened suspension or cancellation of the Mining Rights and is not aware of any facts or circumstances which may give rise to a suspension or cancellation of the Mining Rights.

9.6
So far as AngloGold is aware, as at the Signature Date, no landowner of any property over which the Mining Rights are held, has denied access to AngloGold to conduct mining operations and related activities, or to construct any structures or buildings necessary to carry out these operations and related activities.

10	SURFACE RIGHT PERMITS
As at the Signature Date and so far as AngloGold is aware, no landowner of any property over which the Surface Right Permits are held, has denied access to AngloGold to conduct mining operations and related activities, or to construct any structures or buildings necessary to carry out these operations and related activities and to carry on and continue the VR Mining Business.

11	COMPLIANCE WITH LAWS

11.1	So far as AngloGold is aware –

11.1.1
save for the delayed submission to the DMR of its 2016 premature closure liability statement and associated audited financial statements, AngloGold has filed all reports and returns which it is required to submit in terms of the MPRDA or in terms of the conditions of the Mining Rights and is not in breach of any condition or requirement of the Mining Rights, the MPRDA and the Mineral and Petroleum Resources Royalty (Administration) Act, 2008 among others;

11.1.2
there is no order, decree, decision or judgment of, any court, tribunal or arbitrator in which AngloGold is defendant and which is outstanding and which will have a material adverse effect upon the VR Mining Business;

11.1.3
As at the Signature Date, AngloGold does not know of any material non-compliances with, or material contraventions of, nor has it received during the 24 (twenty four) months prior to the Signature Date written notice from any regulatory authority or Governmental Entity that the premises on and from which AngloGold carries on the VR Mining Business does not materially comply with, any material applicable Laws, save for instructions issued under sections 54 and 55 of the Mine Health and Safety Act;

11.1.4
AngloGold is in compliance in all material respects with all applicable Laws which are material in respect of the VR Mining Business. AngloGold has not received any written notice during the 12 (twelve) months prior to the Signature Date from any court, tribunal, arbitrator, Governmental Entity or regulatory body with respect to, any violation of and/or failure to comply with any applicable Law or regulation in respect of the VR Mining Business, or requiring it to take or omit any action which in any case will have a material adverse effect on the VR Mining Business, save for instructions issued under sections 54 and 55 of the Mine Health and Safety Act;

11.1.5
no written notice to suspend or revoke any of AngloGold's material Governmental Approvals in respect of the VR Mining Business has been received by AngloGold during the 24 (twenty four) months prior to the Signature Date;

11.1.6
neither AngloGold nor any member of the Group is a party to any agreement, arrangement, understanding or practice in respect of the VR Mining Business, whether or not legally enforceable which infringes, or has infringed, any applicable competition Law; and

11.1.7	no bribe or other corrupt payment was made by any member of the Group or any other Affiliate to any Government Official or any other person during the course of the conduct of the VR Mining Business.s

12	ENVIRONMENT

12.1
So far as AngloGold is aware, AngloGold has not received written notice from any Environmental Authority during the 12 (twelve) months prior to the Signature Date, of any material non-compliance with Environmental Law in respect of the VR Mining Business that is outstanding at the Signature Date.

12.2	AngloGold is conducting the VR Mining Business is in material compliance with all Environmental Laws, and in particular, AngloGold:

12.2.1
has taken all reasonable measure to prevent and/or remediate any significant pollution or significant degradation of the Environment occurring as a result of the mining operations or emanating from the VR Mining Properties; and

12.2.2
other than closure rehabilitation obligations, does not have any outstanding obligations under any Environmental Law to remedy any Environmental harm, remediate any land, demolish any buildings or structures or to make any alterations, repairs or additions to any immovable property.

12.3
The water use licence no. 01/C24J/BFJ/2000 issued to AngloGold in terms of the NWA; the atmospheric emissions license reference, FDDM-MQQ-2013-16 dated July 2014 issued to AngloGold in terms of the NEMAQA; the certificates of registration COR-2 dated 20 June 2006 issued to AngloGold; and the permit issued under section 20 of the Environment Conservation Act 73 of 1989 by the Department of Water Affairs and Forestry to Vaal Reefs Exploration and Mining Co Ltd, on 26 March 1993 with permit number B33/2/324/14/P56, in respect of the Vaal Reefs Domestic Waste Site; (i) have been duly obtained in accordance with all applicable Laws, and (ii) are valid and subsisting in full force and effect. All material terms and/or conditions applicable to any such licences, certificates and permit have been and are complied with by AngloGold and AngloGold has no knowledge of any reason why, any of them should be suspended, cancelled, revoked or adversely varied.

13	INSURANCE

13.1	All insurance policies in respect of VR Mining Business have been uploaded to the Data Room.

13.2	All premiums payable to date in respect of the aforesaid insurance policies have been paid.

14	LITIGATION

14.1	Current Proceedings

14.1.1	As at the Signature Date, save in relation to OLD, as regulated in the OLD Agreement, AngloGold is not a party to any litigation, mediation, expropriation or arbitration proceedings (other than as claimant in the collection of debts arising in the Ordinary Course) which would be likely to have a material adverse effect on the VR Mining Business.

14.1.2
AngloGold is not in default under or with respect to any judgement, order or award, interdict, decree or any similar pronouncement of any court or other similar tribunal (including administrative authority or body) having jurisdiction in respect of them.

14.1.3	As at the Signature Date, AngloGold has not been charged with nor, so far as AngloGold is aware, has it committed any crime or been subject to any criminal investigation.

14.2	Pending or Threatened Proceedings
As at the Signature Date and so far as AngloGold is aware, no such litigation, mediation, expropriation or arbitration that would fall within paragraph 14.1 above is pending or threatened in writing by or against the VR Mining Business.

Annexure D	– Limitations of Liability

1.	Time limitation for claims

1.1.
AngloGold shall not be liable for any Claim for a breach of any Warranty which breach has not been remedied by the relevant cure periods as provided for in this Agreement ("Purchaser Claim"), unless the Purchaser:

1.1.1.
has notified AngloGold in writing ("Claim Notice") no later than 60 (sixty) days after the Purchaser first becomes aware of the circumstances giving rise to such Purchaser Claim. The Claim Notice must provide:

1.1.1.1.	reasonable detail of the Purchaser Claim, the specific grounds therefor and the amount of any loss and/or anticipated loss; and

1.1.1.2.	the specific breach under the Agreement in respect of which it is based;

1.1.2.	delivers the Claim Notice to AngloGold within 18 (eighteen) months after the Closing Date; and

1.1.3.
(i) the Purchaser has instituted legal or arbitration proceedings in respect the relevant Purchaser Claim within 9 (nine) months of delivering a Claim Notice to AngloGold, or (ii) where the Purchaser Claim by the Purchaser involves a third party claim asserted by any third party, the Purchaser has instituted legal or arbitration proceedings in respect the relevant Purchaser Claim within 12 (twelve) months of delivering a Claim Notice to AngloGold.

2.	Minimum Claims and Maximum Liability

2.1.	Notwithstanding the warranties and indemnities given AngloGold, no liability shall attach to AngloGold in relation to any Purchaser Claims –

2.1.1.
which, taking into account any reduction in terms of clause 27.2, individually is less than an amount equal to US$750,000 (seven hundred and fifty thousand Dollars), provided that when such individual Purchaser Claim exceeds the said amount, AngloGold shall, subject to paragraph 2.2, be liable for the full amount of such Purchaser Claim and not only for the amount in excess of the said amount;

2.1.2.
which, taking into account any reduction in terms of clause 27.2, are less than an amount equal to US$3,000,000 (three million Dollars) in aggregate, provided that when such aggregate Purchaser Claims exceed the said amount, AngloGold shall, subject to paragraph 2.2, be liable for the full amount of such Purchaser Claims and not only for the amount in excess of the said amount;

2.1.3.	which:

2.1.3.1.	in relation to a breach by AngloGold of the warranty set out in paragraph 1.4 of Annexure C, in aggregate exceed an amount equal to US$300,000,000 (three hundred million Dollars);

2.1.3.2.
save as contemplated in paragraph 2.1.3.1, in relation to a breach by AngloGold of any of the warranties set out in paragraphs 1.1.1, 1.1.2, 1.2, 1.3, 1.6, 1.7, 1.9 and 9.1 of Annexure C, in aggregate exceed an amount equal to US$150,000,000 (one hundred and fifty million Dollars);

2.1.3.3.	save as contemplated in paragraphs 2.1.3.1 and 2.1.3.2 above, in aggregate exceed an amount equal to US$50,000,000 (fifty million Dollars).

2.2.
Under no circumstances will AngloGold’s liability in respect of breaches of Warranties and/or Interim Period Undertakings under this Agreement in aggregate exceed US$150,000,000 (one hundred and fifty million Dollars), unless there is a breach of the Waranty contemplated in paragraph 2.1.3.1, in which circumstances AngloGold’s liability for breaches of Warranties and/or Interim Period Undertakings under this Agreement in aggregate will not exceed US$300,000,000 (three hundred million Dollars.

2.3.
Notwithstanding anything to the contrary contained herein, no liability shall attach to AngloGold in relation to any Purchaser Claims until Closing has occurred on the Closing Date and the Purchaser has complied with its obligations under clause 19.

Annexure E	– Data Room Index

Annexure F	– Disclosure Schedule

1.	INTRODUCTION

1.1.	All words and expressions defined in the Agreement will, unless the context otherwise requires or the contrary is indicated, have the same meaning when used in this Disclosure Schedule.

1.2.	If any inconsistency or conflict arises between the Agreement and this Disclosure Schedule, this Disclosure Schedule shall prevail to the extent of such inconsistency or conflict.

1.3.
The disclosure of any matter in this Disclosure Schedule shall not be taken or construed in any way as an admission or evidence that the matter disclosed would otherwise give rise to any liability under the Agreement, or as a representation, warranty or undertaking not expressly given in the Agreement, nor as extending the scope of any warranty and/or undertaking given in the Agreement.

1.4.	All disclosures are made generally in relation to the Agreement and are not to be related to any particular warranty, undertaking, obligation or other matter.

2.	DISCLOSURES

2.1.	In addition, by way of general disclosures, the following matters are disclosed to the Purchaser –

Item No.	Reference (without limitation)	Disclosure
Annexure A- Warranties
1.	Including, without limitation, clause 1
Nufcor holds unit trusts with Sanlam Collective Investments Proprietary Limited. As at 31 December 2016, the value of those unit trusts was R3,476,038.28 and the surplus was R1,534,000. The aforementioned unit trust funds are used to fund the Nufcor post-retirement medical aid obligation. Nufcor subsidises the medical aid contributions of certain former employees and their dependants.

2.	Including, without limitation, clause 5
The income tax returns for the financial years ending 31 December 2013, 31 December 2014 and 31 December 2015, which should have been filed within one year of the relevant financial year end, were filed late. The 2013 tax return was filed on 29 March 2017 and the 2014 and 2015 tax returns were filed on 14 July 2017.

As a result of such late filings, these returns would prescribe later than they ordinarily would have had they been filed timeously (i.e. three years from the date of the original assessment).

Item No.	Reference (without limitation)	Disclosure
3.	Including, without limitation, clause 5
The Commissioner for the South African Revenue Service ("SARS") made a request for information as part of a review of the Uranium Environmental Trust for the 2012 to 2015 years of assessment. All information was subsequently provided. Although no further requests have been received from SARS, SARS has not sent official correspondence that they have concluded the review. The consequences of such audit could be further correspondence and requests being received from SARS and possible challenges on the tax positions taken by the trust, upon which SARS may issue an additional assessment that may result in Tax payable.

Further detail in this regard has been uploaded in the Data Room (at section 1.10.6.13).
4.	Including, without limitation, clause 6	During the Interim Period, Nufcor may enter into new and/or amended lease agreements, in the Ordinary Course, in relation to areas where lease agreements are already in place.
5.	Including, without limitation, clause 6
The Nufcor Property is subject to the restrictive conditions or servitudes recorded in the lease agreements uploaded in the Data Room (at section 1.2.3.1.2) and the Eskom servitudes over Portion 1 of the Farm Panflakte 291 IQ, Zuurbekom, Westonaria uploaded in the Data Room (at section 1.2.3.1.0.2 and 1.2.3.1.0.3), respectively.

There are no sub-divisions to separate the alternative land uses on the said farm. The property includes industrial, commercial, recreational and accommodation facilities.

Improvements to the property include 49 houses, 4 flats, an industrial plant and an Aids Care Center (Philani community development centre which is run at the old Residence – a social lease with a nominal rental of R1 per annum). The golf course, recreation club with swimming pool and canteen are no longer in use.

The residential properties are administered by AngloGold Ashanti West Wits Properties, and AngloGold holds operational responsibility for the plant. Additional lease agreements are in place for the Vodacom Tower (the Vodacom base station is shared with MTN and AngloGold recovers the electricity consumption from this base station and charges it out to the lessee(s)) and the Philani aids care center.

Item No.	Reference (without limitation)	Disclosure
6.	Including, without limitation, clause 6
Nufcor has paid all rates and taxes in respect of the Nufcor Property but there have been a few instances of late payments in respect of the assessment rates, namely in March 2012 Nufcor received an invoice reflecting it as being in arrears in an amount of R510,522.00 and in September 2012 Nufcor received an invoice reflecting it as being in arrears in an amount of R237,097.94. These late payments were subsequently rectified with the Westonaria Local Municipality around the same time. The latest rates and taxes statement in respect of the Nufcor Property has been uploaded in the Data Room (at section 1.10.6.8.0.4.).

7.	Including, without limitation, clause 6	When the initial AngloGold employee home ownership scheme started, AngloGold became aware that banks in certain regions were not financing units containing asbestos material.

AngloGold then embarked on an asbestos assessment process. ENSA Environmental SA (Pty) Ltd ("ENSA"), an asbestos contractor registered with the Department of Labour, was appointed to assist with the inspection of the properties. These inspection are carried out by ENSA with consulting occupational hygienists.

The 1st assessment was conducted on the 12 July 2016 which determined that 62 properties contained more than 70% asbestos material (ceilings, fascia’s, barge boards and/or wall panels). The 70% asbestos homes are pre-fabricated homes.

The 2nd assessment was conducted on the 10 October 2016, which determined that 53 of the 58 properties assessed contained up to 40% asbestos material (ceilings, fascia’s and/or barge boards). The 40% asbestos houses are constructed of brick.

These two assessments indicated that the majority of the AGA properties contained some level of asbestos materials. The reason for this is that the use of asbestos materials in construction was extremely widespread in the 1960’s to the 1980’s when the AGA properties were built.

AngloGold has decided that the 70% asbestos material homes will be demolished and/or will be vacated and no longer rented. When a 40% asbestos material home is identified (e.g. when it is to be sold to an employee), AngloGold remediates the home by having ENSA remove the asbestos material, whereafter AngloGold’s maintenance team replaces the items in question with other material. ENSA then issues an asbestos clearance certificate in respect of the home.

Item No.	Reference (without limitation)	Disclosure

In terms of AngloGold’s findings, the properties containing asbestos materials are safe for continued habitation. The risk of harm arises when asbestos fibres become airborne, which could happen when an affected house is renovated or drilling of the affected materials takes place. No asbestos related claims have been made against AngloGold arising out of the occupation of the affected homes.

In terms of the current status of this issue, a 3rd Assessment was conducted on the 22 August 2017 in terms of which 60 properties were assessed and 42 properties were found to contain up to 40% asbestos material. A 4th assessment was conducted on the 2nd October 2017, in terms of which a further 60 properties were assessed. As at 18 October 2017, AngloGold is awaiting the final report on these properties.

As at 18 October 2017, 42 employee apply-to-buy properties containing up to 40% asbestos material have been remediated at an average cost of R20,000 per unit. It is planned that the next removal phase will be done on 24 October 2017 and 10 units will be repaired.

The pre-fabricated 70% asbestos material properties that become vacant have not been allocated to employees and some employees wanting to purchase these properties have been relocated to alternative accommodation that they can purchase. It is intended that employees in these pre-fabricated homes will be moved to alternative accommodation within a few months. No pre-fabricated homes will be transferred to the Purchaser under the Agreement.

The asbestos waste policy of AngloGold has been uploaded in Data Room (at section 1.2.3.4.0.1) and the OHSA asbestos regulation has been uploaded in the Data Room (at section 1.2.3.4.0.2).

AngloGold believes it is very likely that the homes to be transferred to the Purchaser under the Agreement which have not yet been assessed will have a similar asbestos material profile to the assessed homes discussed above, i.e. most of the homes will contain up to 40% asbestos material. In the event that the houses are remediated, the Purchaser will need to ensure compliance with the National Environmental Management: Waste Act, 2008 and the Regulations for prohibition over use, manufacturing, import and export of asbestos and asbestos containing material, 2008, which incorporate by reference the asbestos regulations, 2001 under the Occupation Health and Safety Act, No 85 of 1993 ("OHSA").

Item No.	Reference (without limitation)	Disclosure
8.	Including, without limitation, clause 6
Under the agreements entered into between Nufcor and each of Ezulwini Mining Company (Pty) Ltd and Chemwes (Pty) Ltd, respectively, (the "Toll Processing Agreements", which have been uploaded in the Data Room (at sections 1.3.2.0.3, 1.3.2.0.4 and 1.3.2.0.15), each of Ezulwini Mining Company (Pty) Ltd and Chemwes (Pty) Ltd has a right of use of processing stream/s pursuant to those agreements.

It is intended that Nufcor will terminate its agreement with Chemwes (Pty) Ltd in the upcoming months on 18 (eighteen) months’ written notice per the terms and conditions of that agreement.
The lease agreements referred to in clause 6.1.2.1of Annexure A entitle the lessees to the use and occupation of the leased properties thereunder.
9.	Including, without limitation, clause 6
AngloGold was one of the founding members of the Uranium Environmental Trust. The Nufcor Accounts reflect the initial contributions and annual adjustments as per IFRS in respect thereof, as a Nufcor asset, which at 2016 stands at approximately R12,700,000. The full value of the Uranium Environmental Trust Money is reflected in the books of account of the Uranium Environmental Trust, which bank balance, as at 31 December 2016, stands at approximately R54,857,530 (excluding accrued interest). Legally speaking as the Uranium Environmental Trust Money is owned by the Uranium Environmental Trust (which is afforded separate legal personality) and the funds are ring fenced to only be used for rehabilitation purposes, it arguably does not constitute an asset owned by Nufcor.

10.	Including, without limitation, clause 6
The Nufcor Business does utilise the following services provided / facilitated by AngloGold for no consideration:
•    Administration of payroll services to employees employed by AngloGold and working in the Nufcor Business;
•    Housing maintenance services;
•    Property management;
•    Procurement;
•    Financial services (including without limitation, preparation of management accounts, sourcing and logistics);
•    utility services; and
•    disposal of waste.
The above services will, however, not be provided after the Closing Date.

Item No.	Reference (without limitation)	Disclosure
11.	Including, without limitation, clause 9	Those AngloGold employees working in the Nufcor Business are Transferring Employees.
12.	Including, without limitation, clause 10
During the twelve month period preceding the Signature Date, there were two major exercises / inspections and two routine compliance assurance inspections conducted in respect of Nufcor by the National Nuclear Regulatory (the "NNR"), namely:
1.    Nuclear Security Table Top Exercise;
2.    Routine Physical Security Inspection;
3.    Emergency Preparedness Inspection; and
4.    Routine Compliance Assurance Inspection.
The NNR has not yet responded to Nufcor’s Plan of Action on the Emergency Preparedness Inspection that was conducted on 23 May 2017. All outstanding actions as listed on the plan of action dated 31 August 2017 have been completed. Further detail in this regard has been uploaded in the Data Room (at sections 1.6.5.0.1. to 1.6.5.0.11. (both inclusive)).
The potential consequence of serious non-compliance with legal requirements, in extreme cases, is that the NNR can suspend a licence to export uranium.

13.	Including, without limitation, clause 12
The Nufcor Business, including its assets, are insured under the AngloGold group umbrella insurance scheme with Marsh, a copy of this policy has been uploaded in the Data Room (at sections 1.3.5.0.1 and 1.10.6.8.1.0.1). The portion paid in respect of Nufcor will be cancelled as at the Closing Date, from which period onwards the Purchaser will have to take out its own insurance.

14.	Including, without limitation, clause 13	Nufcor is a party to the legal proceedings in respect of Shiva Uranium, the details of which have been uploaded in the Data Room (at sections 1.5.0.1 to 1.5.0.7 (both included) and 1.5.0.27).

Item No.	Reference (without limitation)	Disclosure

Summary note of Nufcor vs Shiva

Nufcor cancelled the toll treatment agreement entered into with Shiva Uranium in 2007 on 11 February 2014. Summons was issued by Nufcor to Shiva Uranium on 28 May 2014 for an amount of R29,562 861.81. Shiva Uranium has defended the action and filed its plea in November 2014. Thereafter Nufcor replicated and Shiva Uranium sought to amend its plea. It did so and filed its amended pages in February 2015.

The pleadings have closed thus a trial date can be applied for and discovery can now occur. Nufcor is still considering bringing an amendment to the pleadings. Knowles Husain Lindsay Inc. Attorneys have been requested by Nufcor to currently hold this matter in abeyance.

Annexure B- MWC Warranties
15.	Including, without limitation, clause 1	There is currently no members register in respect of MWC but so far as AngloGold is aware, AngloGold is the sole legal owner of the MWC Members Interest.
16.	Including, without limitation, clause 1
AngloGold has entered into a loan agreement with MWC pursuant to which funds in respect of set-up costs of MWC in June 2007 in the region of R20,000,000 (twenty million Rand) were advanced by AngloGold to MWC. Such loan remains unpaid to date and is interest bearing. With effect from the Closing Date, AngloGold will cede and transfer any rights it has to this loan to the Purchaser.  AngloGold does not believe that MWC will be able to repay this loan.

17.
MWC supplies water to an informal village situated next to MWC for consideration which is paid by Chemwes (Pty) Ltd to MWC, pursuant to an arrangement not reduced to writing. The consideration payable is determined at cost of the river water. This supply of water will need to maintained post the Closing Date and will be regulated in the SLA’s.
Chemwes maintains some of MWC’s pipes for no consideration.

18.		AngloGold provides maintenance, inspection and financial services for no consideration to MWC. These services will no longer be provided after the Closing Date.

Item No.	Reference (without limitation)	Disclosure
VR Mining Business
19.	Including, without limitation, clause 1
Some consumables in the consumables stores contemplated in clause 1.2.191.5 of the Agreement are placed at the disposal of AngloGold on a pay as you use / consignment basis. Ownership does not transfer to AngloGold until such consumables are used.

20.	Including, without limitation clause 1
There is currently a long standing arrangement in place whereby AngloGold is obliged to provide emergency electricity services for consideration to Tau Lekoa Gold Mining Company (Pty) Ltd, utilising the Sale Assets contemplated in paragraph 11 of Annexure G(Mining Sale Assets) of the Agreement, pursuant to an emergency electricity supply agreement entered into between AngloGold and Tau Lekoa Gold Mining Company (Pty) Ltd, attached hereto as F4. This supply of emergency electricity will need to maintained post the Closing Date and will be regulated in the SLA’s.

21.	Including, without limitation, clause 4
In relating to the VR Mining Business, the financial guarantees in place in relation to AngloGold’s rehabilitation obligations in respect of the Vaal River region have been uploaded in the Data Room (at sections 1.10.6.1.2.0.1 to 1.10.6.1.2.0.13 (both inclusive)), (the "Vaal River Region Guarantees").

During the Interim Period, AngloGold will attempt to procure the upliftment of the thirteen aforementioned Vaal River Region Guarantees and will attempt to procure that they are consolidated and replaced with three financial guarantees in relation to AngloGold’s rehabilitation obligations in respect of (i) the Mining Areas to be transferred pursuant to the Kopanang Transaction; (ii) the Mining Areas to be transferred pursuant to the transaction contemplated under the Agreement; and (iii) AngloGold’s remaining operations.

22.	Including, without limitation, clause 5
In relation to the employee home ownership scheme currently in place in the freehold residential properties listed in paragraph (A) of Annexure I, employees are entitled to rights thereunder whereby they have potentially have a right, if they meet the requirements, to purchase the home in which they are residing. Further details in this regard have been uploaded in the Data Room (at section 1.2.3.3).

Pursuant to this scheme, properties are regularly Disposed of. In this regard, this process will continue during the Interim Period, in the Ordinary Course.

Item No.	Reference (without limitation)	Disclosure
23.	Including, without limitation, clause 5	AngloGold may, during the Interim Period, enter into new and/or amended lease agreements, in the Ordinary Course, in relation to areas where lease agreements are already in place.
24.	Including, without limitation, clause 5
The mining rights in respect of the Kopanang Mine overlap with the VR Mining Properties and similarly the mining rights in respect of Moab Khotsong Mine overlap with the Kopanang Mine properties to the extent depicted in the Data Room (at section 1.6.1.0.10).

The Moab Khotsong Mine provides water to Marlene Goldberg pursuant to an informal arrangement in place in terms of which water is supplied by the mine and this would need to continue post the Closing Date.

25.	Including, without limitation, clause 5	When the initial AngloGold employee home ownership scheme started, AngloGold became aware that banks in certain regions were not financing units containing asbestos material.

AngloGold then embarked on an asbestos assessment process. ENSA was appointed to assist with the inspection of the properties. These inspection are carried out by ENSA with consulting occupational hygienists.

The 1st assessment was conducted on the 12 July 2016 which determined that 62 properties contained more than 70% asbestos material (ceilings, fascia’s, barge boards and/or wall panels). The 70% asbestos homes are pre-fabricated homes.

The 2nd assessment was conducted on the 10 October 2016, which determined that 53 of the 58 properties assessed contained up to 40% asbestos material (ceilings, fascia’s and/or barge boards). The 40% asbestos houses are constructed of brick.

These two assessments indicated that the majority of the AGA properties contained some level of asbestos materials. The reason for this is that the use of asbestos materials in construction was extremely widespread in the 1960’s to the 1980’s when the AGA properties were built.

Item No.	Reference (without limitation)	Disclosure

AngloGold has decided that the 70% asbestos material homes will be demolished and/or will be vacated and no longer rented. When a 40% asbestos material home is identified (e.g. when it is to be sold to an employee), AngloGold remediates the home by having ENSA remove the asbestos material, whereafter AngloGold’s maintenance team replaces the items in question with other material. ENSA then issues an asbestos clearance certificate in respect of the home.

In terms of AngloGold’s findings, the properties containing asbestos materials are safe for continued habitation. The risk of harm arises when asbestos fibres become airborne, which could happen when an affected house is renovated or drilling of the affected materials takes place. No asbestos related claims have been made against AngloGold arising out of the occupation of the affected homes.

In terms of the current status of this issue, a 3rd Assessment was conducted on the 22 August 2017 in terms of which 60 properties were assessed and 42 properties were found to contain up to 40% asbestos material. A 4th assessment was conducted on the 2nd October 2017, in terms of which a further 60 properties were assessed. As at 18 October 2017, AngloGold is awaiting the final report on these properties.

As at 18 October 2017, 42 employee apply-to-buy properties containing up to 40% asbestos material have been remediated at an average cost of R20,000 per unit. It is planned that the next removal phase will be done on 24 October 2017 and 10 units will be repaired.

The pre-fabricated 70% asbestos material properties that become vacant have not been allocated to employees and some employees wanting to purchase these properties have been relocated to alternative accommodation that they can purchase. It is intended that employees in these pre-fabricated homes will be moved to alternative accommodation within a few months. No pre-fabricated homes will be transferred to the Purchaser under the Agreement.

The asbestos waste policy of AngloGold has been uploaded in the Data Room (at section 1.2.3.4.0.1) and the OHSA asbestos regulation has been uploaded in the Data Room (at section 1.2.3.4.0.2).

Item No.	Reference (without limitation)	Disclosure

AngloGold believes it is very likely that the homes to be transferred to the Purchaser under the Agreement which have not yet been assessed will have a similar asbestos material profile to the assessed homes discussed above, i.e. most of the homes will contain up to 40% asbestos material. In the event that the houses are remediated, the Purchaser will need to ensure compliance with the National Environmental Management: Waste Act, 2008 and the Regulations for prohibition over use, manufacturing, import and export of asbestos and asbestos containing material, 2008, which incorporate by reference the asbestos regulations, 2001 under OHSA.

26.	Including, without limitation, clause 5	It is arguable that there is a view that the freehold residential properties listed in paragraph (A) of Annexure I and the Village Property are subject to restrictions imposed by the OHSA.

The Village Property is a residential property which is not situated on a mining right but may arguably be situated on the "mining area". It may be argued that if buildings, structures, etc. on a mining area are not used in connection with searching, winning, exploiting or processing of a mineral or is not used for health and safety purposes, then such buildings, structures, etc do not constitute a "mine" or "mining". In other words, a mining town comprising of residential houses is not a mine or part of a mine, although it may be situated within the "mining area". Accordingly, there is a view that the Village Property will be governed by the provisions of OHSA and not the Mine Health and Safety Act 29 of 1996.

If this view is correct, then the freehold residential properties listed in paragraph (A) of Annexure I and the Village Property will not be capable of transfer without the necessary compliances being put in place, including electrical compliance certificates. In order to transfer the freehold residential properties listed in paragraph (A) of Annexure I and the Village Property, as a matter of law, conditions could be imposed by the municipality upon transfer and if township incorporation is required the amounts to be incurred therein could be significant (estimated to be in excess of R250 million).

27.	Including, without limitation, clause 5
Some of the Transferring Employees are entitled to rights of use pursuant to:
•    The AngloGold employee ownership housing scheme;
•    The Village Property Lease; and
•    The commercial leases uploaded in the Data Room (at section 1.2.3.2.5).

Item No.	Reference (without limitation)	Disclosure
28.	Including, without limitation, clause 5
In terms of the electricity supply agreement between Eskom and AngloGold (previously named Vaal Reefs Exploration and Mining Company Limited), as amended, entered into by the parties in 1993, Eskom has rights-of-way over the VR Mining Properties and the Village Properties along a route for the overhead electrical power lines and/or underground electric cables in perpetuity and free of charge for the purposes set out in the agreement.  A copy of this agreement, as amended, is attached hereto as F1.  In terms of this agreement, Eskom has the right to have these rights of way registered as notarial servitudes.

29.
A grievance memorandum, which has been uploaded in the Data Room (at section 1.10.4.8.0.7), was handed over to AngloGold by a representative of the Ward 21 branch of the African National Congress on behalf of the Umuzimuhle community, in terms of which certain grievances / demands were made, including that AngloGold should take on responsibility for the Integrated Development Plan ("IDP") (an IDP is a local government obligation). In terms of the IDP, it has been demanded that AngloGold provide free housing and WIFI, build a library, fire station and primary healthcare clinic, etc.

AngloGold has since responded thereto with a formal written reply in respect of which some initiatives have been put in place whereas others have not. Negotiations / discussions may continue to take place during the Interim Period.

30.	Including, without limitation, clause 7
Due to a failure to reach consensus on the commercial terms, there are concerns with the continuation of the underground geological and cover drilling contract entered into between Lesedi Drilling and Mining Contracting Company (Pty) Ltd. ("Lesedi") and AngloGold, attached hereto as F2, in respect of the Moab Khotsong Mine. AngloGold is of the opinion that there is a possibility that either party to that agreement may terminate this agreement, in accordance with its terms, during the Interim Period. Upon such termination, there is likely to be a disruption in operations as a replacement service provider will have to be sourced. A tender for the provision of the underground geological drilling service at the Moab Khotsong Mine has been issued and so far 4 (four) companies (including Lesedi) have tendered for such service. To the extent that the contract is not awarded to Lesedi, there is likely to be a disruption in operations for a period of time. A contract in this regard will be awarded in the upcoming months.

Item No.	Reference (without limitation)	Disclosure
31.	Including, without limitation, clause 8
In terms of AngloGold practice, employees may apply for an advance on salary up to a maximum of approximately the salary already accrued to the employee (generally up to one month’s salary).  These advances must be motivated to and authorised by AngloGold.  Few employees receive such advances. AngloGold also has a study loan policy in place, further details of which has been uploaded in the Data Room (at section 1.10.5.0.16).

32.	Including, without limitation, clause 8	The health records in relation to the Transferring Employees will be transferred to the Purchaser but these records have been maintained and stored by AngloGold Ashanti Health (Pty) Ltd.
33.	Including, without limitation, clause 8	There is a section 189 of the LRA process currently underway and parallel to that process AngloGold is attempting to enter into voluntary severance packages.

There is a retrenchment process in terms of section 189 and section 189A of the LRA currently in progress. This involves: the closure of the Savuka, Tau Tona and Kopanang mines; the retrenchment of a limited number of employees at Mponeng mine; and, the closure of certain medical facilities. During the facilitation process the consulting parties concluded a retrenchment avoidance agreement in terms of which the parties undertook to implement certain measures to reduce the number of retrenchments. This included the offering of voluntary severance packages (VSPs) at the unaffected business units and the cancelling of the contracts with contractors. No contracts were cancelled at Moab Khotsong but a relatively small number of voluntary severance packages were granted to employees at the mine. The formal facilitation process has been finalised and the process of identifying opportunities for the saving of jobs completed. However, the transferring of employees at Savuka and Tau Tona to vacancies at other business units will take some time. The first tranche of retrenched employees’ contracts will come to an end on 21 October 2017.

There is the possibility that Kopanang Mine may be sold, and that a limited number of  employees at the mine may be transferred to the Kopanang Purchaser, subject to an agreement being reached in terms of section 189A(6) of the LRA.

Item No.	Reference (without limitation)	Disclosure

AMCU is currently challenging the retrenchment process. Its arguments are not that clear but it appears that its main argument is that there has not been full compliance with the retrenchment avoidance agreement. It is possible that it may seek to interdict the retrenchments at Savuka and Tau Tona.

34.	Including, without limitation, clause 8
Certain health care services are provided to the Transferring Employees on a capitation fee basis at no cost to them but which cost of service provision is recovered by AngloGold Ashanti Health (Pty) Ltd from AngloGold. These services will cease to be provided on the Closing Date.

35.	Including, without limitation, clause 9
Across the entire suite of Mining Sale Assets, including, without limitation, the Village Properties and the VR Mining Properties, the area is underlaid by dolomite. As a consequence thereof sink-holes may appear from time to time.

36.
In terms of the East Vaal Agreement entered into between AngloGold and East Vaal Holdings (Pty) Ltd (which has been uploaded in the Data Room (at section 1.3.2.0.12) there is an obligation thereunder by AngloGold to pay royalties to East Vaal Holdings (Pty) Ltd which is linked to production at the Moab Khotsong Mine. These obligations will cease to exist before or upon implementation of the sale transaction contemplated under the Agreement. Accordingly, AngloGold will terminate this agreement on or before the Closing Date in accordance with its terms.

37.	Including, without limitation, clause 9	The notices issued by the DMR during the period 15 October 2015 to 17 October 2017 in respect of the Mining Areas or the Mining Rights have been uploaded in the Data Room (at section 1.6.4).
38.	Including, without limitation, clause 9
Section 92 Routine Inspection

AngloGold received a letter from the Regional Manager dated 12 June 2017, attached hereto as F3, stating that a "procurement compliance inspection" would be conducted in terms of section 92(a) and (b) of the MPRDA. Several of AngloGold’s suppliers were listed on the Regional Manager’s letter and were asked to attend the inspection and to bring supporting documentation evidencing their B-BBEE status.

Item No.	Reference (without limitation)	Disclosure

AngloGold received legal advice that the Regional Manager did not have authority under section 92(a) and (b) of the MPRDA to audit the B-BBEE status of AngloGold’s suppliers or to summon them to an inspection at AngloGold’s offices. AngloGold in any event, in an attempt to cooperate with the DMR, held the requested procurement inspection on 21 and 22 June 2017. The Regional Manager issued AngloGold with a "procurement inspection report" dated 29 June 2017 with the DMR’s assessments and findings on the status of several of AngloGold’s suppliers’ B-BBEE status, in which the DMR requested AngloGold to further investigate the B-BBEE status of certain suppliers. AngloGold wrote to the Regional Manager in a letter dated 10 October 2017 confirming that it had conducted several B-BBEE workshops and consultations with its suppliers and embarked on a process to confirm the B-BBEE status of its suppliers. AngloGold has not received any correspondence from the DMR in regard to this process since its letter to the DMR on 10 October 2017.

39.	Including, without limitation, clause 11	A notice / contravention letter by the Department of Energy was issued on 22 December 2015 regarding the South Uranium Plant, which notice has been uploaded in the Data Room (at section 1.6.3.1.0.3).
A response thereto was sent by AngloGold to the Department of Energy on or about January / February 2016 but it was not retained by the operations.
40.	Including, without limitation, clauses 11 and 12
•    AngloGold has received notices from the DMR in terms of section 93 of the MPRDA. During the period from 15 October 2015 to 17 October 2017, the following section 93 notice issued by the DMR and AngloGold’s response thereto, have been uploaded in the Data room (at sections 1.6.4.0.13 and 1.6.4.0.5 respectively):The instruction issued by the DMR to AngloGold in terms of section 93(1)(b)(i) of the MPRDA read with section 67 of the Amended Act, 49 of 2008, dated 9 March 2016; and
•    AngloGold’s response thereto regarding the request for the Director-General to set aside the order made in terms of section 93(1)(b)(i) of the MPRDA to AngloGold in respect of the mining right NW 30/5/1/2/2/04MR, 14MR, 15 MR and 16 MR situated in the magisterial districts of Viljoenskroon and Klerksdorp, dated 14 March 2016.

To date, the DMR has not responded to AngloGold’s response to the aforementioned notice. Accordingly, by virtue of law these notices have lapsed and are of no legal force or effect.

Item No.	Reference (without limitation)	Disclosure
41.	Including, without limitation, clauses 11 and 14
Occupational Lung Disease

1.    Background

On 3 March 2011 the Constitutional Court of South Africa held in the case of Mankayi vs. AngloGold, that section 35(1) of the Compensation for Occupational Injuries and Diseases Act (COIDA) does not cover an "employee" who qualifies for compensation in respect of "compensable diseases" under the Occupational Diseases in Mines and Works Act (ODIMWA).

2. Developments Following on the Mankayi decision:

2.1 AngloGold received a letter of demand in April 2011 from the Legal Resources Centre ("LRC") who claims to act on behalf of 22 former mineworkers. AngloGold has acknowledged receipt of the letter but to date AngloGold has not received any formal court documents or other correspondence from the LRC.

2.2 In June 2011 AngloGold received a letter of demand from Mbuyisa and Neale attorneys ("MN") (formerly Garrat Mbuyisa and Neale attorneys) acting on behalf of 12 former mineworkers. AngloGold acknowledged receipt of this letter but it did not receive any response until 8 October 2012 when it received 15 summonses and particulars of claim from MN. The 15 claimants cited in the summonses are not the same as those listed in the letter of demand. The particulars of claim attached to the summons are very similar to each other and the quanta of the claims vary from R488,000.00 to R5,4 million each.

On 11 October 2012 AngloGold received a further 16 summonses from MN. These new claims are substantially similar to the first 15 claims. These claims range from R350,000.00 to R7.7 million each. The total amount being claimed in the 31 summonses is R77m.

On 04 March 2016, AngloGold and Anglo American South Africa ("AASA") entered into a settlement agreement with claimants’ counsel for the full and final settlement with no admission of liability of all individual claims brought against AngloGold and 4,388 individual claims brought against AASA.

Item No.	Reference (without limitation)	Disclosure

An independent trust has been set up to administer the allocation of the settlement amount on the basis of claimants’ employment and medical histories. AngloGold and AASA will contribute, in stages, toward a total amount of up to R464 million (approximately $30 million as at 31 December 2015), which will be placed in the independent trust.

2.3 On 21 August 2013 an application was served on our attorneys ENS, for the consolidation of the previous class actions brought by Messrs Abrahams and Spoor as well as a request for an amendment whereby the Applicants wish to change the scope of the classes they requested the court to certify in the previous applications which they brought.

The Applicants now request certificate of 2 classes (the so-called "silicosis class" and a "tuberculosis class"), with 2 alternatives.

2.3.1 The first main class (the "Silicosis Class")
The silicosis class which the Applicants request the Court to certify comprises of:
a.    current and former mineworkers who have contracted silicosis, and the dependents of mineworkers who died of silicosis (whether or not accompanied by any other disease)-

i. where such mineworkers worked or have worked at least two years on one or more of the respondent gold mines after 12 March 1956; and
ii. whose claims are not amongst the claims which are to be determined in the arbitration of Blom and Others v Anglo American South Africa Ltd; and
iii. who are not named plaintiffs in the action instituted in the United Kingdom against Anglo American South Africa Ltd.

In other words, the Applicants now request the Court to group all mining companies together in respect of all the above employees or former employees who worked or work at any of the gold mines referred to for at least a period of two years, and who contracted silicosis or died of silicosis.

Item No.	Reference (without limitation)	Disclosure

2.3.2 Alternative to the first main class

If the Court declines to grant certification of the above class, then the applicants request the Court to certify as distinct classes, with reference to the particular respondent mining companies, the current and former mineworkers who have contracted silicosis and the dependants of mineworkers who died of silicosis (whether or not accompanied by any other disease).

There are 32 respondent mining companies listed by the applicants. In other words, in terms of this alternative, the Court is requested to certify 32 classes. The provisos to the classes are similar to those referred to in par 3.3.1 above.

2.3.3 The second class (the "Tuberculosis Class")

The second class which the Applicants request the Court to certify comprises of current and former mineworkers who died of pulmonary tuberculosis and the dependants of deceased mineworkers who died of pulmonary tuberculosis (but excluding silico-tuberculosis), where such mineworkers worked for at least two years on one or more of respondent gold mines after 12 March 1956.

2.3.4 The alternative to the request to certify the second class

The alternative to the request to certify the second class is similar to the alternative to the first class. In other words, 32 classes, referring to the 32 respondent gold companies are requested to be certified in respect of employees or former employees who contracted pulmonary tuberculosis and the dependants of employees who died of pulmonary tuberculosis (but excluding silico-tuberculosis) and who worked for at least two years on one or more of the gold mines "owned, operated, controlled and/or advised" by the respondent mining companies after 12 March 1956.

On 30 May 2014 AngloGold (along with many of the other respondents) submitted its answering affidavit to the application. The applicant submitted its replying affidavit on 15 September 2014.

Item No.	Reference (without limitation)	Disclosure

On 24 October 2014, Spoor and Kiewitz filed a notice of amendment, amending, amongst other things, the definition of the class by refining it to underground mineworkers who worked on the mines from 12 March 1965. Amendments are also made to the first and second stages of the class action. The first stage is to resolve common issues and the second stage allows the individuals to opt in to the class to make their claims against the respondent mining companies. AngloGold is not opposing the notice of amendment. Gold Fields, AASA, Harmony and Sibanye are also not opposing the notice of amendment. Any opposition to the notice of amendment was scheduled to be heard during the week of 23 February 2015. The notice of amendment proceeded on an unopposed basis.

The application to certify the class was heard during the weeks of 12 and 19 October 2015.
Judgment was handed down on 13 May 2016.
The High Court ordered, inter alia, as follows:
1. The following group of persons constitutes a class:
1.1 Current and former underground mineworkers who have contract silicosis, and the dependants of underground mineworkers who died of silicosis (where or not accompanied any other disease)
1.1.1 Where such mineworkers work or have worked on one or more gold mines listed on an attached "Annexure A", after 12 March 1965 (the "silicosis class");
2. The following group of persons constitutes a class:

2.1    Current and former underground mineworkers who have contracted pulmonary tuberculosis, and the dependants of deceased underground mineworkers who died of pulmonary tuberculosis (but excluding silico-tuberculosis), where such mineworkers work or have worked for a for at least two years on one or more of the gold mines listed on an attached "Annexure A" after 12 March 1965 (the "pulmonary tuberculosis class").

Item No.	Reference (without limitation)	Disclosure
3. The attorneys of record for the applicants are certified as the legal representatives of the members of the classes for the further conduct of the class action as follows:
3.1 Abrahams Kiewitz Incorporated ("Abrahams"); Richard Spoor Inc. Attorneys ("Spoor") and the ""LRC are certified as the joint legal representatives of the members of the silicosis class;
3.2 Abrahams is certified as the legal representative of the members of the pulmonary tuberculosis class; and
3.3 The fee arrangements are authorised in respect of the legal representatives of the class.
4. The High Court directed the steps to be taken to give notice of the class action to members of the classes in accordance with the notice attached to the order ("notice"):
4.1. The applicants’ legal representatives shall publish the notice:
4.1.1 As an advertisement in the newspapers listed in the order once per week for 4 weeks.
4.1.2 As a radio announcement, broadcast on each listed radio station twice daily on alternate days for 4 weeks;
4.1.3 On a prominent notice board at each of the offices of the applicants’ legal representatives for 180 days;
4.1.4 On a prominent notice board at each office of the Employment Bureau of Africa in Southern Africa for a period of 180 days;
4.1.5 On a prominent notice board at each Justice Centre and public office of Legal Aid South Africa for a period of 180 days;
4.1.6 On a prominent notice board at each regional office of the NUM and AMCU for a period of 180 days;

Item No.	Reference (without limitation)	Disclosure
4.1.7 By procuring Legal Aid South Africa to circulate the notice to each of its attorneys and candidate attorneys;

4.1.8 By delivering a copy of the notice to each advice office, paralegal office and community-based organisation with which the applicants’ legal representatives are familiar and which are likely, in the opinion of the applicants’ legal representatives, to be approached by members of the class; and

4.1.9 The websites of the applicants’ legal representatives.
4.2. The respondents (mining companies) shall publish the notice:
4.2.1 On a prominent notice board for mineworkers at each mine owned, operated, controlled and/or advised by the respondents for a period of 180 days;
4.2.2 On the homepage of each respondents’ website for a period of 180 days.
5. The respondents are jointly and severally liable for half of the mineworkers’ costs of publicising the notices in 2 above.

6.    It is declared that any claimant, who has claimed for general damages, and who has died or dies prior to the finalisation of his case, will have such general damages transmissible to his estate, regardless of whether he has joined the class action or not. The claim for general damages in this case shall be transmissible from the date when the certification application was launched in August 2012.

7.    The High Court ordered a two stage process in the class action. The first stage is to resolve common issues and is an opt-out stage for class members and the second stage allows the individuals to opt in to the class to make their claims against the respondent mining companies.

8. It is ordered that any settlement agreement reached by the parties shall only be of force and take effect if approved by the High Court.

Item No.	Reference (without limitation)	Disclosure

AngloGold together with the other respondent companies applied to the High Court for leave to appeal the order to the Supreme Court of Appeal. The application to appeal the transmissibility of damages order in paragraph 4 above was granted. The application to appeal the remaining orders was denied.

AngloGold together with the other respondents petitioned the Supreme Court of Appeal for leave to appeal the remaining orders. The Supreme Court of Appeal has granted the respondents leave to appeal the entire High Court ruling. The hearing of the appeal has been set down from 19 to 23 March 2018.

2.4 In February 2016 AngloGold received 5 new individual claims from Xulu Attorneys. Xulu Attorneys are supported by Dave Coleman, an Irish solicitor. The claimants are:

•    Sitembiso Sifuba, who claims to have worked at Western Deep Levels Gold Mine from 1994 to 2000;
•    Moses Sifingo, who claims to have worked Western Deep Levels Gold Mine from 1982 to 1989;
•    Jongisile Mbambo, who claims to have worked at Vaal Reefs Gold Mine from 1979 to 1991;
•    Mkhululi Sifingo, who claims to have worked at Western Deep Levels Gold Mine from 1973 to 1987; and
•    Mheleli Butshing, who claims to have worked at Free State Geduld Mine from 1987 to 1991.

Xulu attorneys have withdrawn these claims. All of the Xulu Attorneys’ particulars of claim were similar and all of the claimants are claiming damages in the amount of R1 280 000.00.
By virtue of the transaction contemplated under the Agreement, the Purchaser will be taking on the liability provisions as regulated under the OLD Agreement.
42.		The Eskom Electricity Supply Agreement as amended (including the Eskom standard conditions of supply – large power users) is attached hereto as F1.

Annexure G	– Mining Sale Assets

1.
the Great Noligwa Mine operated by AngloGold, being the mining operation and related infrastructure, in the municipalities of Moqhaka, North-West Province, South Africa, established to access and mine minerals per the Amended Vaal River Mining Right, as depicted as such in Annexure L, comprising all fixed plant, equipment and infrastructure, as well as movable equipment related to such operations as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.10.6.10.1.0.3 in the Data Room (the "Great Noligwa Mine");

2.
the Moab Khotsong Mine operated by AngloGold, being the mining operation and related infrastructure in the municipalities of Moqhaka, North-West Province, South Africa, established to access and mine minerals per the Amended Vaal River Mining Right and the Moab Extension Mining Right, as depicted as such in Annexure L, comprising all fixed plant, equipment and infrastructure, as well as movable equipment as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.10.6.10.1.0.4 in the Data Room (the "Moab Khotsong Mine");

3.	the Great Noligwa Plant Complex (the "Great Noligwa Plant Complex"), situated adjacent to the Great Noligwa Mine, comprising of collectively:

3.1.
the South Uranium Plant, as depicted as such in Annexure L, and all related infrastructure and equipment as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.10.6.10.1.0.5 in the Data Room;

3.2.
the Great Noligwa Gold Processing Plant, including the Great Noligwa Backfill Plant and the Vaal River Smelt House, all as depicted as such in Annexure L, and all related infrastructure and equipment as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.10.6.10.1.0.6 in the Data Room;

3.1.
the Mispah Gold Plant, as depicted as such in Annexure L, and all related fixed processing infrastructure and equipment as at the Closing Date, being (as at the Signature Date) the assets listed in folder 1.10.6.10.1.0.7 in the Data Room;

4.
the marginal ore rock dumps situated at the Great Noligwa Mine and the Moab Khotsong Mine, both as depicted as such in Annexure L and which the Purchaser acquires as moveable assets, but excluding all other marginal ore rock dumps in the Vaal River Region and related operations, fixed infrastructure and fixed and mobile mining equipment;

5.
the Great Noligwa Primary Healthcare Centre, situated in the Vaal River Region, as depicted as such in Annexure L, but excluding all hospital and other medical centres located in the Vaal River Region and equipment related thereto;

6.	the Moab Khotsong Primary Healthcare Centre forming part of the Moab Khotsong Mine, situated in the Vaal River Region, as depicted as such in Annexure L;

7.
certain high density accommodation units located in the Vaal River Region including but limited to the Great Noligwa residences (including visiting wives centres), the Vaal River Boarding House, the East Single Quarters, and Vaal Lodge (also known as Gold House), all as depicted as such in Annexure L, as well as No. 3 Hostel and the James Motlatsi Hostel, but specifically excluding Kopanang residence, 7 Shaft Residence (including visiting wives centre) and No.6 Hostel);

8.	all infrastructure, as at the Closing Date, forming part of the Vaal River Region district offices as situated on the Mining Areas, as depicted as such in Annexure L;

9.
all Vaal River Region compulsory training units, including but limited to the Gateway Training Centre and the Trackless Mining Training Centres (both of which are situated on the Mining Areas) and which includes occupational health (acclimatisation), psychometric testing and safety training as well as the ATDS Engineering Training Centre situated adjacent to the Vaal River Village as depicted as such in Annexure L;

10.
certain infrastructure and equipment (other than infrastructure and equipment owned by third parties) related to security services related directly to the Great Noligwa Mine and the Moab Khotsong Mine, the Great Noligwa Plant Complex as situated adjacent to the Gateway Training Centre as depicted as such in Annexure L, but excluding all other infrastructure and equipment (including helicopters owned by AngloGold) related to security services in the Vaal River Region;

11.
Vaal River Region Services (other than services to be retained by AngloGold pursuant to arrangements and understandings between the Parties and services to be regulated by way of an SLA) related directly to the Great Noligwa Mine and the Moab Khotsong Mine, the Great Noligwa Plant Complex and, as at the Closing Date, all related infrastructure (compressed air, two emergency backup generators at #1 shaft and the #1 shaft substation and two emergency backup generators at Moab Khotsong Mine, waste management, outside services, potable water, road transport including the transport yard and the blacksmith shop, sewerage plants, surface lighting, the domestic waste disposal site) and equipment related thereto;

12.	the metallurgical management office as situated on the Mining Areas, as depicted as such in Annexure L;

13.
AngloGold owned infrastructure as at the Closing Date related to community and social development projects related directly to the Great Noligwa Mine, the Moab Khotsong Mine and the Great Noligwa Plant Complex;

14.	the metallurgical warehouse as situated at the South Uranium Plant, but excluding all other warehouses in the Vaal River Region.

Annexure H	SLA's

1.
Service agreement between the Purchaser and the Kopanang Purchaser, in terms of which, the Purchaser shall provide sewage treatment services to the Kopanang Purchaser in respect of the Kopanang shaft, the Kopanang Residence and West Gold Plant.

2.
Service agreement between the Purchaser and the Kopanang Purchaser, in terms of which, the Purchaser agrees to provide the Kopanang Purchaser with potable water to the Kopanang shaft from the AEL reservoirs.

3.	Service agreement between the Purchaser and the Kopanang Purchaser, in terms of which, the Purchaser supplies the Kopanang Purchaser with compressed air as generated at the Moab Khotsong Mine.

4.
Service agreement between the Kopanang Purchaser and the Purchaser, in terms of which the Kopanang Purchaser agrees to supply the Purchaser with compressed air (on a back-up basis should the Purchaser’s compressors situated Moab Khotsong Mine fail).

5.	Service level agreement between the Kopanang Purchaser and the Purchaser, in terms of which, the Purchaser shall provide the Kopanang Purchaser with emergency power generation to the Kopanang shaft.

6.
Service level agreement between the Tau Lekoa (an Affiliate of the Kopanang Purchaser) and the Purchaser, in terms of which, the Purchaser shall provide the Tau Lekoa with emergency power generation to the Tau Lekoa mine.

7.	Service agreement between AngloGold and the Purchaser for the management of stormwater between the Noligwa Gold Plant green tanks and the AEL dams.

8.	Service agreement between the Kopanang Purchaser and the Purchaser for the treatment of sewage and effluent by the Purchaser for the Kopanang Shaft and Kopanang Residence.

9.	Service agreement between the Purchaser and AngloGold for the treatment of sewage and effluent by the Purchaser for the Kopanang Gold Plant.

10.	Service agreement between the Purchaser and AngloGold for the receipt by Kopanang Gold Plant of the process water from the 8 shaft settling dams.

11.	Service agreement between the Purchaser, AngloGold and the Kopanang Purchaser for the supply of potable water to the Kopanang Shaft at the Kopanang reservoirs from the AEL reservoirs.

12.	Service agreement between the Purchaser and AngloGold for the supply of potable water to the East Complex pump station.

13.	Service agreement between the Purchaser and AngloGold for the supply of potable water at the 1 Shaft offices that fall outside of the Village Greater Property.

14.	Service agreement between the Purchaser and AngloGold for the supply of electricity to the 1 Shaft offices that fall outside of the Village Greater Property.

15.	Service agreement between the Purchaser and AngloGold for the treatment of sewage and effluent at the 3 Shaft WWTP offices.

16.	Service agreement between the Purchaser, Kopanang Purchaser and AngloGold for the use of the domestic waste landfill site by AngloGold and the Kopanang Purchaser at the Village.

17.
Service agreement between the Purchaser and AngloGold in respect of the rail link between the Moab Khotsong Mine and the Great Noligwa Plant complex, in terms of which, AngloGold will provide services to the Purchaser, which include the provision of locomotives and the operation thereof and the maintenance of the rail link in order to assist the Purchaser with the transport of ore between the Moab Khotsong Mine and the Great Noligwa Plant Complex. It is recorded and agreed that the rail link between the Moab Khotsong Mine and the Great Noligwa Plant Complex shall also be utilised and maintained by AngloGold following the Closing Date in accordance with this service agreement and, accordingly, the Purchaser shall be required to do all such things as may be necessary to ensure that AngloGold has unfettered access to such rail link.

18.
Service agreement between the Purchaser and the Kopanang Purchaser for access to the Core Yard to allow the Kopanang Purchaser to fetch its geological core at the Core Yard (other than the Core) within the first six months following the Closing Date.

19.
Service agreement between the Purchaser and AngloGold for access to the Core Yard to allow AngloGold and third parties to fetch their geological core at the Core Yard (other than the Core) within the first six months following the Closing Date.

Annexure I	– VR Mining Properties

(A)	FREEHOLD RESIDENTIAL PROPERTIES
The freehold residential properties listed in folder 1.2.3.2.0.12 of the Data Room.

(B)	MINE AREA PROPERTIES

No	Property Description	Portion Number	Hectares	Title Deed No.	Zoning
1	Anglo 593 (Viljoenskroon)	The Farm	167.3825	597/2016	Agricultural
2	Crystalkop 69 (Viljoenskroon)	The Farm	342.6129	755/1981	Agricultural
3	Doornkom West 446 (Viljoenskroon)	RE	302.9868	755/1981	Agricultural
4	Hoekplaats 598 (Viljoenskroon)	The Farm	244.4942	14695/2015	Agricultural
5	Mispah 274 (Viljoenskroon)	The Farm	603.7393	9733/1990	Agricultural
6	Moab 279 (Viljoenskroon)	The Farm	603.6089	27272/2001	Agricultural
7	Zaaiplaats 190 (Viljoenskroon)	RE/2	205.6457	8032/1990	Agricultural
8	Zuiping 394 (Viljoenskroon)	1	92.5056	755/1981	Agricultural
9		3	92.5056		Agricultural
10		4	92.5056		Agricultural
11		5	92.5055	4179/1968	Agricultural
12	Pretorius Kraal 53 (Viljoenskroon)	20	21.4990	14891/1980	Agricultural

Annexure J	Village Property
Those portions of Portion 3 and the Remaining Extent of the farm Vaalkop No. 439, Registration Division IP, North-West Province and held by Title Deed No. T1744/1946 and T78274/1999 respectively and Portion 4 of the farm Modderfontein No. 440, Registration Division IP, North-West Province and held by Title Deed No T6528/1966, as depicted in Annexure M, (the "Village Property"), which Village Property will be created by the subdivision and consolidation of various portions of Portion 3 and the Remaining Extent of the farm Vaalkop No. 439, Registration Division IP, North-West Province and Portion 4 of the farm Modderfontein No. 440 as contemplated in clause 11.6 of the Agreement.

Annexure K	– Nufcor Property

No	Property Description	Portion Number	Hectares	Title Deed No.
1	Panvlakte 291 IQ	1	122,6968	T40287/2015

Annexure L	– Vaal River Region Plan

Annexure M	–Village Property

Annexure N	– VR Mining Surface Right Permits

No	Description	Farm	Old Permit Number	New Permit Number	RMT Number
1	Effluent dam with fencing	Crystalkop 69, Viljoenskroon District	56/71	419/2006	0.32/71
2	Area for Waste Rock Dump	Zuiping 394, Viljoenskroon District	105/72	130/2006	0.57/72
3	Sewerage disposal works with fencing	Crystalkop 69, Viljoenskroon District	81/73	416/2006	0.100/73
4	Area for mine security offices with fencing	Zuiping 394, Viljoenskroon District	15/74	432/2006	0.116/73
5	Shaft equipment, offices and store yard with fencing	Zuiping 394, Viljoenskroon District	61/75	430/2006	0.270/74
6	Training centre with fencing	Zuiping 394 and Crystalkop 69, Viljoenskroon District	21/76	418/2006	0.38/76
7	Residential quarters with fencing	Crystalkop 69 and Zuiping 394, Viljoenskroon District	173/77	420/2006	0.201/77
8	Reduction works, underground drain etc.	Doornkom West 446, Crystalkop 69 and Zuiping 394, Viljoenskroon District	177/77	417/2006	0.219/77
9	Recreation grounds, general offices and store yard, bridge, railway line, road, underground electric cables, water pipeline, sewer pipelines	Zuiping 394 and Crystalkop 69, Viljoenskroon District	187/77	421/2006	0.255/77
10	1) Road, water pipelines, compressed air column, overhead electric power line, sewer pipeline and telephone line with fencing. 2) Road and sewer pipeline. 3) Road with fencing. 4) Road with fencing	Zuiping 394, Crystalkop 69 and Doornkom West 446, Viljoenskroon District	267/77	422/2006	0.291/77
11	Extension to waste rock dump	Zuiping 394, Viljoenskroon District	98/80	428/2006	0.142/80
12	Visiting Centre for wives of employees with fencing	Zuiping 394, Viljoenskroon District	116/81	426/2006	0.89/81

13	Uranium plant with fencing	Doornkom West 446, Crystalkop 69 and Zuiping 394, Viljoenskroon District	10/84	423/2006	0.1/84
14	i) Shaft equipment, with fencing ii) Waste rock dump, with fencing	Mispah 274, De Hoek 114 and Zaaiplaats 190, Viljoenskroon District	5/96	08/2004	0.1/96
15	Core Yard with fencing	Nooitgedacht 434 IP, district Klerksdorp	121/81	242/2006	0.110/81

Annexure O	– Village Surface Right Permits

No	Description	Farm	Old Permit Number	New Permit Number	RMT Number
1.	Water pipelines	Vaalkop 439 IP, district Klerksdorp	C26/57	132/2006	49
2.	Recreation ground with fencing	Vaalkop 439 IP, district Klerksdorp	C39/57	127/2006	336
3.	Married quarters with fencing	Vaalkop 439 IP, district Klerksdorp	C40/57	155/2006	342
4.	A mine road	Vaalkop 439 IP, district Klerksdorp	C43/57	154/2006	338
5.	Single quarters with fencing	Vaalkop 439 IP, district Klerksdorp	C46/57	158/2006	348
6.	Reservoirs and pumps with fencing	Vaalkop 439 IP, district Klerksdorp	C47/57	157/2006	349
7.	Police camp with fencing	Vaalkop 439 IP, district Klerksdorp	C11/58	152/2006	351
8.	8" water pipeline	Vaalkop 439 IP, district Klerksdorp	C15/60	197/2006	447
9.	1) Mine road 20' wide 2) Water pipeline	Vaalkop 439 IP, district Klerksdorp	C21/62	176/2006	620
10.	1) Extension to married quarters with fencing. 2) Sewer pipeline. 3) Mine roads.	Vaalkop 439 IP, and Modderfontein 440 IP, district Klerksdorp	C12/66	203/2006	827
11.	1) Extension to married quarters with fencing, 2) Mine road	Vaalkop 439 IP and Modderfontein 440 IP, district Klerksdorp	138/68	178/2006	0.71/68
12.	Residential quarters with fencing	Modderfontein 440 IP, district Klerksdorp	113/69	172/2006	0.46/69
13.	Mashie course and mine nursery	Modderfontein 440 IP, district Klerksdorp	49/76	185/2006	0.70/76
14.	Recreation grounds with fencing	Vaalkop 439 IP, district Klerksdorp	160/77	140/2006	0.145/77
15.	Recreation ground and heliport both with fencing	Vaalkop 439 IP, district Klerksdorp	237/77	141/2006	0.136/77
16.	Reservoirs, water pipelines, U/G electric cables and overhead lighting	Vaalkop 439 IP and Modderfontein 440 IP, district Klerksdorp	265/77	169/2006	0.224/77
17.	Residential quarters	Vaalkop 439 IP, district Klerksdorp	94/79	143/2006	0.42/78
18.	Mine police barracks with fencing	Vaalkop 439 IP, district Klerksdorp	149/79	169/2006	0.224/77
19.	Storm water drain, sewer pipeline, electric cables, and residential quarters with fencing	Modderfontein 440 IP, district Klerksdorp	192/79	168/2006	0.69/79

20.	Buried drain pipeline	Vaalkop 439 IP, district Klerksdorp	213/80	144/2006	0.285/80
21.	Extension to residential quarters with fencing	Witkop 438 and Vaalkop 439 IP, district Klerksdorp	11/81	145/2006	0.173/80
22.	Extension to residential quarters for with fencing	Modderfontein 440 IP, district Klerksdorp	111/82	159/2006	0.120/82
23.	Sewerage disposal works with fencing	Vaalkop 439 IP, district Klerksdorp	C44/57	200/2006	346
24.	1) Sewerage disposal works with fencing 2) Waste rock dump with fencing 3) Sewer pipeline	Vaalkop 439 IP, district Klerksdorp	C45/60		497
25.	Sewerage pipeline situated	Vaalkop 439 IP, district Klerksdorp	C33/57		343
26.	Bantu compound with fencing	Vaalkop 439 IP, district Klerksdorp	C44/60	196/2006	453

Annexure P	– Sale Liabilities

1.	all obligations and liabilities (whether existing or arising), other than the Environmental Obligations, in respect of the Sale Assets;

2.	all health and safety obligations (but excluding any liability arising in respect of any claim relating to or in connection with OLD for the period prior to the Closing Date);

3.
all employee obligations which arise after the Closing Date related to the Transferring Employees (including without limitation unpaid salary, pension, medical benefits, long service awards and any other applicable employee benefits not paid, as well as the amounts referred to in clause 21.1.3), including all CAWMS Liabilities;

4.	all contractual obligations in respect of the Contracts;

5.	all assessment rates for VR Mining Properties and the Village Property arising after the Closing Date;

6.
all industry charges (including without limitation refining charges, COM subs, Ubank cash and recruitment, SIMRAC, Licence Fees, CPU Charges, GSMI ODMWA levies), charged directly to or allocated to the Sale Assets.

Annexure Q	Vaal River Relevant Portion

U01
U02
U03
U04
U05
NOAB AREA
KOPANANG AREA
VR RELEVANT PORTION
GROOTDRAAI
MOAB EXTENSION
KLEINFONTEIN
CAPE GOLD
VAALKOP 439 IP
GROOTDRAAI 463
PRETORIUS KRAAL 13
MISPAH 234
NOAB 279
ALTONA 90
PILGRIMS ESTATE 373
WITRAND
GROENFONTEIN
SIESIEFONTEIN 173
JACKALS FONTEIN 443

Annexure R	– Template share transfer form

Annexure S	– Template Director Resignation Letter
[—] (Registration No. [—]) [Drafting Note: Name and registration number of company to be inserted.]
(the "Company")
[—] [Drafting Note: Address of company to be inserted.]

And to: The Commissioner
The Companies and Intellectual Property Commission of South Africa

Dear Sirs
LETTER OF RESIGNATION
I, the undersigned, [—] (Identity No. [—]) hereby for the purposes of section 70(1)(b)(i) of the Companies Act, No. 71 of 2008 (as amended), resign as a [director/alternate director] of the Company with effect from the later of:

1.
the Closing Date (as defined in the agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited and Coreland Property Investment Company Proprietary Limited on or about [—]); and

2.	the appointment of any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] to the board of directors of the Company.
I hereby acknowledge that I have no claim for compensation for loss of office as director or for unfair or wrongful dismissal or redundancy or any other claim whatsoever against the Company, its servants, directors, officers, agents or employees. I acknowledge that there is no outstanding agreement or arrangement under which the Company has or could have any obligations to me.

Yours faithfully

Signature:____________________
Name:
Date:

Annexure T	Template Nominated Member Resignation Letter
[—] (Registration No. [—]) [Drafting Note: Name and registration number of company to be inserted.]
(the "Company")
[—] [Drafting Note: Address of company to be inserted.]

Dear Sirs
LETTER OF RESIGNATION
I, the undersigned, [—] (Identity No. [—]) hereby resign as a nominated member of the Company with effect from the Closing Date (as defined in the agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited and Coreland Property Investment Company Proprietary Limited on or about [—]).
I hereby acknowledge that I have no claim for compensation for loss of office as a nominated member or any other claim whatsoever against the Company, its servants, directors, officers, agents or employees. I acknowledge that there is no outstanding agreement or arrangement under which the Company has or could have any obligations to me.

Yours faithfully

Signature:____________________
Name:
Date:

Annexure U	– Template Trustee Resignation Letter
Uranium environmental trust (Master's IT No. 11747/96)
(the "Trust")
[—] [Drafting Note: Address of trust to be inserted.]

Dear Sirs
LETTER OF RESIGNATION
I, the undersigned, [—] (Identity No. [—]) hereby resign as a trustee of the Trust with effect from the later of:

1.
the Closing Date (as defined in the agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited and Coreland Property Investment Company Proprietary Limited on or about [—]); and

2.	the appointment of any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] to the board of trustees of the Trust, and in each case provided that at least 30 (thirty) days have passed after the date of this resignation letter in accordance with clause 6.4 of the trust deed of the Trust.
I hereby acknowledge that I have no claim for compensation for loss of office as trustee or any other claim whatsoever against the Trust, its servants, trustees, officers, agents or employees. I acknowledge that there is no outstanding agreement or arrangement under which the Trust has or could have any obligations to me.

Yours faithfully

Signature:____________________
Name:
Date:

Annexure V	– Template Nufcor board resolution
NUCLEAR FUELS CORPORATION OF SOUTH AFRICA PROPRIETARY LIMITED
(Registration No. 1951/002768/07)
(the "Company")
_____________________________________________________________________________________
ROUND ROBIN RESOLUTIONS PASSED BY THE DIRECTORS OF THE COMPANY
______________________________________________________________________________________
CONSENT TO WAIVE NOTICE OF THE MEETING
All of the directors of the Company hereby consent to the resolutions being passed in terms of section 74 of the Companies Act No. 71 of 2008 (as amended) and acknowledge having received notice of the matter to be decided in terms of these resolutions and, accordingly, to the extent required, waive the requirement to be given notice of the meeting.
WHEREAS:

1.
AngloGold Ashanti Limited (Registration No. 1944/017354/06) ("AngloGold"), Harmony Gold Mining Company Limited (Registration No. 1950/038232/06) and Coreland Property Investment Company Limited (Registration No. 2006/039120/07) (the "Purchaser") wish to enter into an agreement in terms of which, inter alia, AngloGold agrees to: (i) sell and transfer 1 450 000 (one million four hundred and fifty thousand) ordinary shares with a par value of R2 (two Rand) each in the issued share capital of the Company (the "Nufcor Sale Shares"); and (ii) sell, cede and transfer 100% (one hundred percent) of its claims on loan account against the Company (the "Nufcor Sale Claims"), to the Purchaser, on the terms and conditions contained therein (the "Agreement).

2.
Mzikayise Theo Qabaka ("Qabaka"), Shawn Philip Snell ("Snell"), Steven Paul Rickman ("Rickman") and Robert Paul Harling Hayes ("Hayes") wish to resign as directors of the Company with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a director of the Company.

3.	Peter Johannes Redelinghuys ("Redelinghuys") wishes to resign as an alternate director of the Company with effect from the Closing Date (as defined in the Agreement).

4.
The Company wishes to appoint [—], [—] and [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] as directors of the Company with effect from the Closing Date (as defined in the Agreement). In this regard, the board of directors of the Company (the "Board") have received written letters of consent to serve as a director from each of [—], [—] and [—], as well as a written resolution signed by the sole shareholder of the Company electing [—], [—] and [—] for appointment as directors of the Company.

5.	An execution version of the Agreement has been circulated to the Board together with this round robin resolution and have been considered by the Board.
ACCORDINGLY THEREFORE THE BOARD RESOLVES:

1	RESOLUTION NUMBER 1 – SALE OF NUFCOR SALE EQUITY
RESOLVED THAT:

(i)
The sale, registration and transfer by AngloGold of the Nufcor Sale Shares and the sale and cession of the Nufcor Sale Claims to the Purchaser pursuant to the terms and conditions of the Agreement be and is hereby unconditionally approved;

(ii)
the Purchaser’s name be duly entered in the Company’s securities register as the registered owner of the Nufcor Sale Shares pursuant to the sale and transfer of the Nufcor Sale Shares to it in terms of the Agreement;

(iii)	the existing share certificate/s which reflect AngloGold as the registered owner of the Nufcor Sale Shares be cancelled;

(iv)	a new share certificate be issued to the Purchaser in respect of the Nufcor Sale Shares pursuant to the implementation of the Agreement; and

(v)	any two directors of the Company (acting together) or the company secretary be and are hereby authorised to sign the share certificate referred to in resolution 1(iv) above.

2	RESOLUTION NUMBER 2 – RESIGNATION OF QABAKA AS DIRECTOR OF THE COMPANY
RESOLVED THAT the resignation of Qabaka as a director of the Company, with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a director of the Company, is noted and accepted.

3	RESOLUTION NUMBER 3 – RESIGNATION OF SNELL AS DIRECTOR OF THE COMPANY
RESOLVED THAT the resignation of Snell as a director of the Company, with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a director of the Company, is noted and accepted.

4	RESOLUTION NUMBER 4 – RESIGNATION OF RICKMAN AS DIRECTOR OF THE COMPANY

RESOLVED THAT the resignation of Rickman as a director of the Company, with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a director of the Company, is noted and accepted.

6.	RESOLUTION NUMBER 6 – RESIGNATION OF HAYES AS DIRECTOR OF THE COMPANY
RESOLVED THAT the resignation of Hayes as a director of the Company, with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a director of the Company, is noted and accepted.

7.	RESOLUTION NUMBER 7 – RESIGNATION OF REDELINGHUYS AS ALTERNATE DIRECTOR OF THE COMPANY
RESOLVED THAT the resignation of Redelinghuys as an alternate director of the Company, with effect from the Closing Date (as defined in the Agreement) is noted and accepted.

8.	RESOLUTION NUMBER 8 – APPOINTMENT OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the appointment of [—] as a director of the Company, effective as at the Closing Date (as defined in the Agreement), be and is hereby approved.

9.	RESOLUTION NUMBER 9 – APPOINTMENT OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the appointment of [—] as a director of the Company, effective as at the Closing Date (as defined in the Agreement), be and is hereby approved.

10.	RESOLUTION NUMBER 10 – APPOINTMENT OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the appointment of [—] as a director of the Company, effective as at the Closing Date (as defined in the Agreement), be and is hereby approved.

11.	RESOLUTION NUMBER 11 – GENERAL AUTHORISATION AND RATIFICATION

RESOLVED THAT:

(vi)
any 1 (one) director of the Company be and is hereby authorised and empowered for and on behalf of the Company to sign and to do all such things and take all such things and take all such actions as may be necessary and/or required to give effect to and implement the resolutions above (including, but not limited to, any letters, addenda, documents, resolutions and company secretarial forms); and

(vii)
to the extent that anything referred to in the resolutions above has been done prior to the date of this resolution then the relevant such action (and the relevant director’s conduct in this regard) is hereby unconditionally and irrevocably ratified and approved.

These resolutions may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same resolution as at the date of signature of the director last signing one of the counterparts.

Director Name: Date:_________________________

Director Name: Date:_________________________

Director Name: Date:_________________________

Director Name: Date:_________________________

Director Name: Date:_________________________

Director Name: Date:_________________________

Director Name: Date:_________________________

Annexure W	– Template Nufcor shareholder resolution
NUCLEAR FUELS CORPORATION OF SOUTH AFRICA PROPRIETARY LIMITED
(Registration No. 1951/002768/07)
(the "Company")

RESOLUTIONS BY THE SOLE SHAREHOLDER OF THE COMPANY

IT IS NOTED THAT the Company has only one shareholder and, accordingly, the sole shareholder of the Company is entitled, pursuant to section 57(2) of the Companies Act No. 71 of 2008 as amended ("Companies Act"), to exercise the rights contained in this resolution without notice or compliance with any other internal formalities of the Companies Act.

IT IS FURTHER NOTED THAT the Company wishes to appoint [—], [—] and [—] [Drafting Note: Details of the Purchaser's nominees to be inserted.] as directors of the Company.

RESOLVED THAT:-

1.	ORDINARY RESOLUTION 1
[—] be and is hereby appointed as a director of the Company, with effect from the Closing Date (as defined in the agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited and Coreland Property Investment Company Proprietary Limited on or about [—] (the "Agreement")).

2.	ORDINARY RESOLUTION 2
[—] be and is hereby appointed as a director of the Company, with effect from the Closing Date (as defined in the Agreement).

3.	ORDINARY RESOLUTION 3
[—] be and is hereby appointed as a director of the Company, with effect from the Closing Date (as defined in the Agreement).

4.	ORDINARY RESOLUTION 5
Any director, or any other person authorised by the board of directors, is authorised to take all such actions and steps and sign all such documents as he or she consider are necessary to implement the resolutions set out herein or incidental to give effect to the resolutions passed, and insofar as such signature or action occurred before the adoption of this resolution, such signature or action is hereby ratified and approved.

____________________________________
VOTED IN FAVOUR OF ADOPTING EACH OF
THE ABOVE RESOLUTIONS FOR AND ON
BEHALF OF ANGLOGOLD ASHANTI LIMITED
Date: _______________________________

Annexure X	– Template MWC board resolution
MARGARET WATER COMPANY NPC
(Registration No. 2007/017805/08)
(the "Company")
_____________________________________________________________________________________
ROUND ROBIN RESOLUTIONS PASSED BY THE DIRECTORS OF THE COMPANY
______________________________________________________________________________________
CONSENT TO WAIVE NOTICE OF THE MEETING
All of the directors of the Company hereby consent to the resolutions being passed in terms of section 74 of the Companies Act No. 71 of 2008 (as amended) and acknowledge having received notice of the matter to be decided in terms of these resolutions and, accordingly, to the extent required, waive the requirement to be given notice of the meeting.
WHEREAS:

1.
AngloGold Ashanti Limited (Registration No. 1944/017354/06) ("AngloGold"), Harmony Gold Mining Company Limited (Registration No. 1950/038232/06) and Coreland Property Investment Company Limited (Registration No. 2006/039120/07) (the "Purchaser") wish to enter into an agreement in terms of which, inter alia, AngloGold agrees to sell and cede to the Purchaser all of its rights, interests and obligations as a corporate member in the Company (the "MWC Members Interest"), on the terms and conditions contained therein (the "Agreement").

2.
Richard Mack ("Mack") and Shawn Philip Snell ("Snell") wish to resign as directors of the Company with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a director of the Company.

3.	Mzikayise Theo Qabaka ("Qabaka") wishes to resign as an alternate director of the Company with effect from the Closing Date (as defined in the Agreement).

4.
The Company wishes to appoint [—], [—] and [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] as directors of the Company with effect from the Closing Date (as defined in the Agreement). In this regard, the board of directors of the Company (the "Board") have received written letters of consent to serve as a director from each of [—], [—] and [—], as well as a written resolution signed by the sole shareholder of the Company electing [—], [—] and [—] for appointment as directors of the Company.

5.	Richard Mack ("Mack") wished to resign as a nominated member of the Company with effect from the Closing Date (as defined in the Agreement).

6.	An execution version of the Agreement has been circulated to the Board together with this round robin resolution and have been considered by the Board.
ACCORDINGLY THEREFORE THE BOARD RESOLVES:

1	RESOLUTION NUMBER 2 – SALE OF THE MWC MEMBERS INTEREST
RESOLVED THAT:

(i)
the sale, cession and transfer by AngloGold of the MWC Members Interest to the Purchaser pursuant to the terms and conditions of the Agreement and the admission of the Purchaser as a corporate member of the Company be and is hereby unconditionally approved;

(ii)	the termination of AngloGold's membership as a corporate member of the Company be and is hereby unconditionally approved; and

(iii)
the Purchaser’s name be duly entered in the Company’s members register as a corporate member of the Company pursuant to the sale, cession and transfer of the MWC Members Interest to it in terms of the Agreement.

2	RESOLUTION NUMBER 3 – RESIGNATION OF MACK AS DIRECTOR OF THE COMPANY
RESOLVED THAT the resignation of Mack as a director of the Company, with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a director of the Company, is noted and accepted.

3	RESOLUTION NUMBER 4 – RESIGNATION OF SNELL AS DIRECTOR OF THE COMPANY
RESOLVED THAT the resignation of Snell as a director of the Company, with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a director of the Company, is noted and accepted.

4	RESOLUTION NUMBER 5 – RESIGNATION OF QABAKA AS ALTERNATE DIRECTOR OF THE COMPANY
RESOLVED THAT the resignation of Qabaka as an alternate director of the Company, with effect from the Closing Date (as defined in the Agreement) is noted and accepted.

5	RESOLUTION NUMBER 6 – APPOINTMENT OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the appointment of [—] as a director of the Company, effective as at the Closing Date (as defined in the Agreement), be and is hereby approved.

6	RESOLUTION NUMBER 7 – APPOINTMENT OF [—] AS DIRECTOR OF THE COMPANY

RESOLVED THAT the appointment of [—] as a director of the Company, effective as at the Closing Date (as defined in the Agreement), be and is hereby approved.

7	RESOLUTION NUMBER 8 – APPOINTMENT OF [—] AS DIRECTOR OF THE COMPANY
RESOLVED THAT the appointment of [—] as a director of the Company, effective as at the Closing Date (as defined in the Agreement), be and is hereby approved.

8	RESOLUTION NUMBER 9 – RESIGNATION OF MACK AS A NOMINATED MEMBER OF THE COMPANY
RESOLVED THAT the resignation of Mack as a nominated of the Company, with effect from the Closing Date (as defined in the Agreement) is noted and accepted.

9	RESOLUTION NUMBER 10 – GENERAL AUTHORISATION AND RATIFICATION
RESOLVED THAT:

(i)
any 1 (one) director of the Company be and is hereby authorised and empowered for and on behalf of the Company to sign and to do all such things and take all such things and take all such actions as may be necessary and/or required to give effect to and implement the resolutions above (including, but not limited to, any letters, addenda, documents, resolutions and company secretarial forms); and

(ii)
to the extent that anything referred to in the resolutions above has been done prior to the date of this resolution then the relevant such action (and the relevant director’s conduct in this regard) is hereby unconditionally and irrevocably ratified and approved.

These resolutions may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same resolution as at the date of signature of the director last signing one of the counterparts.

Director Name: Date:_________________________

Director Name: Date:_________________________

Annexure Y	– Template trustees resolutions
URANIUM ENVIRONMENTAL TRUST
(Master's IT No. 11747/96)
(the "TRUST")
_____________________________________________________________________________________
RESOLUTIONS OF THE TRUSTEES OF THE TRUST
______________________________________________________________________________________
WHEREAS:

1.
[—], [—] and [—] [Drafting Note: Details of the resigning trustees to be inserted.] wish to resign as trustees of the Trust with effect from the later of: (i) the Closing Date (as defined in the agreement entered into between AngloGold Ashanti Limited, Harmony Gold Mining Company Limited and Coreland Property Investment Company Proprietary Limited on or about [—] (the "Agreement")); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a trustee of the Trust.

2.
The Trust wishes to appoint [—], [—] and [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] as trustees of the Trust with effect from the Closing Date (as defined in the Agreement).

ACCORDINGLY THEREFORE THE TRUSTEES RESOLVE AS FOLLOWS:

1.	RESOLUTION NUMBER 1 – RESIGNATION OF [—] AS TRUSTEE OF THE TRUST
RESOLVED THAT the resignation of [—] as a trustee of the Trust, with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a trustee of the Trust, is noted and accepted.

2.	RESOLUTION NUMBER 2 – RESIGNATION OF [—] AS TRUSTEE OF THE TRUST
RESOLVED THAT the resignation of [—] as a trustee of the Trust, with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a trustee of the Trust, is noted and accepted.

3.	RESOLUTION NUMBER 3 – RESIGNATION OF [—] AS TRUSTEE OF THE TRUST
RESOLVED THAT the resignation of [—] as a trustee of the Trust, with effect from the later of: (i) the Closing Date (as defined in the Agreement); and (ii) any one of [—], [—] or [—] [Drafting Note: Details of the Purchaser's appointees to be inserted.] being appointed as a trustee of the Trust, is noted and accepted.

4.	RESOLUTION NUMBER 4 – APPOINTMENT OF [—] AS TRUSTEE OF THE TRUST

RESOLVED THAT the appointment of [—] as a trustee of the Trust, effective as at the Closing Date (as defined in the Agreement), be and is hereby approved.

5.	RESOLUTION NUMBER 5 – APPOINTMENT OF [—] AS TRUSTEE OF THE TRUST
RESOLVED THAT the appointment of [—] as a trustee of the Trust, effective as at the Closing Date (as defined in the Agreement), be and is hereby approved.

6.	RESOLUTION NUMBER 6 – APPOINTMENT OF [—] AS TRUSTEE OF THE TRUST
RESOLVED THAT the appointment of [—] as a trustee of the Trust, effective as at the Closing Date (as defined in the Agreement), be and is hereby approved.

7.	RESOLUTION NUMBER 7 – GENERAL AUTHORISATION AND RATIFICATION
RESOLVED THAT:

(iii)
any 1 (one) trustee of the Trust be and is hereby authorised and empowered for and on behalf of the Trust to sign and to do all such things and take all such things and take all such actions as may be necessary and/or required to give effect to and implement the resolutions above (including, but not limited to, any letters, addenda, documents, resolutions and company secretarial forms); and

(i)
to the extent that anything referred to in the resolutions above has been done prior to the date of this resolution then the relevant such action (and the relevant trustee's conduct in this regard) is hereby unconditionally and irrevocably ratified and approved.

These resolutions may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same resolution as at the date of signature of the director last signing one of the counterparts.

Trustee Name: Date:_________________________

Trustee Name: Date:_________________________

Trustee Name: Date:_________________________

Trustee Name: Date:_________________________

Trustee Name: Date:_________________________

Annexure DD	– Purchase Price Allocation

Description of the Sale Assets	Allocation (with all items scaled (upwards or downwards) proportionally such that 1, 2, 3, 4, 5, 6 and 7 aggregate to an amount equal to the VR Mining Gross Consideration)
1. Deposits and prepayments	[●] (being the face value as at Closing Date)
2. Debtors	[●] (being the face values at Closing Date)
3. Stores and consumables	[●] (being the fair value as at Closing Date)
4. Gold in Process	[●] (being the fair value as at Closing Date)
5. Contracts	R1.00
Thereafter, an amount equal to the VR Mining Gross Consideration less the amounts allocated under 1, 2, 3, 4 and 5 above ("the Net VR Gross Consideration") will be allocated as follows:
6. Mining property:
6.1 Mining Rights	[●] (being an amount equal to 30% of the Net VR Gross Consideration less any amount allocated to 6.4 and 6.6 below)
6.2 Mining Information	R1.00
6.3 Prospecting Information	R1.00
6.4 Immovable Property/ies	[●] (being the fair value as at Closing Date)
6.5 Transferable permits	R1.00
6.6 all other mining property of the same nature as those included in items 6.1 to 6.5 above relating to the Sale Assets which are delivered to the Purchaser	[●] (being the face value as at Closing Date)
scaled (upwards or downwards) proportionally such that 7.1 aggregate to an amount equal to the Net VR Gross Consideration less the amounts allocated under 6 above
7. Capital assets:
7.1 Capital expenditure as contemplated in section 36(11) of the Income Tax Act No. 58 of 1962
[●]
(being the effective value as at Closing date). In the event that the parties need to calculate their Tax following the Closing Date but before the DG Valuation has been received, the parties will determine the effective value to be 70% of the Net VR Gross Consideration. The parties acknowledge that this value will be updated to accord with the decision of the Independent Valuer.